                 Subject to Completion, dated December 2, 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Rule 415 of the Securities Act of 1933. A final prospectus supplement and prospectus will be delivered to purchasers of these securities. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.


PROSPECTUS SUPPLEMENT                                          [GRAPHIC OMITTED]
(To Prospectus dated December 2, 1997)

                               4,000,000 Shares
                  PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                         Shares of Beneficial Interest
                            ---------------------
     Pennsylvania Real Estate Investment Trust (the "Company") is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") which acquires, develops, redevelops and operates retail and multifamily properties. Founded in 1960, the Company is one of the 15 largest publicly held operators of retail properties in the United States.
     On September 30, 1997, the Company acquired The Rubin Organization, Inc., a commercial property development and management firm, and certain related real estate interests. The Company's portfolio includes interests in 17 shopping centers containing an aggregate of approximately 6.0 million square feet and interests in 19 multifamily properties containing 7,236 units. Substantially all of the Company's properties are located in the Eastern United States, with concentrations in the Mid-Atlantic states and in Florida. The Company also provides management, leasing and/or development services for 49 retail properties containing approximately 19.2 million square feet and 11 office buildings containing approximately 4.0 million square feet for affiliated and third-party property owners.
     All of the Company's Shares of Beneficial Interest, par value $1.00 per share (the "Shares"), offered hereby (the "Offering") are being sold by the Company. To assist the Company in complying with certain qualification requirements applicable to REITs, the trust agreement of the Company (the
"Trust Agreement") provides that no person may beneficially own more than 9.9% of the outstanding shares of beneficial interest of the Company, subject to certain specified exceptions. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus. Upon completion of the Offering, management and trustees of the Company will beneficially own approximately 11.8% of the equity in the Company.
     The Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "PEI." On November 28, 1997, the last reported sale price of the Shares on the NYSE was $23 15/16. See "Price Range of Shares and
Distributions."
                            ---------------------
     See "Risk Factors" beginning on page 4 of the accompanying Prospectus for certain factors relevant to an investment in the Shares offered hereby.
                            ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
            EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
              OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================
                    Price to    Underwriting Discounts    Proceeds to
                     Public      and Commissions (1)      Company (2)
--------------------------------------------------------------------------------
Per Share  ......       $                  $                   $
--------------------------------------------------------------------------------
Total(3)   ......   $                  $                   $
================================================================================
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $950,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 600,000 additional Shares on the same terms and conditions as set forth above soley to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions, and Proceeds to Company will be $    , $     and $    ,
    respectively. See "Underwriting."
                             ---------------------
     The Shares offered by this Prospectus Supplement are offered by the several Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Shares will be made at the offices of Lehman Brothers Inc., New York, New York on or about December , 1997.
                            ---------------------
LEHMAN BROTHERS
               LEGG MASON WOOD WALKER
                    INCORPORATED
                              MERRILL LYNCH & CO.
                                        SALOMON SMITH BARNEY
                                                     WHEAT FIRST BUTCHER SINGER
December  , 1997

                              [GRAPHICS OMITTED]






        [The inside front cover and inside back cover contain 11 pictures of the following properties: (i) Northeast Tower Center (outside shot of The Home Depot); (ii) Crest Plaza Shopping Center (outside shot of Weis Markets); (iii) Laurel Mall (aerial shot); (iv) Hillview Shopping Center (outside shot of Target Greatland); (v) Lehigh Valley Mall (two inside shots; before and after presentation); (vi) Hillview Shopping Center (outside night shot); (vii) Cobblestone Apartments (outside shot); (viii) Eagle's Nest Apartments (outside shot); (ix) Hidden Lakes Apartments (outside shot); and (x) Palms of Pembroke Apartments (outside shot).]

        [The inside front cover also includes a map of the Eastern United States setting forth the location of Existing and Development Properties and the headquarters and regional offices of the Company.]










     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES PRIOR TO THE PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE SHARES, THE PURCHASE OF SHARES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE SHARES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE SHARES AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated therein by reference. Unless otherwise indicated, the information in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Company"), conducts substantially all of its operations through PREIT Associates, L.P., a Delaware limited partnership (the "Operating Partnership"). As used herein, unless the context indicates otherwise, the term "Company" includes Pennsylvania Real Estate Investment Trust, the Operating Partnership and their subsidiaries and affiliates, including PREIT-RUBIN, Inc. (formerly The Rubin Organization, Inc.), a commercial property development and management firm in which the Company owns 95% of the economic interests in the form of non-voting common shares (together with its predecessors, "PREIT-RUBIN").


                                  The Company


     The Company is a fully integrated real estate operating company active in acquiring, developing, redeveloping, managing and leasing retail and multifamily properties. Founded in 1960, the Company is one of the 15 largest publicly held operators of retail properties in the United States (in terms of square feet owned and/or managed). On September 30, 1997, the Company acquired The Rubin Organization, Inc., a commercial property development and management firm, and certain related real estate interests.

     The Company owns interests in 17 retail properties (the "Existing Retail Properties") containing an aggregate of approximately 6.0 million square feet, 19 multifamily properties (the "Multifamily Properties") containing an aggregate of 7,236 units, six industrial properties containing an aggregate of approximately 700,000 square feet and three parcels of undeveloped land. In addition, the Company has entered into agreements to acquire interests in two shopping centers containing an aggregate of approximately 824,000 square feet (the "Acquisition Properties"). The Company also owns interests in five shopping centers under development (the "Development Properties"), which are expected to contain an aggregate of approximately 2.2 million square feet upon completion. Two of the Development Properties are currently under construction, and the Company anticipates that the remaining three Development Properties will be completed by the year 2000.


     The Company provides management, leasing and/or development services for 49 retail properties containing approximately 19.2 million square feet and 11 office buildings containing approximately 4.0 million square feet for affiliated and third-party property owners.


     The Company's management team has extensive experience in the commercial real estate industry. The Company's 21 most senior corporate and property-level employees have an average of 23 years of experience in the real estate industry and an average of 15 years of experience with the Company and its predecessors. The Company has approximately 1,150 employees, approximately 1,000 of whom are located on-site at the Company's owned and managed properties. The Company maintains its headquarters in Fort Washington, Pennsylvania, a suburb of Philadelphia, and has regional offices in Chicago, Illinois, Atlanta, Georgia and Boca Raton, Florida.


                              Recent Developments


     Acquisition of The Rubin Organization, Inc. On September 30, 1997, the Company acquired The Rubin Organization, Inc. (renamed "PREIT-RUBIN, Inc.") and interests in certain related retail properties (the "TRO Transaction") as part of the Company's previously announced strategy to acquire management, leasing and development expertise for retail properties, as well as to grow its portfolio of owned properties. Founded in 1946, The Rubin Organization was a Philadelphia-based owner, operator and developer of commercial real estate properties. As part of the TRO Transaction, the Company also acquired interests in four of the Existing Retail Properties containing an aggregate of approximately 2.1 million square feet, and obtained the right to acquire the Acquisition Properties and four of the Development Properties. Of the four Existing Retail Properties acquired, two were purchased from entities affiliated with investor Samuel Zell for a combination of cash, assumption of debt and issuance of units of limited partner interest in the Operating Partnership ("OP Units").

     The following table sets forth certain information regarding the four Existing Retail Properties acquired in the TRO Transaction:


                              Recent Acquisitions

                                                                              Percentage
                               Percentage        Total           Owned        Leased at
Property and Location            Owned        Square Feet     Square Feet      9/30/97
---------------------------   ------------   -------------   -------------   -----------
The Court at Oxford Valley
Langhorne, PA  ............        50%           692,000         457,000         100%

Magnolia Mall
Florence, SC   ............       100%           570,000         570,000          98%

North Dartmouth Mall
North Dartmouth, MA  ......       100%           620,000         620,000          88%

Springfield Park
Springfield, PA(1)   ......        50%           209,000          65,000         N/A
                                               ----------      ----------
   Total ..................                    2,091,000       1,712,000
                                               ==========      ==========

------------
(1) The Company owns an undivided one-half interest in one of three floors in this former department store. The Company acquired this vacant property for purposes of redevelopment.



     The following table sets forth certain information regarding the Acquisition Properties:


                            Acquisition Properties

                             Percentage                                        Percentage
                               To Be           Total            Owned          Leased at
Property and Location         Acquired      Square Feet      Square Feet        9/30/97
-------------------------   ------------   -------------   ----------------   -----------
Hillview Shopping Center
Cherry Hill, NJ    ......        50%          340,000          340,000(1)         100%

Northeast Tower Center(2)
Philadelphia, PA   ......       100%(3)       484,000          353,000(4)          99%
                                             ---------      -----------
   Total  ...............                     824,000          693,000
                                             =========      ===========

------------
(1) Includes 261,000 square feet of retail space situated on land leased to tenants which own their own buildings.
(2) Information includes 121,000 square feet currently under development (Phase
    II). Phase I is 99% leased.
(3) The Company will initially acquire an 89% interest in the partnerships which own this property and the right to acquire the remaining 11% interest not earlier than three years from the initial acquisition date.
(4) Includes 153,000 square feet of retail space situated on land leased to tenants which own their own buildings.

   The following table sets forth certain information regarding the
                              Development Properties:


                            Development Properties




                                                      Planned
                                    Percentage         Total                              Expected
Property and Location               To Be Owned     Square Feet      Status(1)           Completion
--------------------------------   -------------   -------------   --------------   --------------------
Christiana Power Center Phase I
Newark, DE    ..................        50%            295,000      Construction    Second half of 1998

Red Rose Commons
Lancaster, PA    ...............        50%(2)         463,000      Construction    Second half of 1998

Warrington Shopping Center
Warrington, PA   ...............       100%            415,000      Development     Second half of 1999

Blue Route Metroplex
Plymouth Meeting, PA   .........        50%(2)         760,000      Development     First half of 2000

Christiana Power Center Phase II
Newark, DE    ..................        50%            300,000      Development     Second half of 2000

                                                     ----------
   Total   .....................                     2,233,000
                                                     ==========

------------
(1) "Construction" indicates that construction activities, such as site preparation, ground-breaking activities, or exterior construction, have commenced. "Development" indicates that development activities, such as site surveys, preparation of architectural plans, or initiation of land use approvals or rezoning processes, have commenced (but "Construction" has not commenced).
(2) Subject to reduction as described under "The Company -- The TRO Transaction -- The Goldenberg Letter Agreement."



     Formation of Operating Partnership. The Company recently formed the Operating Partnership to hold substantially all of its assets. The Company believes that the operating partnership structure provides it with a competitive advantage in acquiring properties from sellers who desire to defer the tax consequences of a sale. Following the Offering, the Company will own a 94.2% limited partner interest and a 1.0% sole general partner interest in the Operating Partnership. The Company anticipates that all future property acquisitions will be owned, directly or indirectly, by the Operating Partnership.

     Expansion of Credit Facility. On September 30, 1997, the Company replaced its $75.0 million credit facility with a $150.0 million credit facility (the "Credit Facility"). The prior credit facility carried an interest rate equal to the 30-day London Interbank Offered Rate ("LIBOR") plus 1.85%. The Company reduced the interest rate under the new Credit Facility to LIBOR plus 1.70%, which will be further reduced to LIBOR plus 1.40% following the Offering and the application of the net proceeds therefrom (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- The Credit Facility"). Following the Offering, the Company will have approximately $111.7 million available under the Credit Facility to fund additional growth.

     NYSE Listing. On November 14, 1997, the Shares commenced trading on the NYSE. The Company believes that its listing on the NYSE will enhance shareholder value by increasing the liquidity of the Shares and increasing the Shares' appeal to institutional investors.

                        Business and Growth Strategies


Business Strategies

     The Company's primary business objective is to maximize the total return to its shareholders through growth in cash flow and appreciation in the value of its assets. The Company plans to achieve this objective by employing the operating strategies and capitalizing upon the internal and external growth opportunities described below.


Operating Strategies and Organizational Strengths

     Fully Integrated Real Estate Operating Company. The Company is a fully integrated real estate operating company active in acquiring, developing, redeveloping, managing and leasing retail and multifamily properties. The Company believes that the integration of The Rubin Organization's real estate operating skills with its own asset management skills will provide it with the ability to develop, acquire and manage a growing portfolio. In addition to leasing and property management, the Company's personnel also perform a number of staff and administrative functions, including financial services, lease administration, legal services, human resources, management information systems, marketing, purchasing and risk management.

     Development Capabilities. The Company's development group is staffed by eight full-time development professionals who have significant experience in the development of retail, multifamily and other commercial properties. Over The Rubin Organization's 50-year history, it and its predecessors have been responsible for major development projects such as: Christiana Mall in Newark, Delaware; Willow Grove Park Mall in Willow Grove, Pennsylvania; Cumberland Mall in Vineland, New Jersey; Newburgh Mall in Newburgh, New York; and Mellon Bank Center and historic redevelopments such as The Bellevue and One Penn Center at Suburban Station, all in Philadelphia, Pennsylvania.

     Benefits of Size. As one of the 15 largest publicly held operators of retail properties in the United States, the Company believes it has certain strategic and financial advantages over smaller operators. These advantages include: (i) strong relationships with tenants, facilitating the leasing of retail space in its properties; (ii) economies of scale in the operation of its properties; (iii) the enhanced ability to attract and retain qualified employees; and (iv) improved liquidity and access to capital.


Growth Strategies

     The Company seeks to increase cash flow by intensively managing its properties and selectively acquiring, repositioning and developing additional retail and multifamily properties. The Company also intends to continue to pursue strategic acquisitions of other real estate companies and portfolios, such as the TRO Transaction, which complement its existing portfolio and management capabilities.

     Internal Growth Strategies. The Company seeks to increase cash flow at its properties by achieving rent increases while maintaining high occupancy levels and aggressively controlling operating expenses. The Company believes that by applying its management and leasing skills and experience it can enhance the operating performance of the existing portfolio by increasing rents, optimizing the tenant mix of its retail and multifamily properties, maintaining high occupancy rates and internalizing property management and leasing responsibilities for certain of its properties now managed by third parties.

     Acquisition Strategies. The Company's acquisition strategies focus on the purchase of middle market retail properties and multifamily properties which the Company believes will benefit from more proactive management and leasing, selective re-tenanting and strategic capital improvements. The Company also intends to continue to take advantage of its third-party management business to evaluate and selectively acquire properties managed for its third-party clients.

     In addition, the Company will continue to evaluate strategic acquisitions and/or business combinations with other real estate companies and portfolio owners. The Company believes that the real estate industry is in a period of sustained consolidation, and that opportunities will arise to acquire other real estate companies.

     Repositioning and Redevelopment Strategies. The Company's ability to reposition and redevelop retail and multifamily properties is a core element of its business and growth strategies. The Company uses its internal redevelopment expertise and resources to create value in newly acquired properties, frequently in cases in which the prior owner was unable to maximize the property's value due to a lack of managerial or financial resources.

     Development of Power Center Retail Properties. The Company's property development strategy currently focuses on the construction of power centers in its core Mid-Atlantic markets. The Company's development and site selection strategy is tenant-driven: the Company uses its relationships with key power center tenants such as The Home Depot, Target and Kohl's to identify sites desirable to such retailers. After pre-leasing or pre-selling one or more portions of a targeted site to key anchor tenants, the Company is able to aggressively pre-lease the remaining space to other desirable retail tenants.


                                 The Offering



Shares offered   ...........................  4,000,000
Shares to be outstanding after the Offering   12,685,098(1)
Use of proceeds  ...........................  To repay indebtedness, including indebtedness incurred in connection with the Company's
                                              recent acquisition and development activities,
                                              and for general corporate purposes. See "Use of
                                              Proceeds."
NYSE symbol   ..............................  "PEI"

------------
(1) Does not include Shares reserved for issuance upon redemption of 646,286 issued and outstanding OP Units or 933,375 Shares reserved for issuance upon the exercise of options which have been granted by the Company, 314,786 of which are currently exercisable and 618,589 of which become exercisable at various times over the next four years.

                  Summary Financial and Operating Information


     The following table sets forth certain financial and operating information for the Company for each of the five years ended August 31, 1997. Such information should be read in conjunction with the Company's financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and pro forma financial statements contained elsewhere herein. Effective January 1, 1998, the Company's fiscal year will be reported on a calendar year basis. The unaudited pro forma information is presented as if the Offering and the TRO Transaction had been completed on August 31, 1997 for balance sheet purposes and on September 1, 1996 for purposes of the income statement and other data. The unaudited pro forma information is not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of and for the period presented, nor does it purport to represent the Company's future financial position or results of operations.



                                                                  For the Fiscal Years Ended August 31,
                                            ---------------------------------------------------------------------------------
                                                                                      Historical
                                             Pro Forma    -------------------------------------------------------------------
                                              1997(1)        1997          1996          1995          1994          1993
                                            -----------   -----------   -----------   -----------   -----------   -----------
                                                              (amounts in thousands, except per share data)
Income Statement Data:
Revenues:
 Gross revenues from real estate   ......    $ 52,721      $40,231       $38,985       $36,978       $27,640       $21,083
 Interest and other income   ............         488          254           171           176           274           542
                                             --------      -------       -------       -------       -------       -------
   Total revenues   .....................      53,209       40,485        39,156        37,154        27,914        21,625
Expenses:
 Property operating expenses    .........      20,253       16,289        16,102        14,859        11,758         8,959
 Depreciation and amortization  .........       8,816        6,259         5,908         5,286         3,541         2,784
 General and administrative
   expenses   ...........................       3,324        3,324         3,119         3,091         2,528         1,873
 Interest expense   .....................       8,731        9,086         9,831         8,908         4,162         2,222
 Provision for losses on investments ....         500          500            --            --         1,795           320
                                             --------      -------       -------       -------       -------       -------
   Total expenses   .....................      41,624       35,458        34,960        32,144        23,784        16,158
                                             --------      -------       -------       -------       -------       -------
Income before other income and
 expense   ..............................      11,585        5,027         4,196         5,010         4,130         5,467
Equity in income of partnerships and
 joint ventures  ........................       4,757        4,337         6,258         6,381         4,416         4,750
Equity in loss of PREIT-RUBIN   .........         (80)          --            --            --            --            --
Gains on sales of interests in real
 estate .................................       1,069        1,069           865           119        12,362         3,875
Minority interest   .....................      (1,020)        (198)         (275)         (285)         (221)          (92)
                                             --------      -------       -------       -------       -------       -------
Net income ..............................    $ 16,311      $10,235       $11,044       $11,225       $20,687       $14,000
                                             ========      =======       =======       =======       =======       =======
Per Share Results:
Income before gains on sales of
 interests in real estate    ............    $   1.21      $  1.06       $  1.17       $  1.28       $  0.96       $  1.17
Gains on sales of interests in real
 estate .................................         .08         0.12          0.10          0.01          1.43          0.45
                                             --------      -------       -------       -------       -------       -------
Net income ..............................    $   1.29      $  1.18       $  1.27       $  1.29       $  2.39       $  1.62
                                             ========      =======       =======       =======       =======       =======
Weighted average number of shares
 outstanding (2) ........................      12,679        8,679         8,676         8,671         8,664         8,643

                                               For the Fiscal Years Ended
                                                        August 31,
                                              ------------------------------
                                                                Historical
                                              Pro Forma        -------------
                                                  1997(1)          1997
                                              ---------------  -------------
                                                 (amounts in thousands,
                                                  except per share data)
Balance Sheet Data
(at end of period):
Investments in real estate, at cost   ......  $   284,765      $  202,443
Total assets  ..............................      262,636         165,657
Total debt .................................      110,211         117,412
Minority interest   ........................       15,672             540
Shareholders' equity   .....................      129,947          40,899
Other Data:
Cash flows from operating activities  ......             (3)       15,219
Cash flows from investing activities  ......             (3)        7,749
Cash flows from financing activities  ......             (3)      (22,599)
Funds from operations (4) ..................       29,607          19,660
EBITDA (5) .................................       48,719          35,169
Total leasable square footage of
 retail properties (at end of period) ......    5,968,000       4,470,000
Total multifamily units (at end of
period)    .................................        7,236           7,236
Number of properties (at end of
period):
 Retail ....................................           17              15
 Multifamily  ..............................           19              19
Percentage leased (at end of period):
 Retail ....................................           89%             87%
 Multifamily  ..............................           97%             97%

                                                        For the Fiscal Years Ended August 31,
                                              ----------------------------------------------------------
                                                  1996           1995           1994           1993
                                              -------------  -------------  -------------  -------------
                                                    (amounts in thousands, except per share data)
Balance Sheet Data
(at end of period):
Investments in real estate, at cost   ......  $  198,542     $  195,929     $  154,281     $  112,262
Total assets  ..............................     177,725        181,336        142,495        107,854
Total debt .................................     124,148        122,518         80,155         51,929
Minority interest   ........................         542            528            408            331
Shareholders' equity   .....................      46,505         51,771         56,748         51,852
Other Data:
Cash flows from operating activities  ......      15,090         16,672         15,909         13,034
Cash flows from investing activities  ......         933        (40,082)       (18,524)       (38,683)
Cash flows from financing activities  ......     (16,091)        22,356          3,305         25,913
Funds from operations (4) ..................      18,628         18,963         16,417         16,870
EBITDA (5) .................................      34,423         33,936         24,854         27,161
Total leasable square footage of
 retail properties (at end of period) ......   4,806,000      4,866,000      4,798,000      5,527,000
Total multifamily units (at end of
period)    .................................       7,236          7,337          6,815          6,107
Number of properties (at end of
period):
 Retail ....................................          18             18             19             22
 Multifamily  ..............................          19             20             19             17
Percentage leased (at end of period):
 Retail ....................................          90%            92%            90%            90%
 Multifamily  ..............................          95%            96%            95%            97%

------------
(1) See Notes to Management's Assumptions to Unaudited Pro Forma Consolidating Balance Sheet and Consolidating Income Statement contained elsewhere herein.
(2) Weighted average number of Shares outstanding excludes Shares issuable upon conversion of outstanding OP Units and includes the dilutive effect of outstanding options. Income allocable to holders of OP Units is included in minority interest.
(3) Pro forma information relating to cash flows from operating, investing and financing activities has not been included because the Company believes that the information would not be meaningful due to the number of assumptions required in order to calculate such information.

(4) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
    Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.
(5) EBITDA is defined as operating income before interest expense, income taxes, depreciation and amortization. The Company believes EBITDA is useful to investors as an indicator of the Company's ability to service debt and pay cash distributions. EBITDA, as calculated by the Company, may not be comparable to EBITDA reported by other REITs that do not define EBITDA exactly as the Company defines the term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

                                  THE COMPANY


General

     The Company is a fully integrated real estate operating company active in acquiring, developing, redeveloping, managing and leasing retail and multifamily properties. Founded in 1960, the Company is one of the 15 largest publicly held operators of retail properties in the United States (in terms of square feet owned and/or managed). On September 30, 1997, the Company acquired The Rubin Organization, Inc., a commercial property development and management firm, and certain related real estate interests.

     The Company's portfolio includes interests in 17 shopping centers containing an aggregate of approximately 6.0 million square feet and interests in 19 multifamily properties containing an aggregate of 7,236 units. Substantially all of the Company's properties are located in the Eastern United States, with concentrations in the Mid-Atlantic states and in Florida. The Company also provides management, leasing and/or development services for 49 retail properties containing approximately 19.2 million square feet and 11 office buildings containing approximately 4.0 million square feet for affiliated and third-party property owners.

     As used herein, unless the context indicates otherwise, the term "PREIT" means Pennsylvania Real Estate Investment Trust and the term "TRO" means The Rubin Organization, Inc. (now known as PREIT-RUBIN), in each case prior to the date of the TRO Transaction.


Background

     PREIT. PREIT was organized in 1960 as one of the first publicly held real estate investment trusts in the United States. Prior to the TRO Transaction, PREIT had historically maintained a limited management staff and relied upon its joint venture partners to operate its retail properties. Over the past several years, PREIT sought a strategic combination with a real estate operating company in order to improve its growth prospects and increase its appeal to equity investors. To that end, PREIT identified and evaluated several potential transactions, culminating in the TRO Transaction in September 1997.

     TRO. Richard I. Rubin and Co., Inc., the predecessor of The Rubin Organization, Inc., was founded in Philadelphia in 1946 by Richard I. Rubin as a retail leasing firm. During the 30 years after its organization, the firm expanded its business into the development and management of commercial and multifamily properties. In the 1970's, Richard I. Rubin's son, Ronald Rubin, directed the firm toward larger projects, including enclosed malls and office buildings. By the 1980's, Richard I. Rubin and Co., Inc. had become well known for its major development projects in the Delaware Valley, such as Christiana Mall in Newark, Delaware, and the Mellon Bank Center and the historic renovation of the Bellevue Stratford Hotel in Philadelphia, Pennsylvania.

     In 1992, Richard I. Rubin and Co., Inc. combined its business with Strouse Greenberg and Co., Inc., a Philadelphia-based developer and manager of commercial properties, to form TRO. The combination with Strouse Greenberg significantly increased TRO's presence in the commercial property markets and positioned TRO to provide real estate services to a broader range of clients and properties in the retail, office, residential and hotel sectors. TRO's retail property business became the largest and best known segment of the business, with TRO becoming one of the 25 largest retail property managers in the United States (in terms of square feet managed) prior to its acquisition by PREIT.


The TRO Transaction

     On September 30, 1997, PREIT and TRO completed the TRO Transaction, pursuant to which:

   o PREIT capitalized the Operating Partnership by transferring to it substantially all of its assets, or the beneficial interests therein, subject to its liabilities.

   o The Operating Partnership acquired all of the non-voting common shares, constituting 95% of the economic interest in TRO, in exchange for 200,000 Class A OP Units and the obligation to issue up to 800,000 additional Class A OP Units over the next five years, according to a formula based upon the Company's per Share growth in adjusted funds from operations (see " -- Acquisition of TRO and Related Property Interests").

   o The Operating Partnership acquired the interests of certain affiliates of TRO (the "TRO Affiliates") in: The Court at Oxford Valley, Langhorne, Pennsylvania; Magnolia Mall, Florence, South Carolina; North Dartmouth Mall, North Dartmouth, Massachusetts; and Springfield Park, Springfield, Pennsylvania.

   o The Operating Partnership agreed to acquire the interests of certain TRO Affiliates in: Hillview Shopping Center, Cherry Hill, New Jersey; and Northeast Tower Center, Philadelphia, Pennsylvania.

   o The Operating Partnership acquired the development rights of certain TRO Affiliates, subject to related obligations, in: Christiana Power Center Phases I & II, Newark, Delaware; Red Rose Commons, Lancaster, Pennsylvania; and Blue Route Metroplex, Plymouth Meeting, Pennsylvania.

   o The Operating Partnership obtained rights of first refusal with respect to the interests of certain TRO Affiliates in: Christiana Mall, Newark, Delaware; Cumberland Mall, Vineland, New Jersey; and Fairfield Mall, Chicopee, Massachusetts.

   o Ronald Rubin was elected chief executive officer of the Company, Edward
     A. Glickman was elected chief financial officer and executive vice president of the Company, and George F. Rubin continued in his capacity as President of PREIT-RUBIN.

   o Ronald Rubin, George F. Rubin and Rosemarie B. Greco were elected as trustees of the Company to fill vacancies created by the resignations of Robert Freedman, Jack Farber and Robert G. Rogers.


     Acquisition of TRO and Related Property Interests. As part of the TRO Transaction, the Company entered into a contribution agreement (the "TRO Contribution Agreement") pursuant to which it acquired all of the non-voting shares of TRO for 200,000 Class A OP Units and the obligation to issue up to 800,000 additional Class A OP Units (the "Contingent TRO OP Units") over the following five-year period according to a formula based upon the Company's adjusted funds from operations ("Adjusted FFO") per Share during such period. Adjusted FFO is defined as the Company's consolidated net income for any period plus, to the extent deducted in computing such net income: (i) depreciation attributable to real property; (ii) certain amortization expenses; (iii) the expenses of the TRO Transaction; (iv) losses on the sale of real estate; (v) material write-downs on real estate; (vi) material prepayment penalties; and
(vii) rents currently due in excess of rents reported, less: (i) rental revenue reported in excess of amounts currently due; (ii) lease termination fees; and
(iii) gains on the sale of real estate. For the 12-month periods ending August 31, 1996 and August 31, 1997, the Company's Adjusted FFO per Share (without giving effect to the TRO Transaction) was $2.15 and $2.26, respectively.


     The TRO Contribution Agreement establishes "hurdle" and "target" levels set forth below for the Company's Adjusted FFO per Share during specified earn-out periods to determine whether, and to what extent, the Contingent TRO OP Units will be issued:



                                                        Base           Maximum
                                   Adjusted          Contingent      Contingent
                                FFO Per Share       TRO OP Units     TRO OP Units
                              ------------------   --------------   -------------
Earn-Out Period                Hurdle     Target
---------------------------   --------   -------
10-1-97 to 12-31-97  ......   $0.58      $0.65          5,000           32,500
1-1-98 to 12-31-98   ......   $2.40      $2.66         20,000          130,000
1-1-99 to 12-31-99   ......   $2.53      $2.81         57,500          167,500
1-1-00 to 12-31-00   ......   $2.65      $2.94         57,500          167,500
1-1-01 to 12-31-01   ......   $2.83      $3.14         57,500          167,500
1-1-02 to 9-30-02    ......   $2.19      $2.43         52,500          135,000
                                                      --------         --------
   Total ..................                           250,000          800,000
                                                      ========         ========

In general: (i) if the "hurdle" level for any earn-out period is not met, no Contingent TRO OP Units will be issued in such period; (ii) if the "target" level for any earn-out period is met, the maximum number of Contingent TRO OP Units for such period will be issued; and (iii) if Adjusted FFO per Share for any earn-out period is between the "hurdle" and the "target" levels, the Operating Partnership will issue the base Contingent TRO OP Units for such period plus a pro rata number of Contingent TRO OP Units based upon the amount by which Adjusted FFO per Share exceeds the "hurdle" but was less than the "target." To the extent the "target" levels of Adjusted FFO per Share are exceeded, the earn-out also provides the TRO principals with the ability to carry back to prior periods and to carry forward into the next period amounts in excess of the target in the current period, thereby earning additional Contingent TRO OP Units (but never more than the maximum amount).

     The TRO Contribution Agreement provides that in the event of a share split, share dividend or other similar change in the capitalization of the Company, the "hurdle" and "target" levels will be proportionately adjusted. The TRO Contribution Agreement also provides for the creation of a special committee of three independent Trustees to consider, among other matters, whether other equitable adjustments, either upward or downward, should be effected in the "hurdle" and "target" levels to reflect: (i) the incurrence by the Company of non-project specific indebtedness or the raising by the Company of equity capital; (ii) any breach by the Company of its representations or warranties in the TRO Contribution Agreement which may adversely affect Adjusted FFO; and (iii) the effect which any adverse judgment in litigation pending against the Company may have on Adjusted FFO. Due to the effect that the Offering will have on the TRO Class A Unitholders, the Company has been advised that, following the Offering, the TRO Affiliates will request that the special committee make downward adjustments in the "hurdle" and "target" levels. The special committee will review this request but is under no obligation to make modifications to the "hurdle" and "target" levels. If the levels are modified, the Company believes that the modifications will not have a material effect on the Company's funds from operations per Share.

     For provisions of the TRO Transaction relating to the valuation of the Acquisition Properties, see "The Properties -- The Acquisition Properties." For provisions of the TRO Transaction relating to the valuation of the interests in the four Development Properties acquired in the TRO Transaction, see "The Properties -- The Development Properties."

     The Goldenberg Letter Agreement. On September 30, 1997, as part of the TRO Transaction, the Company acquired from TRO its rights and obligations (including those of certain TRO Affiliates) under a letter agreement (the "Goldenberg Letter Agreement") with The Goldenberg Group, a regional developer and manager of retail properties. The Goldenberg Letter Agreement contemplates the development of six power centers, three by The Goldenberg Group and three by the Company. The Goldenberg Letter Agreement provides that the entity developing each respective property will have the right to manage such property, but that each of the six properties will be 50% owned by The Goldenberg Group and 50% owned by the Company. The Company is obligated under the Goldenberg Letter Agreement to provide a $5.0 million revolving capital facility to fund pre-development expenses on The Goldenberg Group's three projects. In addition, the Company must fund all such expenses on the Company's three projects.

     The Court at Oxford Valley, one of the Existing Retail Properties, was developed by The Goldenberg Group under the Goldenberg Letter Agreement, and Hillview Shopping Center, one of the Acquisition Properties, was developed by TRO under the Goldenberg Letter Agreement. The Goldenberg Group's remaining two development properties under the Goldenberg Letter Agreement are Red Rose Commons and Blue Route Metroplex.

     For each of the projects that The Goldenberg Group completes under The Goldenberg Letter Agreement, the Company must offer The Goldenberg Group a 50% equity interest in a project which the Company will develop. If the Company fails to offer The Goldenberg Group such projects meeting certain criteria within 18 months of the closing of a construction loan on each of Red Rose Commons (which occurred on November 28, 1997) and Blue Route Metroplex (which is anticipated to occur in the next 24 months), then the interest of the Company in Red Rose Commons and/or Blue Route Metroplex, as the case may be, will be reduced from 50% to 25%. There can be no assurance that the Company will meet its obligations under The Goldenberg Letter Agreement and, therefore, that the Company's interest in Red Rose Commons and/or Blue Route Metroplex will not be reduced from 50% to 25%.

     Right of First Refusal Properties. As part of the TRO Transaction, the Company obtained rights of first refusal to purchase the interests of certain TRO Affiliates in the three retail properties listed below.


                       Right of First Refusal Properties




                                                         Percentage Interest
                                            Total        Subject to the Right
Property and Location                    Square Feet      of First Refusal
-------------------------------------   -------------   ---------------------
Christiana Mall, Newark, DE .........     1,100,000               (1)
Cumberland Mall, Vineland, NJ  ......       463,000             50%
Fairfield Mall, Chicopee, MA   ......       418,000             50%
                                          ----------
   Total  ...........................     1,981,000
                                          ==========

------------
(1) The interest subject to the right of first refusal is subject to adjustment in connection with the refinancing of the participating mortgage which currently encumbers this property.


Benefits to the Company of the TRO Transaction

     The Company believes that the benefits of the TRO Transaction include:

   o Enhanced Operating Performance of the Existing Retail Properties. The Company intends to apply TRO's experience in managing, leasing and redeveloping retail properties to maximize the internal growth potential of the Existing Retail Properties.

   o Acquisition Opportunities. The Company believes that TRO's extensive relationships and expertise in the real estate industry, as well as its third-party retail property management business, should result in a significant increase in the number of potential acquisitions identified and reviewed by the Company.

   o Development Opportunities. The Company anticipates that TRO's experience and resources in developing retail properties should lead to continued opportunities to develop new properties.

   o Capital Access. By acquiring TRO, the Company has significantly increased its size and management depth, which the Company believes will make it more attractive to equity investors.

Structure of the Company

     The Company conducts substantially all of its activities through the Operating Partnership, of which the Company is the sole general partner. Set forth below is a diagram of the structure of the Company following the completion of the Offering:



         [GRAPHIC OMITTED] [The graphic sets forth the following information:
(i) the Company is a 1% general partner of the Operating Partnership and 100% owner of PREIT Property Trust; (ii) the minority limited partners owns a 4.8% limited partner interest in the Operating Partnership; (iii) PREIT Property Trust owns a 94.1% limited partner interest in the Operating Partnership; (iv) the Operating Partnership owns a 95% non-voting interest in PREIT-RUBIN, Inc.;
(v) an employee stock bonus plan owns a 5% voting interest in PREIT-RUBIN, Inc. and (vi) the Operating Partnership has interests in 45 properties.]


------------
(1) The interests of the Operating Partnership in these properties range from 25% to 100% (see "The Properties").

Competitive Advantages

     The Company believes it enjoys certain competitive advantages in pursuing its business and growth strategies.

     Fully Integrated Organization. The Company is a fully integrated real estate operating company with extensive experience in acquiring, developing, redeveloping, managing and leasing retail and multifamily properties. The Company's 21 most senior corporate and property-level employees have an average of 23 years of experience in the commercial and residential real estate industry. The Company's diverse real estate capabilities allow it to pursue a broad range of growth strategies in its primary markets, and to maintain the flexibility to accommodate tenants' varying space needs through expansion, redevelopment and development activities.

     Focus on Value-Added Acquisition and Repositioning Strategies. The Company's acquisition strategy focuses primarily on the identification of underperforming retail and multifamily properties which the Company believes have the potential for improved cash flow and value appreciation. The Company seeks to achieve such improved performance through a number of means, including:

   o Making strategic capital improvements designed to directly benefit the property's rental rate structure.

   o For retail properties, using the Company's extensive relationships with national and regional tenants to improve the property's occupancy level and the quality of its tenants.

   o Applying the Company's management skills and purchasing power to reduce the property's operating expense ratios through economies of scale and operating efficiencies.

   o Utilizing the Company's sophisticated management information systems to closely monitor the property's operations and leasing status in order to gauge the effectiveness of its turnaround strategies on a real-time basis.


     With respect to its strategy of acquiring underperforming properties, the Company attempts to differentiate between properties whose underperformance is a function of factors which the Company can improve (such as their tenant mix or physical condition) from those whose underperformance is driven by factors beyond the Company's control (such as their location). In its analysis of acquisition candidates, the Company applies its proprietary market research techniques, including the computerized analysis of demographic trends, to assess local market conditions.

     Development Expertise. The Company believes that the depth and experience of its development group is an integral factor in executing its business strategy. The Company applies its development skills to both the development of new assets as well as the repositioning of underperforming properties. During the last 20 years, the development group has completed over $1.0 billion of development and redevelopment projects.

     The Company's property development initiatives currently focus on the construction of power center retail properties in the Company's core Mid-Atlantic markets. The Company currently has interests in seven retail properties containing approximately 3.1 million square feet in various stages of development, including four properties containing approximately 1.6 million square feet under construction. The Development Properties represent built-in growth potential which the Company believes will contribute to funds from operations beginning in 1998.

     Benefits of Size. As one of the 15 largest publicly held operators of retail properties in the United States, the Company believes it has certain strategic and financial advantages over smaller operators. These advantages include: (i) strong relationships with tenants, facilitating the leasing of retail space in its properties; (ii) economies of scale in the operation of its properties; (iii) the enhanced ability to attract and retain qualified employees; and (iv) improved liquidity and access to capital.

   o Strong Tenant Relationships. The Company manages and leases retail properties, including 49 shopping centers located in 19 states, for affiliated and third-party owners. The breadth of the Company's owned and third-party managed portfolio generally provides it with extensive leasing relationships with numerous national and regional tenants.

       As part of its ongoing relationships with such tenants, the Company is often aware of tenant space needs and preferences early in the site selection process, and is able to leverage this knowledge into the rapid leasing of the properties as well as to identify new development opportunities. In addition, by having multiple locations to offer to prospective tenants within a targeted market area, the Company believes it is more likely to attract such tenants to its properties. The Company believes that these relationships lead to enhanced performance at the Company's owned properties, as well as additional tenant-driven acquisition and development opportunities.

   o Economies of Scale. The size of the Company's owned and managed portfolio provides it with economies of scale in the operation and management of properties, directly benefiting the performance of the Company's owned and managed properties. Through the Company's Buying Economies Program (the "BEP"), the Company negotiates national purchasing contracts with key product and service vendors for items such as telephone service, paint, floor coverings, landscaping and supplies. In this manner, the Company capitalizes upon its purchasing power to improve operating margins at its owned and managed properties. The success of the BEP is reflected by the fact that the Company is able to sell participation in the BEP to third parties seeking to share in the benefits of the Company's purchasing power.

       An additional example of economies of scale is the Company's RubinEdge program. Through this program, the Company negotiates bulk discounts on products and services offered by merchants in its local market areas, and passes those discounts along to tenants as a value-added benefit for locating in a property managed by the Company.

   o Ability to Attract and Retain Qualified Employees. As a major owner and operator of retail and multifamily properties within its markets, and as a publicly traded company, the Company believes that its ability to attract and retain key employees is enhanced. Employees are attracted to the Company by its reputation, its extensive presence within its markets and the potential for advancement opportunities in a growing organization. The Company's 21 most senior corporate and property-level employees have an average of 23 years experience in the real estate industry and an average of 15 years with the Company and its predecessors.

   o Improved Liquidity and Access to Capital. As a public company, the Company believes that it has access to a broader and more cost efficient range of capital sources than many private real estate companies and opportunity funds with which the Company competes for acquisitions. Upon completion of the Offering, the Company will have approximately $111.7 million available under its Credit Facility, which the Company intends to use to fund its growth strategies.

     Strategic Information Systems. The Company has developed state-of-the-art management information systems which it utilizes to monitor the performance of its existing properties and to strategically target markets for acquisition and development activities. The Company's information systems are designed to support an on-site management and accounting system at its properties. In addition, the Company's high-speed wide area network links each managed property with the Company's regional offices and headquarters on a real-time basis.

                        BUSINESS AND GROWTH STRATEGIES


Business Strategies

     The Company's primary business objective is to maximize the total return to its shareholders through growth in cash flow and appreciation in the value of its assets. The Company plans to achieve this objective by employing the operating strategies and capitalizing upon the internal and external growth opportunities described below.


Operating Strategies and Organizational Strengths

     Fully Integrated Real Estate Operating Company. The Company is a fully integrated real estate company active in acquiring, developing, redeveloping, managing and leasing retail and multifamily properties. The Company believes that in order to remain competitive in today's real estate market, it must be able both to identify growth opportunities and capitalize upon those opportunities with internal personnel and resources. In its acquisition of The Rubin Organization, the Company gained access to the real estate operating skills and capabilities which it required to take a more proactive stance towards the management of its existing assets, as well as to internally manage properties which it seeks to acquire and develop. In addition to leasing and property management, the Company's personnel also perform a number of staff and administrative functions, including financial services, lease administration, legal services, human resources, management information systems, marketing, purchasing and risk management.

     Development Capabilities. The Company's development group is staffed by eight full-time development professionals who have significant experience in the development of retail, multifamily and other commercial properties. The development group is headed by Leonard B. Shore, Executive Vice President, who has over 42 years of experience in the development of commercial properties. Over The Rubin Organization's 50-year history, it and its predecessors have been responsible for major development projects such as Christiana Mall in Newark, Delaware; Willow Grove Park Mall in Willow Grove, Pennsylvania; Cumberland Mall in Vineland, New Jersey; Newburgh Mall in Newburgh, New York; and Mellon Bank Center, and historic redevelopments such as The Bellevue and One Penn Center at Suburban Station, all in Philadelphia, Pennsylvania.

     Proactive Leasing. The Company has implemented an aggressive leasing strategy based upon its knowledge of its markets and tenant needs. The key to the Company's strategic approach to retail leasing is its "Leasing Game Plan," an annual review held for each managed property in early fall. In the Leasing Game Plan process, the Company's property management and leasing professionals meet to develop leasing strategies and establish performance goals for the properties for the coming year. This process also serves as the basis of the property budgeting process for the coming year.

     The Company's retail leasing and development groups have 13 leasing professionals with offices in Philadelphia and Chicago, headed by Pat A. Berns, Executive Vice President. Ms. Berns has over 18 years of experience in the leasing of retail properties, and the other professionals in the group have an average of eight years of experience. Leasing agents are given responsibility for both specific properties and specific tenants across the entire portfolio. The group is compensated on a team basis depending on the total commission revenue generated by the group. In 1996, the Company executed 156 tenant leases for over 1.4 million square feet in its managed portfolio. Year to date, the Company has executed 240 tenant leases for approximately 2.5 million square feet in its managed portfolio.

     Examples of the Company's major tenant relationships include:

   o In 1996, the Company leased 13 sites to Kohl's, a Wisconsin-based retailer seeking to rapidly expand into the Delaware Valley. These 13 properties were part of a joint venture between the Company and Kimco Realty Corp. to re-lease 26 properties leased or owned by the former Clover value retailing subsidiary of Strawbridge & Clothier.

   o During the last three years, the Company has facilitated the acquisition and/or development of eight Delaware Valley sites on behalf of The Home Depot. In these site acquisitions, the Company acted as developer, owner and/or broker, depending on the situation and the needs of the tenant.

   o The Company recently built the first Target store in the Philadelphia metropolitan area at the newly constructed Hillview Shopping Center. The Company is also currently involved in two other Target development projects in the Delaware Valley.


     Specialty Leasing. In addition to its traditional leasing services, the Company has been an innovator in the development and application of specialty leasing. Specialty leasing consists of utilizing all available space not currently leased to long-term tenants. The Company's Specialty Leasing Group is responsible for the kiosk space within enclosed malls and shopping centers which it manages, as well as the placement of temporary retail tenants into vacant space in enclosed malls and shopping centers. The Company has found that the creative use of specialty leasing can be an important source of incremental revenue in underperforming shopping centers as well as a major enhancement to the shopping atmosphere in an underleased mall. The Specialty Leasing Group is headed by Elaine Berger, who has substantial experience in bringing specialty leasing into traditional retail properties.


     Intensive Property Management. Retail and multifamily property management services are provided by skilled property management professionals who are organized on a regional basis. Retail property management is headed by William
B. Berlin, Vice President, who has over 20 years of experience in the management of retail properties. Reporting to Mr. Berlin are six regional managers, five of whom are responsible for the enclosed malls in particular geographic areas and one of whom is responsible for the shopping centers and smaller properties. Each regional manager is, in turn, responsible for between five and ten shopping centers. All of the Company's managed enclosed malls are managed by an experienced on-site manager; all other retail properties are managed by a centralized group. The Company requires that all of its property managers have earned or be in the process of earning the Certified Shopping Center Manager designation from the International Council of Shopping Centers.


     The Company's multifamily group manages ten of its multifamily communities and provides asset management for the remaining nine. The Company's hands-on management practices emphasize resident services and resident retention. The Company maintains its primary multifamily management office at its headquarters in Fort Washington, Pennsylvania, and a regional management office in Boca Raton, Florida. The Company's multifamily group is headed by Raymond J. Trost, Vice President, who has 20 years of experience in multifamily property management and has earned the Certified Property Manager and Accredited Resident Manager designations from the Institute of Real Estate Management.


     Marketing. The Company's managed enclosed malls are staffed by a group of on-site marketing professionals whose goal is to promote the properties with consumers in their local market areas. Print and media advertising, as well as special events and services, are used to draw shoppers to the properties. All of the Company's regional marketing directors hold the Certified Marketing Director designation from the International Council of Shopping Centers.


     The creation of marketing materials and programs for retail properties is centrally coordinated by the Portfolio Marketing Group (the "PMG"), which is an advertising agency providing promotional and marketing services to the managed properties as well as other third-party clients. The PMG is headed by Cheryl Dougherty, who has over 15 years of experience in shopping center marketing, and is staffed by a team of 12 marketing professionals. The PMG creates and produces media and print work, catalogs and associated collateral materials and allows the Company to capture the profit margin on advertising expenditures.


     Marketing of the Company's multifamily properties is performed by experienced on-site leasing teams under the direction of one of the Company's regional managers. Occupancy in the Company's multifamily portfolio improved from 95% at August 31, 1996 to 97% at August 31, 1997. In order to improve occupancy, the Company offers its Preferred Employer Program, which targets major area employers and provides incentives to their employees, such as reduced application fees and security deposits and flexible lease terms, for locating in the Company's properties. Other marketing tools utilized by the Company include resident referral programs, internet-based advertising services and local apartment rental guides.

Growth Strategies


     The Company seeks to increase cash flow by intensively managing its properties and selectively acquiring, repositioning and developing additional retail and multifamily properties. The Company also intends to continue to pursue strategic acquisitions of other real estate companies and portfolios, such as the TRO Transaction, which complement its existing portfolio and management capabilities.

     Internal Growth Strategies. The Company seeks to increase cash flow at its properties by achieving rent increases while maintaining high occupancy levels and aggressively managing operating expenses. For the four years ended August 31, 1997, the compounded annual growth rate in property-level earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company's multifamily and retail properties was 5.0% and 3.2%, respectively, on a same store basis. Same store performance data is calculated for the 16 multifamily properties and 12 shopping centers owned by the Company throughout the four-year period.

     The Company believes that by applying its management and leasing skills and experience it can enhance the operating performance of the existing portfolio assets in the following ways:

   o Increasing Rents. A key aspect of the Company's strategy is to increase base rents to market levels as leases expire. As of August 31, 1997, the Multifamily Properties had an average rent of $595 per month, compared to Company-quoted rents for new leases of $659 per month at such properties. For enclosed mall leases expiring in 1998 in the Existing Retail Properties, the weighted average annual rent was $13.84 per square foot compared to Company-quoted weighted average rents of $14.18 per square foot. These figures exclude Gateway Shopping Center, which is under contract of sale, and Whitehall Mall, which is being redeveloped to a revised configuration.

   o Optimizing Tenant Mix. The Company seeks to optimize the tenant mix in its retail properties in order to increase their long-term drawing power and tenant sales, thereby contributing to the Company's ability to maintain and increase rental rates. The primary goal of the Company's retail leasing efforts is to obtain the most productive tenants available in a given trade area, and to maintain the flexibility to adapt to changing trends in consumer tastes and retail demand.

   o Maintaining High Occupancy Rates. The Company believes that it has been successful in attracting, expanding and retaining retail and multifamily tenants by emphasizing tenant satisfaction and retention. The Company strives to be responsive to the needs of individual tenants through its on-site professional management and maintenance staff and, with respect to retail properties, by providing tenants with flexible leasing alternatives to accommodate their changing space requirements.

       The Company's success in maintaining and improving occupancy rates is demonstrated, in part, by the Company's consistently high occupancy levels and by the number of existing tenants which have renewed their leases at the Company's properties. As of August 31, 1997, the average occupancy rate for the Company's multifamily and retail portfolio was 97% and 87%, respectively.

   o Internalizing Outside Property Management and Leasing. Following the TRO Transaction, the Company has the added opportunity to enhance property cash flow by bringing in-house the property management and leasing function for certain of its retail properties now managed by third parties. In these instances, the Company believes that it will be able to internalize the profit margin implicit in these management contracts, as well as more effectively lower operating expenses at such properties as a result of the economies of scale discussed above. In the first quarter of 1998, the Company intends to assume the management of four of its Existing Retail Properties, containing 694,000 square feet, which are currently managed by third parties. With respect to these properties, the Company paid third-party property managers approximately $175,000 in management fees during the year ended August 31, 1997.

Acquisition Strategies

     The Company's acquisition strategies focus on the purchase of middle market retail properties and multifamily properties which the Company believes will benefit from more proactive management and leasing, selective re-tenanting and strategic capital improvements. The Company also intends to continue to take advantage of its third-party management business to evaluate and selectively acquire properties managed for its third-party clients.

     The Company intends to execute its strategy in the following ways:

   o Acquisition of Middle Market Shopping Centers. The Company's strategy includes the acquisition of well-located enclosed shopping malls in middle income markets (trade areas in which average annual household income generally falls between $30,000 and $50,000). In some cases, these centers may be older properties which remain competitive from a functional and location standpoint, but which typically have lower rental rates than the newest properties in their markets and which may require capital improvements and re-tenanting.

       The Company intends to target primary trade areas with populations in excess of 150,000 in which 20% or more of the population is under the age of 19. The Company seeks to identify markets which exhibit strong potential demand for branded or "fashion" products, but which have few existing retail properties geared toward satisfying such demand. In this manner, the Company uses unsatisfied demand for branded products to drive the re-tenanting and repositioning of its acquired shopping centers, adding a fashion-oriented anchor tenant and/or upgrading the in-line tenant mix.

       The Company believes that competition to acquire middle market shopping centers in its targeted markets is significantly more limited than that for larger, "trophy" shopping centers. As a result, the Company believes it can acquire shopping centers which meet its investment criteria at attractive capitalization rates and at a discount to replacement cost.

       For example, the Company recently acquired Magnolia Mall in Florence, South Carolina from an affiliate of Equity Properties and Development Limited Partnership ("EPDLP"). The property is located at the intersection of Interstates 95 and 20 and is the only regional mall within a 70-mile radius. The county in which the mall is located contains 276,000 people, 125,000 of whom are located within 15 miles of the property. The Company's strategy for Magnolia Mall is to take advantage of what it believes is unsatisfied demand for branded products in the trade area by upgrading merchant quality and replacing underperforming retailers with tenants such as Gap and GapKids (scheduled to open February 1998). Further, an opportunity exists to add an additional fashion-oriented anchor tenant to the property. Magnolia Mall was purchased for a gross purchase price (including transaction costs) of $46.4 million, which represents an initial capitalization rate of approximately 9.6% (calculated by dividing EBITDA for the nine months ended September 30, 1997, annualized, by the gross purchase price).

   o Acquisition of Third-Party Managed Properties. The Company believes that the opportunity exists to continue to acquire certain properties which it currently manages on behalf of various third parties, including the three malls for which it holds a right of first refusal from TRO Affiliates. As the property manager and leasing agent for such properties, the Company is in an advantageous position to evaluate the investment merits of such properties. Moreover, the Company believes it will be in a position to acquire managed properties in negotiated transactions, as opposed to bidding processes.

   o Corporate and Portfolio Acquisitions. The Company's growth strategy will continue to include the evaluation of strategic acquisitions and/or business combinations with other real estate companies and portfolio owners. The Company believes that the real estate industry is in a period of sustained consolidation, and that opportunities will arise to acquire other real estate companies. In this regard, the Company intends to seek acquisition candidates with portfolios which complement the Company's owned portfolio and where the Company's management skills and those of the target may be combined and then applied to enhance property values. The Company believes that the TRO Transaction and TRO's prior acquisitions of Strouse Greenberg & Co., Inc. and the management business of EPDLP demonstrate the Company's ability to successfully identify, close and integrate strategic corporate and portfolio transactions.

   o Acquisition of "Class B" Multifamily Properties. During the period 1992-1994, the Company's acquisition strategy focused on the purchase of "Class B" multifamily properties in the Mid-Atlantic region and in Florida. The Company's market research revealed the following conditions existed at the time: (i) a number of markets were experiencing above average population and job growth as the economy was emerging from the recession of the early 1990's; (ii) new supply of multifamily properties was minimal during the recession; (iii) multifamily properties were available for purchase at significant discounts to their replacement cost; and (iv) many "Class B" multifamily properties were suffering from deferred maintenance due to their owners' inability to raise additional capital.

       As a result, the Company embarked on an acquisition program focused on "Class B" apartment properties which could be purchased at discounts to replacement cost and which could be upgraded through strategic capital expenditures aimed at increasing occupancy levels and rental rates. During the period 1992-1994, the Company acquired eight properties containing 3,544 units (1,834 wholly owned units and 1,710 units through joint ventures). The initial total investment of the Company and its joint venture partners in these properties was $130.7 million, or $36,871 per unit, including strategic capital improvements made following the initial investments. The average ratio of EBITDA to the Company's total purchase price (including initial capital expenditures) for these properties for the first full year following their purchase was approximately 10.0%. The Company regularly reviews multifamily acquisition opportunities and intends to pursue such acquisitions as market conditions warrant.

   o Operating Partnership Unit Acquisitions. The Company recently formed the Operating Partnership. As an umbrella partnership REIT, or "UPREIT," the Company will have the ability to acquire properties for OP Units and thereby may provide sellers with deferral of income taxes that would otherwise be payable in a cash sale. The Company believes that its ability to offer tax-efficient transactions to property sellers should significantly expand the universe of potential acquisitions available to the Company, and provides it with a competitive advantage over other potential acquirers who are unable to offer tax-efficient consideration. An example of the Company's successful use of OP Units for acquisitions includes the Company's purchase of Magnolia Mall from an affiliate of EPDLP for consideration which included OP Units.

Repositioning and Redevelopment Strategies

     The Company's ability to reposition and redevelop retail and multifamily properties is a core element of its business and growth strategies. The Company uses its internal redevelopment experience and resources to create value in newly acquired properties, frequently in cases in which the prior owner was unable to maximize the property's value due to a lack of managerial or financial resources.

     Given its expertise, the Company has the ability to conduct a broad range of redevelopment activities designed to significantly improve the property's operating performance. The Company has redeveloped a number of properties for its own account and for third-party clients, including: Beaver Valley Mall, in Monaca, Pennsylvania; Hudson Mall, in Jersey City, New Jersey; Wayne Towne Center, in Wayne, New Jersey; Cumberland Mall, in Vineland, New Jersey; and most recently Richland Mall, in Quakertown, Pennsylvania.

Development of Power Center Retail Properties

     The Company's property development strategy currently focuses on the construction of retail power centers in its core Mid-Atlantic markets. Power centers are typically open-air centers with at least 250,000 square feet, and usually include at least three "category killer" and/or value-oriented retail anchor tenants. Such anchor tenants typically occupy between 60% and 80% of the total square footage in a power center. The tenant mix in a power center is designed to draw consumers from up to a 15-mile radius, creating a shopping destination. The majority of the Company's power center tenants are national and regional retailers with at least 15,000 to 150,000 square feet offering a variety of products.

     The Company's development and site selection strategy is tenant-driven, as the Company uses its relationships with key power center tenants such as The Home Depot, Target and Kohl's to identify sites desirable to such retailers. After pre-leasing or pre-selling one or more portions of a targeted site to key anchor tenants, the Company is able to aggressively pre-lease the remaining space to other desirable retail tenants.

     The Company has significant experience in the adaptive redevelopment of existing facilities in infill locations. Recently, the Company's development group has completed a number of power center projects on sites which were previously underutilized industrial/office locations, including:

   o Delaware Avenue, Philadelphia, Pennsylvania: a 290,000 square foot center containing The Home Depot, Wal-Mart and McDonalds located on the Philadelphia waterfront.

   o Northeast Tower Center, Philadelphia, Pennsylvania: a 484,000 square foot center including The Home Depot, Staples The Office Superstore, PETsMART and The Pep Boys - Manny, Moe & Jack.

     o Hillview Center, Cherry Hill, New Jersey: a 340,000 square foot center including Target and Kohl's.

For a table summarizing certain developments currently in process, see "The Properties - The Development Properties."


Third-Party Business

     The Company provides management, leasing and/or development services for 49 retail properties (containing approximately 19.2 million square feet) for affiliated and third-party property owners. The Company's third-party clients include institutions such as Aetna Life Insurance Company, The Mutual Life Insurance Company of New York, and an affiliate of ERE Yarmouth.

     The Company's largest third-party contract is the strategic alliance formed with EPDLP to manage, lease and redevelop 18 retail properties. Each of the management agreements is for a term of ten years and is cancelable only upon a sale of the property. The Company has acquired two properties from affiliates of EPDLP, Magnolia Mall and North Dartmouth Mall, and believes that there may be additional opportunities to acquire assets from this portfolio.

     PREIT-RUBIN's management agreements typically provide for a one-year term, cancelable upon 30 days' notice, with a fee equal to 3.0% to 5.0% of the shopping center's gross revenues. Leasing fees are paid either as-collected or on a one-time basis. Development services are provided to third-party clients on an hourly basis or a negotiated lump sum basis for the project. See "Risk Factors -- Risks of Third-Party Management Business" in the accompanying Prospectus.

     PREIT-RUBIN provides real estate development, management, leasing and other services to 28 properties in which Ronald Rubin (the Company's Chief Executive Officer) and/or other TRO Affiliates own interests. These 28 properties consist of: two hotel and mixed use properties; eight office buildings; ten retail properties (eight with two or less tenants) which contain less than 200,000 square feet in the aggregate; the three retail properties for which the TRO Affiliates have granted the Company rights of first refusal (see "The Company -- Right of First Refusal Properties"); the two retail properties which the Company will acquire pursuant to existing agreements (see "The Properties -- Acquisition Properties"); and three parcels of land. The interests of Mr. Rubin and/or the TRO Affiliates in these 28 properties range between 11% and 81%, and Mr. Rubin and/or the TRO Affiliates generally exercise the right to select service providers for all of these properties.

     The Company determined not to purchase these properties as part of the TRO Transaction, with the exception of the right of first refusal properties and the Acquisition Properties, because of its belief that they are not consistent with the Company's investment strategy. All services provided to these 28 properties are set forth in written agreements which the Company believes are no less favorable to the Company than agreements between the Company and unaffiliated third parties with respect to similar services. Pursuant to Mr. Rubin's employment agreement, Mr. Rubin is required to devote his full working time, energy, skill and best efforts to the performance of his duties to the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after deducting underwriting discounts and commissions and the estimated expenses of the Offering, are estimated to be approximately $89.0 million ($103.4 million if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds of the Offering as follows: (i) approximately $8.8 million for the prepayment of a mortgage loan secured by Cobblestone Apartments in Pompano Beach, Florida (the "Cobblestone Mortgage"); and (ii) approximately $80.2 million for the repayment of amounts outstanding under the Credit Facility. Approximately $64.2 million of the indebtedness under the Credit Facility was incurred to finance various components of the TRO Transaction, including the Company's acquisition of three properties in connection with the TRO Transaction (Magnolia Mall, North Dartmouth Mall and Springfield Park), as well as to fund certain development expenses incurred in connection with the Development Properties. The Company expects to use any remaining net proceeds to fund the construction of the Christiana Power Center, Phase I, and for general corporate purposes. Pending the application of net proceeds from the Offering, the Company will invest such net proceeds in interest-bearing accounts and short-term interest-bearing securities in accordance with the requirements for qualification as a REIT for federal income tax purposes.

     The Cobblestone Mortgage bears interest at 8.25% and is scheduled to mature by its terms on December 1, 2002. The Credit Facility currently bears interest at LIBOR plus 1.70% and matures on September 30, 1999.

                    PRICE RANGE OF SHARES AND DISTRIBUTIONS

     The Shares were traded on the American Stock Exchange ("ASE") under the symbol "PEI" prior to November 14, 1997. On November 14, 1997, the Shares commenced trading on the NYSE. The following table sets forth, for the calendar quarters indicated, the high and low closing prices of the Shares on the ASE and NYSE, as applicable, and the distributions declared by the Company per Share for such calendar quarter.



                                                                                      Distributions
                                                       High              Low            Per Share
                                                       ----              ---            ---------
1995
----
First Quarter   .................................   $21 1/4           $ 18 1/2           $0.47
Second Quarter  .................................    23 5/8             19 7/8            0.47
Third Quarter   .................................    21 3/4             20 1/8            0.47
Fourth Quarter  .................................    21 7/8             19 1/4            0.47
1996
----
First Quarter   .................................    21 3/4             21 1/4            0.47
Second Quarter  .................................    21 5/8             19                0.47
Third Quarter   .................................    21 5/8             18 3/4            0.47
Fourth Quarter  .................................    25                 21                0.47
1997
----
First Quarter   .................................    25                 20 3/4            0.47
Second Quarter  .................................    23 3/8             20 7/8            0.47
Third Quarter   .................................    27 1/4             22 1/2            0.47
Fourth Quarter (through November 28)       ......    25 9/16            23 5/8            0.47

     On November 28, 1997, the last reported sale price on the NYSE was $23 15/16. As of November 14, 1997, the Shares were held by approximately 1,400 holders of record.

     On October 9, 1997, the Company declared a cash distribution of $0.47 per Share payable on December 15, 1997, to holders of record as of the close of business on November 28, 1997. Purchasers of Shares in the Offering will not be entitled to receive this distribution on Shares purchased in the Offering. Although the Company currently anticipates that cash distributions will continue to be paid in the future (in March, June, September and December), the payment of future distributions by the Company will be at the discretion of the Board of Trustees and will depend on numerous factors, including the Company's cash flow, its financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and such other factors as the Board of Trustees deems relevant.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company: (i) on an historical basis as of August 31, 1997; (ii) on a pro forma basis assuming, as of such date, the completion of the TRO Transaction; and (iii) on a pro forma basis as adjusted for the Offering and the application of the net proceeds as described under "Use of Proceeds." The information set forth in the following table should be read in conjunction with the Company's consolidated financial statements included herein.




                                                                 August 31, 1997
                                                  ---------------------------------------------
                                                                                    Pro Forma
                                                   Historical       Pro Forma       as Adjusted
                                                  ------------   ---------------   ------------
                                                                  (in thousands)
Mortgage loans payable    .....................    $  83,528       $ 108,728        $  99,881
Credit Facility  ..............................       33,884          90,531           10,330
                                                   ---------       ---------        ---------
   Total debt    ..............................      117,412         199,259          110,211
Minority interest   ...........................          540          15,672           15,672
Shareholders equity:
 Preferred Shares of Beneficial Interest,
   $1.00 par value; 25,000,000 authorized;
   none issued and outstanding  ...............           --              --               --
 Shares of Beneficial Interest,
   $1.00 par value, 100,000,000
   authorized; 8,685,098 issued and
   outstanding (8,685,098 pro forma
   and 12,685,098 pro forma,
   as adjusted) (1)    ........................        8,685           8,685           12,685
 Additional paid in capital  ..................       53,599          53,599          138,647
 Distributions in excess of net income   ......      (21,385)        (21,385)         (21,385)
                                                   ---------       ---------        ---------
 Total shareholders' equity  ..................       40,899          40,899          129,947
                                                   ---------       ---------        ---------
     Total capitalization    ..................    $ 158,851       $ 255,830        $ 255,830
                                                   =========       =========        =========

------------
(1) Does not include Shares reserved for issuance upon redemption of 646,286 issued and outstanding OP Units or 933,375 Shares reserved for issuance upon the exercise of options which have been granted by the Company, 314,786 of which are currently exercisable and 618,589 of which become exercisable at various times over the next four years.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth certain financial and operating information for the Company for each of the five years ended August 31, 1997. Such information should be read in conjunction with the Company's financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and pro forma financial statements contained elsewhere herein. Effective January 1, 1998, the Company's fiscal year will be reported on a calendar year basis. The unaudited pro forma information is presented as if the Offering and the TRO Transaction had been completed on August 31, 1997 for balance sheet purposes and on September 1, 1996 for purposes of the income statement and other data. The unaudited pro forma information is not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of and for the period presented, nor does it purport to represent the Company's future financial position or results of operations.



                                                                 For the Fiscal Years Ended August 31,
                                           ---------------------------------------------------------------------------------
                                                                                     Historical
                                            Pro Forma    -------------------------------------------------------------------
                                             1997(1)        1997          1996          1995          1994          1993
                                           -----------   -----------   -----------   -----------   -----------   -----------
                                                             (amounts in thousands, except per share data)
Income Statement Data:
Revenues:
 Gross revenues from real estate  ......    $ 52,721      $40,231       $38,985       $36,978       $27,640       $21,083
 Interest and other income  ............         488          254           171           176           274           542
                                            --------      -------       -------       -------       -------       -------
   Total revenues. .....................      53,209       40,485        39,156        37,154        27,914        21,625
Expenses:
 Property operating expenses   .........      20,253       16,289        16,102        14,859        11,758         8,959
 Depreciation and amortization    ......       8,816        6,259         5,908         5,286         3,541         2,784
 General and administrative
   expenses.    ........................       3,324        3,324         3,119         3,091         2,528         1,873
 Interest expense.    ..................       8,731        9,086         9,831         8,908         4,162         2,222
 Provision for losses on investments             500          500            --            --         1,795           320
                                            --------      -------       -------       -------       -------       -------
   Total expense   .....................      41,624       35,458        34,960        32,144        23,784        16,158
                                            --------      -------       -------       -------       -------       -------
Income before other income and
 expense  ..............................      11,585        5,027         4,196         5,010         4,130         5,467
Equity in income of partnerships and
 joint ventures.   .....................       4,757        4,337         6,258         6,381         4,416         4,750
Equity in loss of PREIT-RUBIN  .........         (80)          --            --            --            --            --
Gains on sales of interests in real
 estate   ..............................       1,069        1,069           865           119        12,362         3,875
Minority interest  .....................      (1,020)        (198)         (275)         (285)         (221)          (92)
                                            --------      -------       -------       -------       -------       -------
Net income   ...........................    $ 16,311      $10,235       $11,044       $11,225       $20,687       $14,000
                                            ========      =======       =======       =======       =======       =======
Per Share Results:
Income before gains on sales of
 interests in real estate   ............    $   1.21      $  1.06       $  1.17       $  1.28       $  0.96       $  1.17
Gains on sales of interests in real
 estate   ..............................         .08         0.12          0.10          0.01          1.43          0.45
                                            --------      -------       -------       -------       -------       -------
Net income   ...........................    $   1.29      $  1.18       $  1.27       $  1.29       $  2.39       $  1.62
                                            ========      =======       =======       =======       =======       =======
Weighted average number of shares
 outstanding (2)   .....................      12,679        8,679         8,676         8,671         8,664         8,643

                                              For the Fiscal Years Ended
                                                       August 31,
                                             ------------------------------
                                                               Historical
                                                Pro Forma     -------------
                                                 1997(1)          1997
                                             ---------------  -------------
                                                (amounts in thousands,
                                                 except per share and
                                                     property data)
Balance Sheet Data
 (at end of period):
Investments in real estate, at cost  ......  $   284,765      $  202,443
Total assets.   ...........................      262,636         165,657
Total debt   ..............................      110,211         117,412
Minority interest  ........................       15,672             540
Shareholders' equity  .....................      129,947          40,899
Other Data:
Cash flows from operating activities.......             (3)       15,219
Cash flows from investing activities.......             (3)        7,749
Cash flows from financing activities.......             (3)      (22,599)
Funds from operations (4)   ...............       29,607          19,660
EBITDA (5).  ..............................       48,719          35,169
Total leasable square footage of
 retail properties (at end of period)......    5,968,000       4,470,000
Total multifamily units (at end of
 period)  .................................        7,236           7,236
Number of properties (at end of
 period):
 Retail   .................................           17              15
 Multifamily    ...........................           19              19
Percentage leased (at end of period):
 Retail   .................................           89%             87%
 Multifamily ..............................           97%             97%

                          RESTUBBED FROM TABLE ABOVE

                                                       For the Fiscal Years Ended August 31,
                                             ----------------------------------------------------------
                                                 1996           1995           1994           1993
                                             -------------  -------------  -------------  -------------
                                             (amounts in thousands, except per share and property data)
Balance Sheet Data
 (at end of period):
Investments in real estate, at cost  ......  $  198,542     $  195,929     $  154,281     $  112,262
Total assets.   ...........................     177,725        181,336        142,495        107,854
Total debt   ..............................     124,148        122,518         80,155         51,929
Minority interest  ........................         542            528            408            331
Shareholders' equity  .....................      46,505         51,771         56,748         51,852
Other Data:
Cash flows from operating activities.......      15,090         16,672         15,909         13,034
Cash flows from investing activities.......         933        (40,082)       (18,524)       (38,683)
Cash flows from financing activities.......     (16,091)        22,356          3,305         25,913
Funds from operations (4)   ...............      18,628         18,963         16,417         16,870
EBITDA (5).  ..............................      34,423         33,936         24,854         27,161
Total leasable square footage of
 retail properties (at end of period)......   4,806,000      4,866,000      4,798,000      5,527,000
Total multifamily units (at end of
 period)  .................................       7,236          7,337          6,815          6,107
Number of properties (at end of
 period):
 Retail   .................................          18             18             19             22
 Multifamily    ...........................          19             20             19             17
Percentage leased (at end of period):
 Retail   .................................          90%            92%            90%            90%
 Multifamily ..............................          95%            96%            95%            97%

------------
(1) See Notes to Management's Assumptions to Unaudited Pro Forma Consolidating Balance Sheet and Consolidated Income Statement contained elsewhere herein.
(2) Weighted average number of Shares outstanding excludes Shares issuable upon conversion of outstanding OP Units and includes the dilutive effect of outstanding options. Income allocable to holders of OP Units is included in minority interest.
(3) Pro forma information relating to cash flows from operating, investing and financing activities has not been included because the Company believes that the information would not be meaningful due to the number of assumptions required in order to calculate such information.
(4) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.
(5) EBITDA is defined as operating income before interest expense, income taxes, depreciation and amortization. The Company believes EBITDA is useful to investors as an indicator of the Company's ability to service debt and pay cash distributions. EBITDA, as calculated by the Company, may not be comparable to EBITDA reported by other REITs that do not define EBITDA exactly as the Company defines the term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto contained elsewhere herein.


Overview

     The following discussion is based on the consolidated financial statements of the Company and compares the results of operations of the Company for the fiscal year ended August 31, 1997 with the results of operations of the Company for the fiscal year ended August 31, 1996, and the results of operations of the Company for the fiscal year ended August 31, 1996 with the results of operations of the Company for the fiscal year ended December 31, 1995. The discussion set forth in "Results of Operations" below does not include the effects of the TRO Transaction, which occurred on September 30, 1997.


Results of Operations

Fiscal 1997 Compared With Fiscal 1996

     Gross revenues from real estate for the fiscal year ended August 31, 1997 increased by 3% to $40.2 million from $39.0 million in the prior year. The 1997 period included $0.4 million of revenues attributable to Forestville Plaza in which the Company acquired its partners' remaining 25% interest in the prior fiscal year. The 1996 period included $0.5 million of revenues attributable to Chateau Apartments which the Company sold in June 1996. Revenues from properties owned during both periods increased by $1.0 million primarily as a result of increases in apartment revenues.

     Operating expenses for the fiscal year ended August 31, 1997 increased 1% to $16.3 million from $16.1 million in the prior year. The 1997 period included $0.2 million of expenses attributable to Forestville Plaza in which the Company acquired its partners' remaining 25% interest in the prior fiscal year. The 1996 period included $0.3 million of expenses attributable to Chateau Apartments which the Company sold. Operating expenses from properties owned during both periods increased by $0.3 million.

     Depreciation and amortization for the fiscal year ended August 31, 1997 increased by 7% to $6.3 million from $5.9 million in 1996, primarily as a result of ongoing capital expenditures in apartments.

     General and administrative expenses increased by 6% to $3.3 million from $3.1 million in 1996, primarily as a result of costs associated with litigation with a partner.

     Mortgage and bank loan interest expense decreased by 8% to $9.1 million from $9.8 million in 1996, primarily as a result of decreased borrowing against the Company's credit facility.

     In fiscal year 1996, a partnership in which the Company has a 50% interest signed an option to sell a parcel of land at a stipulated price, subject to the buyer's obtaining certain zoning variance approvals. In fiscal year 1997, the option expired. As a result, management revised its estimate of the property's selling price and recorded a $0.5 million provision for investment losses to reduce the property held for sale to its estimated net realizable value.

     Equity in income of partnerships and joint ventures decreased in the fiscal year ended August 31, 1997, by 32% to $4.3 million from $6.3 million in 1996, primarily as a result of an increase in mortgage interest expense of $2.9 million ($1.8 million of which was the Company's proportional share). The increase in partnership mortgage interest expense is attributable to prepayment fees of $1.9 million ($1.1 million of which was the Company's proportional share) in connection with refinancings, as well as additional interest expense associated with the refinancings, of Regency Apartments, Lehigh Valley Mall and Cambridge Hall Apartments in 1997. In addition, equity in income from properties owned during both periods exclusive of the increase in mortgage interest mentioned above increased by $0.5 million.

     Net income for the fiscal year ended August 31, 1997 before gains on sales of interests in real estate decreased 10% to $9.2 million from $10.2 million for the comparable period in 1996. In fiscal year 1997, net gains on the sales of interests in real estate were $1.1 million, as compared to $0.9 million in 1996. The net gains on sales of interests in real estate of $1.1 million in 1997 consisted of gains on the sale of the Company's joint venture interest in shopping centers in Lancaster, Beaver Falls and Waynesburg, PA of $1.5 million, offset by a loss on the sale of a shopping Center in Margate, FL of $0.4 million. The gains in 1996 totaling $0.9 million were derived from the sale of land in Bucks County, PA and the sale of the Chateau Apartments in Midland, TX. In 1997, net income was reduced by an accounting provision of $0.5 million for losses on land held for sale in the Company's investment portfolio and prepayment fees of $1.9 million paid in connection with refinancing of two partnership properties, the Company's share of which was $1.1 million.


Fiscal 1996 Compared With Fiscal 1995


     Gross revenues from real estate for the fiscal year ended August 31, 1996 increased by 5% to $39.0 million from $37.0 million in 1995. The increase is due primarily to an increase in revenues of $1.2 million from the Boca Palms Apartments, which was acquired in November 1994 and $0.4 million from Forestville Plaza which became wholly owned during the year. Exclusive of Boca Palms Apartments and Forestville Plaza, revenues from properties owned during both periods increased 2% to $33.7 in 1996 from $33.1 million in 1995.


     Operating expenses in the fiscal year ended August 31, 1996 increased by 8% to $16.1 million from $14.9 million in 1995. The increase is due primarily to $0.4 million of increased expenses from the Boca Palms Apartments, approximately $0.2 million of additional operating expenses as a result of the harsh winter weather in the Mid-Atlantic region and $0.1 million attributable to the increased ownership of Forestville Plaza.


     Depreciation and amortization increased by 13% to $5.9 million from $5.2 million in 1995, primarily as a result of the acquisition of Boca Palms, the remaining interest in Forestville Plaza, and ongoing capital expenditures. Interest expense increased by 11% to $9.9 million from $8.9 million in 1995 as a result of increased borrowings to finance the Boca Palms acquisition and for general corporate purposes.


     For fiscal year ended August 31, 1996, $0.7 million was charged against the allowance for investment losses, $0.3 million for carrying costs for land held for sale, and $0.4 million of development expenses incurred at Crest Plaza, Allentown, Pennsylvania, for a potential expansion of the shopping center, including a Caldor store. The lease with Caldor was canceled and the cost was written off following a bankruptcy declaration by Caldor.


     Equity in income of partnerships and joint ventures decreased by 2% to $6.3 million from $6.4 million in 1995, primarily as a result of a non-recurring lease termination fee received from a shopping center tenant in the amount of $0.2 million for fiscal year 1995. The Company's share of partnership and joint venture income in 1996 was also reduced by approximately $0.1 million as compared to the prior year due to higher operating expenses resulting from the harsh winter weather discussed earlier.


     Net income for the fiscal year ended August 31, 1996, before gains on sales of interests in real estate, decreased by 8% to $10.2 million from $11.1 million for the comparable period in 1995. In the 1996 period, the gains on the sales of interests in real estate were $0.9 million as compared to the 1995 period which included a gain on sale of interest in real estate of $0.1 million. Net income was reduced by an increase in operating expenses of $0.3 million primarily due to winter conditions in the Mid-Atlantic region and the receipt in the prior year of $0.2 million as a non-recurring termination fee from a shopping center tenant.


Liquidity and Capital Resources


     The Company expects to meet its short-term liquidity requirements generally through its available working capital and net cash provided by operations. The Company believes that the net cash provided by operations will be sufficient to allow the Company to make any distributions necessary to enable the Company to continue to qualify as a REIT under the Code. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the foreseeable future, including capital expenditures, tenant improvements and leasing commissions.

     The Company expects to meet certain long-term liquidity requirements such as property acquisitions, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional equity securities. The Company also expects to use funds available under its $150.0 million Credit Facility to fund acquisitions, development activities and capital improvements on an interim basis.

     In addition to amounts due under the Credit Facility and under the Term Loan (as hereinafter defined), during the next three years mortgage loans secured by properties owned by three partnerships in which the Company has an interest mature by their terms. Balloon payments on these loans total $17.0 million, of which the Company's proportionate share is $8.5 million.


   The Credit Facility

     Coincident with the closing of the TRO Transaction, the Operating Partnership entered into the Credit Facility with a group of banks led by CoreStates Bank, N.A. The obligations of the Operating Partnership under the Credit Facility have been guaranteed by the Company.

     The Credit Facility is for an initial term of two years and bears interest, at the borrower's election, at: (i) the higher of CoreStates' prime rate, or the Federal Funds lending rate, plus 0.5%, in each case as in effect from time to time; or (ii) 30-day LIBOR plus margins ranging from 1.1% to 1.7%, depending on the ratio of the Company's consolidated liabilities to gross asset value (the "Leverage Ratio"), each as determined pursuant to the terms of the Credit Facility.

     The Credit Facility contains affirmative and negative covenants customarily found in facilities of this type, as well as requirements that the Company maintain, on a consolidated basis: (i) a maximum Leverage Ratio of 65%;
(ii) a maximum ratio of Senior Liabilities (as defined in the Credit Facility agreement) to Unencumbered Asset Value (as defined in the Credit Facility agreement) of 73%; (iii) minimum tangible net worth of $115.0 million; (iv) a minimum ratio of annualized consolidated property net operating income to total annual debt service of 1.40:1; and (v) a minimum ratio of annualized consolidated property net operating income to pro forma debt service of 1.30:1. As of September 30, 1997, the Company's Leverage Ratio was approximately 58.6%. As long as the Leverage Ratio is 50% or greater, the lending banks will hold unrecorded mortgages on 11 unencumbered properties which the Operating Partnership owns, directly or indirectly, and would be entitled to record such mortgages upon any event of default. Immediately following the Offering, the Company's Leverage Ratio will be 44%.

     As of September 30, 1997, the Operating Partnership had drawn $95.0 million on the Credit Facility, which was used to repay amounts outstanding on the Company's prior credit facility and to fund the cash portion of the TRO Transaction referred to in Note 10 of the Notes to Consolidated Financial Statements of the Company contained elsewhere herein.


   Secured Term Loan

     In addition to the Credit Facility, the Company previously borrowed $35.0 million (the "Term Loan") from a bank group at a fixed rate of 8.62% until March 1998, at which time the rate is to be reset at either a fixed or floating rate at the option of the Company. The loan is secured by three apartment properties, had a balance of $34.0 million on August 31, 1997, and matures in March 2000.

   Schedule of Indebtedness

     As of September 30, 1997, certain of the Company's properties are subject to mortgage indebtedness as set forth below:



                                                     Percentage    Interest
Property                   Location                    Owned         Rate
--------                   --------                    -----         ----
Multifamily Properties:
 Camp Hill                 Camp Hill, PA                100%          9.50%
 Cobblestone               Pompano Beach, FL            100%          7.75(3)
 Shenandoah Village        West Palm Beach, FL          100%          5.90
 Emerald Point             Virginia Beach, VA            65%          6.79
 Cambridge Hall            West Chester, PA              50%          8.35
 Charter Pointe            Altamonte Springs, FL         40%          7.50
 Countrywood               Tampa, FL                     50%          8.00
 Eagle's Nest              Coral Springs, FL             50%          8.24
 Fox Run
  Phase 1                  Bear, DE                      50%          7.75
  Phase 2                  Bear, DE                      50%          8.38
  Phase 3                  Bear, DE                      50%          7.28
 Fox Run Warminster        Warminster, PA                50%          7.88
 Regency Lakeside          Omaha, NE                     50%          7.56
 Will-O-Hill               Reading, PA                   50%          7.75
   Subtotal Multifamily Properties
Retail Properties:
 Magnolia Mall             Florence, SC                 100%          8.20
 Mandarin Corners          Jacksonville, FL             100%          9.13
 Ingleside Center          Thorndale, PA                 50%          7.50
 Ingleside Center          Thorndale, PA                100%          7.50
 Laurel Mall               Hazleton, PA                  40%          7.63
 Lehigh Valley Mall        Allentown, PA                 50%          7.90
 Court at Oxford Valley    Langhorne, PA                 50%          8.02
 Park Plaza                Pinellas Park, FL             50%          7.75
 Palmer Park Mall          Easton, PA                    50%          6.60
 Palmer Park Mall          Easton, PA                    50%          8.75
 Punta Gorda Mall          Punta Gorda, FL               25%         10.25
 Rio Mall                  Rio Grande, NJ                50%          8.63
   Subtotal Existing Retail Properties
Other Debt:
 Line of Credit                                         100%          7.43
 Secured Term Loan                                      100%          8.60
   Subtotal Other Debt:
     Total/Weighted Average                                           7.80%

                         [RESTUBBED FROM TABLE ABOVE]

                                                                Estimated                              Estimated
                                            Principal          Annual Debt                           Balance Due on
Property                                   Balance(1)            Service         Maturity Date(2)      Maturity
--------                                   ----------            -------         ----------------      --------
Multifamily Properties:
 Camp Hill                             $     6,737,087      $      760,116            3/1/07         $   4,919,623
 Cobblestone                                 8,832,268             798,792           12/1/02             8,154,842
 Shenandoah Village                          8,640,000             597,960           10/1/25                    --
 Emerald Point                              16,872,414(4)        1,424,412(5)         3/1/08            12,446,206
 Cambridge Hall                              2,686,227             246,078           10/1/16             1,665,051
 Charter Pointe                              2,194,066             220,411(5)         2/1/06             1,547,768
 Countrywood                                 3,119,948             346,286(5)         8/1/03             2,378,452
 Eagle's Nest                                7,881,655             763,037           11/1/00             7,470,894
 Fox Run
  Phase 1                                    2,143,671             252,702           12/1/98             2,091,469
  Phase 2                                    2,332,305             245,436           12/1/98             2,286,373
  Phase 3                                    2,800,024             265,205            1/1/99             2,714,376
 Fox Run Warminster                          1,901,551             198,882            8/1/05             1,373,482
 Regency Lakeside                           10,188,529             865,093(5)         2/1/07             8,924,075
 Will-O-Hill                                   895,082             101,436            8/1/12                    --
                                      ----------------     ---------------                          --------------
   Subtotal Multifamily Properties          77,224,827           7,085,846                              55,972,611
                                      ----------------     ---------------                          --------------
Retail Properties:
 Magnolia Mall                              25,153,992           2,597,726            2/1/07            17,904,398
 Mandarin Corners                            8,398,637           1,002,192            8/1/08             4,064,056
 Ingleside Center                              672,030             106,416            9/1/06                    --
 Ingleside Center                              884,736             148,536            8/1/00               626,193
 Laurel Mall                                10,587,224           1,155,000           12/1/03             8,832,000
 Lehigh Valley Mall                         26,671,938           2,479,260           10/1/06            21,750,439
 Court at Oxford Valley                     24,616,800           2,092,428           7/10/11            15,966,965
 Park Plaza                                    135,421              75,915           11/1/00                    --
 Palmer Park Mall                              293,575              78,107            1/1/98               279,583
 Palmer Park Mall                            1,411,415             301,620           10/1/03                    --
 Punta Gorda Mall                              536,039              69,480            2/1/98               532,375
 Rio Mall                                      210,809             103,845           12/1/99                    --
                                      ----------------     ---------------                          --------------
   Subtotal Existing Retail Properties      99,572,616          10,210,525                              69,956,009
                                      ----------------     ---------------                          --------------
Other Debt:
 Line of Credit                             95,319,437           7,015,000                              95,319,437
 Secured Term Loan                          33,926,568           3,400,000                              33,926,568
                                      ----------------     ---------------                          --------------
   Subtotal Other Debt:                    129,246,005          10,415,000                             129,246,005
                                      ----------------     ---------------                          --------------
     Total/Weighted Average            $   306,043,448      $   27,711,371                           $ 255,174,625
                                      ================     ===============                          ==============

------------
(1) Represents the Company's proportionate share of principal balance.
(2) As of September 30, 1997, the weighted average maturity of the Company's mortgage indebtedness was 8.2 years.
(3) Interest rate increased to 8.25% on December 1, 1997.
(4) Represents 100% of debt secured by property; the Company's proportionate share is 65%; minority interest is 35%.
(5) The Company's share of net cash flows from this property may be greater than its stated percentage interest because of certain preferred return provisions in the respective partnership agreements. Amounts shown in this this table represent the Company's proportionate share based on its percentage owned.

Interest Rate Protection

     In order to reduce exposure to variable interest rates, in March 1995 the Company purchased a three-year interest rate cap on $15.0 million of indebtedness limiting the underlying 30-day LIBOR rate to 7.5% until March 1998. In June 1995, the Company entered into a six-year interest rate swap agreement with CoreStates Bank, N.A. on $20.0 million of indebtedness which fixes a rate of 6.12% per annum versus 30-day LIBOR until 2001. As a result of these transactions, the Company has fixed or hedged $35.0 million of the outstanding balance on its Credit Facility as of August 31, 1997.


Contingent Liability

     The Company, along with certain of its joint venture partners, has guaranteed debt totaling $16.0 million, (See Notes 2 and 3 of the Notes to Consolidated Financial Statements of the Company contained elsewhere herein.)


Cash Flows

     Net cash provided by operating activities increased by approximately 1% to $15.2 million for the year ended August 31, 1997 as compared to $15.1 million the same period last year. Operating cash flow was higher primarily as a result of timing of collections of receivables.

     Net cash provided by investing activities was $7.7 million for the year ended August 31, 1997 as compared to $0.9 million in the same period last year. For the year ended August 31, 1997, the Company refinanced two properties and received $15.4 million, sold interests in four shopping centers and received proceeds of $2.1 million, invested $6.2 million in real estate and incurred deposits to acquire real estate of $5.3 million. For the year ended August 31, 1996, the Company sold two properties and received net cash proceeds of $5.2 million.

     Net cash used in financing activities increased by 40% to $22.6 million for the year ended August 31, 1997 as compared to $16.1 million in the same period last year. Financing activities included a $5.4 million reduction in bank loans payable and distributions paid to shareholders of $16.3 million. Financing activities in 1996 included proceeds of a mortgage note payable on Shenandoah Village Apartments of $8.8 million, a $5.0 million reduction in bank loans payable and distributions paid to shareholders of $16.3 million.


Funds from Operations

     The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income
(loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

     Funds from Operations for each of the previous five fiscal years were as follows:



                                                                                     For the Fiscal
                                                                                 Years Ended August 31,
                                                             ---------------------------------------------------------------
                                                                1997        1996        1995          1994          1993
                                                             ----------   ---------   ---------   ------------   -----------
                                                                                     (in thousands)
Net income   .............................................   $10,235       $11,044     $11,225     $  20,687      $ 14,000
Less: Gains on sales of interests in real estate   .......    (1,069)         (865)       (119)      (12,362)       (3,875)
Plus: Provision for losses  ..............................       500            --          --         1,795           320
      Depreciation and amortization
      Wholly owned and consolidated partnerships .........     5,989         5,650       5,044         3,322         2,685
      Unconsolidated partnerships and joint ventures......     3,380         3,334       3,214         3,229         4,119
      Refinancing prepayment fees   ......................     1,133            --          --            --            --
Less: Depreciation of non-real estate assets  ............      (222)         (202)       (173)         (146)         (104)
      Amortization of deferred financing costs  ..........      (286)         (333)       (228)         (108)         (275)
                                                             --------      -------     -------     ---------      --------
Funds from operations    .................................   $19,660       $18,628     $18,963     $  16,417      $ 16,870
                                                             ========      =======     =======     =========      ========

Capital Expenditures

     During fiscal 1997, the Company made $3.6 million in capital expenditures:
$2.9 million for multifamily communities ($502 per unit owned, adjusted for partnership interests) and $0.7 million for shopping centers. The Company's policy is to capitalize expenditures for items which are expected to have useful lives exceeding one year, such as floor coverings, appliances and major exterior preparation and painting for apartments. During fiscal 1997, $0.8 million ($171 per unit owned) was expended for floor covering and $0.3 million ($71 per unit owned) for appliances.

     In addition, the Company made $1.2 million in non-recurring improvements to multifamily communities in 1997 which included $0.7 million for exterior preparation and painting.


Inflation

     Inflation can have many effects on the financial performance of the Company. Shopping center leases often provide for the payment of rents based on a percentage of sales which may increase with inflation. Leases may also require tenants to bear all or a portion of operating expenses, which may reduce the impact of expense increases on the Company. Apartment leases normally provide for a one-year term, which may allow the Company to seek increased rents as leases are renewed or when new tenants are obtained.

                                THE PROPERTIES

The Existing Retail Properties

     The Company has interests in the 17 Existing Retail Properties containing an aggregate of approximately 6.0 million square feet. The Company currently manages two of its wholly owned properties and expects to manage the remaining four wholly owned properties by the end of the first quarter of 1998. The Company's 11 joint venture retail properties are managed by the Company's joint venture partners, or an entity designated by the Company and the partner, and in most such instances a change in the management of the property requires the concurrence of both partners. Eight of the 17 Existing Retail Properties containing an aggregate of approximately 3.7 million square feet are located in Pennsylvania and four containing an aggregate of approximately 0.6 million square feet are located in Florida.

     The following table sets forth certain information regarding the 17 Existing Retail Properties as of (or for the fiscal year ended) August 31, 1997:

                                                                      Year          Total       Owned
                                                    Percentage       Built/        Square      Square     Percentage
Property Name                  Location               Owned       Renovated(1)     Feet(2)      Feet      Leased(3)
-----------------------------  ------------------  ------------  --------------  -----------  ---------  ------------
Lehigh Valley Mall             Allentown, PA            50%        1977/1996     1,054,000     489,000        99%
Court at Oxford Valley(5)      Langhorne, PA            50%             1996       692,000     457,000       100
North Dartmouth Mall           North Dartmouth,        100%        1971/1987       620,000     620,000        88
                               MA
Whitehall Mall                 Allentown, PA            50%        1964/1982       603,000     521,000        84
Magnolia Mall                  Florence, SC            100%        1979/1992       570,000     570,000        98
Laurel Mall                    Hazleton, PA             40%        1973/1995       558,000     558,000        97
Palmer Park Mall(6)            Easton, PA               50%        1972/1982       349,000     349,000        68
Forestville Shopping Center    Forestville, MD         100%        1974/1983       218,000     218,000        73
Mandarin Corners               Jacksonville, FL        100%             1986       216,000     216,000        99
Springfield Park(7)            Springfield, PA          50%        1963/1997       209,000      65,000       N/A
Rio Mall                       Rio Grande, NJ           50%        1973/1992       161,000     161,000        73

                                                                In-Line Stores                  Property                 Property
                                                                 Average Base                   Revenue-                  EBITDA-
                                    Principal      Annualized      Rent Per       Property     Company's    Property     Company's
Property Name                        Tenants        Base Rent   Square Foot(4)     Revenue       Share       EBITDA        Share
-----------------------------  ------------------ ------------ ---------------  ------------  ----------- ------------- -----------
Lehigh Valley Mall             J.C. Penney,        $10,120,000     $  21.75      $14,840,000   $7,420,000  $10,183,000   $5,092,000
                               Strawbridge's,
                               Macy's
Court at Oxford Valley(5)      Dick's Clothing &     7,048,000        14.65        8,125,000    4,062,000    6,367,000    3,183,000
                               Sporting Goods,
                               Best Buy, Phar-
                               Mor, HomePlace,
                               The Home Depot,
                               BJ Wholesale Club
North Dartmouth Mall           J.C. Penney,          3,977,000        23.52        6,268,000    6,268,000    4,047,000    4,047,000
                               Sears, Ames,
                               General Cinema
                               Theatres
Whitehall Mall                 Sears, Kohl's         2,215,000        11.37        3,940,000    1,970,000    2,212,000    1,106,000
Magnolia Mall                  J.C. Penney,          4,097,000        20.00        6,222,000    6,222,000    4,511,000    4,511,000
                               Sears, Belk,
                               Rose's
Laurel Mall                    Boscov's Dept.        3,583,000        10.44        4,915,000    1,966,000    3,262,000    1,305,000
                               Store, Kmart, J.C.
                               Penney
Palmer Park Mall(6)            The Bon-Ton,          2,034,000        14.19        2,868,000    1,434,000    1,828,000      914,000
                               Eckerd Drug Store
Forestville Shopping Center    Ames                    934,000         6.44          766,000      766,000      462,000      462,000
Mandarin Corners               Wal-Mart,             1,707,000        10.72        1,984,000    1,984,000    1,517,000    1,517,000
                               Upton's, Carmike
                               Cinemas
Springfield Park(7)            Target                      N/A          N/A              N/A          N/A          N/A          N/A
Rio Mall                       Kmart, Staples          488,000        12.25          768,000      384,000      294,000      147,000
                               The Office
                               Superstore

                                                                      Year          Total
                                                   Percentage        Built/        Square
Property Name                 Location                Owned      Renovated(1)      Feet(2)
----------------------------  -------------------  ------------  --------------  -----------
Crest Plaza                   Allentown, PA            100%        1959/1991        153,000
Park Plaza Shopping Center    Pinellas Park, FL         50%        1963/1983        151,000
South Blanding Village        Jacksonville, FL         100%             1986        107,000
Ormond Beach Mall             Daytona                   25%        1966/1991        103,000
                              Beach, FL
Ingleside Center              Thorndale, PA             70%        1981/1995        102,000
Punta Gorda Mall              Punta Gorda, FL           25%        1965/1992        102,000
                                                                                  ----------
  Total/weighted average                                                          5,968,000
                                                                                  ==========

                                                                                              In-Line Stores
                                 Owned                                                         Average Base
                                Square     Percentage         Principal        Annualized        Rent Per        Property
Property Name                    Feet       Leased(3)          Tenants          Base Rent    Square Foot(4)       Revenue
----------------------------  -----------  ------------  -------------------  -------------  ----------------  -------------
Crest Plaza                      153,000        83%      Weis Market,          $ 1,019,000       $  6.30        $ 1,001,000
                                                         Eckerd Drug Store
Park Plaza Shopping Center       151,000         95      Eckerd Drug               708,000          6.52            900,000
                                                         Store, Ace
                                                         Hardware, Publix
                                                         Supermarket
South Blanding Village           107,000         94      Food Lion,                675,000          8.24            839,000
                                                         Scotty's Drug
                                                         Store
Ormond Beach Mall                103,000         94      Belk-Lindsey,             307,000          5.43            512,000
                                                         Publix
                                                         Supermarket,
                                                         Eckerd Drug Store
Ingleside Center                 102,000        100      Kmart                     266,000          N/A             448,000
Punta Gorda Mall                 102,000         87      Beall's, Publix           307,000          5.30            612,000
                                                         Supermarket,
                                                         Eckerd Drug Store
                               ----------    ------                            ------------                     ------------
  Total/weighted average       4,942,000       89.2%                           $39,485,000                      $55,008,000
                               ==========    ------                            ============                     ============

                                Property                      Property
                                Revenue-                      EBITDA-
                                Company's      Property      Company's
Property Name                     Share         EBITDA         Share
----------------------------  -------------  -------------  ------------
Crest Plaza                    $ 1,001,000    $   719,000    $   719,000
Park Plaza Shopping Center         450,000        626,000        313,000
South Blanding Village             839,000        593,000        593,000
Ormond Beach Mall                  128,000        344,000         86,000
Ingleside Center                   314,000        430,000        301,000
Punta Gorda Mall                   153,000        408,000        102,000
  Total/weighted average       $35,361,000    $37,803,000    $24,398,000
                               ============   ============   ============

------------
(1) Year initially completed and, where applicable, the most recent year in which the property was substantially renovated or an additional phase of the property was completed.
(2) Total Square Feet includes space owned or ground leased by anchors, and Owned Square Feet and Percent Leased excludes such space.
(3) Percent Leased is calculated as a percent of Owned Square Feet for which leases were in effect as of August 31, 1997.
(4) Excludes space not owned by the Company and space subject to ground leases.

(5) Rent, Revenue and EBITDA for The Court at Oxford Valley are based on annualized results for the nine months ended September 30, 1997.
(6) Includes an 82,000 square foot Clover store currently vacant.
(7) The Company has an undivided one-half interest in one of three floors in a department store currently vacant and under development. Its share of reconstruction costs is approximately 15%.

     The following table sets forth certain information, as of September 30, 1997, regarding principal tenants in the Existing Retail Properties:


                               Principal Tenants



                                                    Square Footage     Square Footage     Total Square
                                      Number of         Owned              Leased           Footage
Tenant Name(1)                         Stores         By Tenant          By Tenant         Occupied
----------------------------------   -----------   ----------------   ----------------   -------------
Ace Hardware                              1                 --              20,000           20,000
Ames                                      2                 --             166,123          166,123
BJ Wholesale Club                         1                 --             105,000          105,000
Beall's                                   1                 --              22,000           22,000
Belk                                      1                 --             119,046          119,046
Belk-Lindsey                              1                 --              14,000           14,000
Best Buy                                  1                 --              59,495           59,495
The Bon-Ton                               1                 --              82,500           82,500
Boscov's Department Store                 1                 --             183,000          183,000
Dick's Clothing & Sporting Goods          1                 --              63,115           63,115
Eckerd Drug Store                         5                 --              57,500           57,500
Food Lion                                 1                 --              29,000           29,000
The Home Depot                            1                 --             130,000          130,000
HomePlace                                 1                 --              54,096           54,096
J.C. Penney                               4            188,000             254,359          442,359
Kmart Corp.                               3                 --             263,000          263,000
Kohl's(2)                                 1             82,000                  --           82,000
Macy's                                    1            212,000                  --          212,000
Phar-Mor(3)                               1                 --              45,621           45,621
Publix Supermarket                        3                 --             106,000          106,000
Rose's                                    1                 --              53,000           53,000
Scotty's                                  1                 --              45,000           45,000
Sears                                     3                 --             412,604          412,604
Staples The Office Superstore             1                 --              20,000           20,000
Strawbridge's                             1            165,000                  --          165,000
Target                                    1            140,000                  --          140,000
Upton's(4)                                1                 --              51,800           51,800
Wal-Mart                                  1                 --              82,000           82,000
Weis Market                               1                                 45,000           45,000
                                         ---           --------          ----------       ----------
  Total                                  43            787,000           2,483,259        3,270,259
                                         ===           ========          ==========       ==========

------------
(1) Actual tenant may be an affiliate of the entity listed.
(2) Subleased to Kohl's by Kimco Realty Corp.
(3) Subleased to Phar-Mor by an affiliate of Melville Realty Corporation.
(4) Subleased to Upton's by J. Byron.

     Set forth below is a description of each of the Existing Retail
Properties:

     Lehigh Valley Mall. Lehigh Valley Mall is a 1.1 million square foot, two-level, enclosed regional mall located in Allentown, Pennsylvania at the intersection of Route 22 and Route 145 (MacArthur Road). The mall originally opened in 1977, and the Company completely renovated the mall's common areas in 1996 with the addition of marble floors, new brighter lighting, landscaping, ceiling treatments and many new tenant store fronts. The mall is located on a 100-acre site, with approximately 125 in-line stores and three anchors: J.C. Penney, Macy's and Strawbridge's. The Company has a 50% interest in the partnership which owns the mall.

     The Court at Oxford Valley. The Court at Oxford Valley is a 692,000 square foot power center located in Langhorne, Pennsylvania, directly opposite the 1.5 million square foot Oxford Valley Mall. The Court, which opened in 1996, is located on a 95-acre site, with the following principal tenants: Dick's Clothing & Sporting Goods, Best Buy, Phar-Mor, HomePlace, BJ Wholesale Club and The Home Depot. BJ Wholesale Club and The Home Depot each own their stores. The Company has a 50% interest in the partnership which owns the shopping center.


     North Dartmouth Mall. North Dartmouth Mall is a 620,000 square foot, one-level, regional mall located in North Dartmouth, Massachusetts, approximately three miles west of New Bedford and eight miles east of Fall River, Massachusetts, directly accessible from Interstate 195. The mall, which opened in 1971 and was renovated in 1987, contains 50 in-line stores anchored by Sears, J.C. Penney, Ames and General Cinema Theatres. The Company owns 100% of, and manages, the mall.


     Whitehall Mall. Whitehall Mall is a 603,000 square foot, one-level, enclosed regional mall located in Allentown, Pennsylvania, directly across from Lehigh Valley Mall. The mall was completed in 1964 and renovated in 1982. This mall is located on a 51-acre site, with 61 in-line stores anchored by Sears and Kohl's. The Company has a 50% interest in the partnership which owns the mall. The Company expects to commence redevelopment of Whitehall Mall in January 1998. When redeveloped, the mall will include the existing Sears and Kohl's stores as well as a number of additional value-oriented retailers in a revised configuration.


     Magnolia Mall. Magnolia Mall is a 570,000 square foot, one-level, regional mall located in Florence, South Carolina at the Highway 20 interchange of Interstate 95, approximately midway between Myrtle Beach and Columbia, South Carolina. The mall serves a geographically large primary trade area, with the closest regional shopping center located approximately 70 miles from the center. The mall was opened in 1979 and was renovated in 1992. The mall is located on an 88-acre site, with 66 in-line stores and four anchors: Sears, Belk, J.C. Penney and Rose's. The mall is subject to a ground lease which may be purchased for $5.7 million in 2004. The Company owns 100% of, and manages, the mall.


     Laurel Mall. Laurel Mall is a 558,000 square foot, one-level, enclosed mall located in Hazleton, Pennsylvania at the intersection of Interstate 81, Pennsylvania Route 309 and Airport Road. The mall opened in 1973, and was expanded in 1995 with the addition of J.C. Penney and 52,000 square feet of additional in-line space. The mall is located on a 55-acre site, with 72 in-line stores and three anchors: Boscov's Department Store, J.C. Penney and Kmart Corp. The Company has a 40% interest in the partnership which owns the center.


     Palmer Park Mall. Palmer Park Mall is a 349,000 square foot, enclosed mall located in Easton, Pennsylvania, one mile north of U.S. Route 22 on Pennsylvania Route 248. The center, which opened in 1972 and was expanded and redeveloped in 1982, is located on a 50-acre site, with 59 in-line stores (including an Eckerd Drug Store) anchored by The Bon-Ton. Negotiations with a second anchor to replace a former Clover store are underway. Substantial redevelopment planning is proceeding with the purchase by the partnership owning the mall of the Clover building and the renovation of the Clover building. The Company has a 50% interest in the partnership which owns the mall.


     Forestville Shopping Center. Forestville Shopping Center is a 218,000 square foot community center located in Forestville (suburban Washington, DC), Maryland on Old Marlboro Pike and Forestville Road (Interstate 495 and Route
4). The center, which opened in 1974 and was renovated in 1983, is located on an 18-acre site, with 20 in-line stores anchored by Ames.

     Mandarin Corners Shopping Center. Mandarin Corners Shopping Center is a 216,000 square foot community center located on San Jose Boulevard and Interstate 295, ten miles southwest of downtown Jacksonville, Florida. The center, which opened in 1986, is located on a 23-acre site, with 25 in-line stores anchored by Wal-Mart, which expanded in 1993, Upton's and Carmike Cinemas.

     Springfield Park. Springfield Park is located in Springfield, Pennsylvania at the intersection of Route 1 (Baltimore Pike) and Route 420, approximately one-half mile north of the Springfield Mall and about one mile north from the interchange of Route 1 and Interstate 476. Target, the Company and the Company's co-tenant acquired condominium interests in the former Strawbridge & Clothier store, now vacant. Target plans to occupy the lower levels, which will be expanded to approximately 147,000 square feet. The Company owns a 50% interest in the third level (approximately 65,000 square feet) and a 4,000 square foot outparcel. All levels of the building have access to at-grade parking. The Company anticipates the releasing of the third level in the second half of 1998.

     Rio Mall. Rio Mall is a 161,000 square foot community center located in Rio Grande, New Jersey on a 16-acre site at the intersection of Route 9 and Route 47. The center, which opened in 1973, was renovated in 1992 with the expansion of Kmart. The center contains 16 in-line stores anchored by Kmart and Staples The Office Superstore. The Company has a 50% interest in the partnership which owns the center.

     Crest Plaza Shopping Center. Crest Plaza Shopping Center is a 153,000 square foot neighborhood center located in South Whitehall Township, Pennsylvania on a 33-acre site at the intersection of Cedar Crest Boulevard and Walbert Avenue. The center, which opened in 1959, was renovated and expanded in 1991. The center contains 21 in-line stores anchored by Weis Market.

     Park Plaza Shopping Center. Park Plaza Shopping Center is a 151,000 square foot neighborhood center located on 49th Street and Park Boulevard, Pinellas Park, Florida. The center opened in 1963 and was renovated in 1983, led by the expansion and remodeling of Publix Supermarket. The center is located on a 15-acre site, with 24 in-line stores anchored by Publix Supermarket, Eckerd Drug Store and Ace Hardware. The Company has a 50% interest in the partnership which owns the center.

     South Blanding Village Shopping Center. South Blanding Village Shopping Center is a 107,000 square foot neighborhood center located in Orange Park (suburban Jacksonville), Florida. The center, which opened in 1986, is located on a 17.5-acre site, with 13 in-line stores anchored by Food Lion and Scotty's.


     Ormond Beach Mall. Ormond Beach Mall is a 103,000 square foot neighborhood center located in Daytona Beach, Florida. The center, which opened in 1966, was expanded and remodeled in 1991. Ormond Beach Mall is located on an 11-acre site, with 18 in-line stores anchored by Publix Supermarket, Belk-Lindsay and Eckerd Drug. The Company has a 25% interest in the partnership which owns the center.

     Ingleside Shopping Center. Ingleside Shopping Center is a 102,000 square foot neighborhood center located in Thorndale, PA on a 10-acre site at the intersection of Lincoln Highway (Business U.S. Route 30) and Bailey Road, Chester County. The center, which opened in 1981, was redeveloped in 1995 with Kmart occupying the entire property. The Company has a 70% interest in the partnership which owns the center.

     Punta Gorda Mall. Punta Gorda Mall is a 102,000 square foot neighborhood center located in Punta Gorda, Florida on U.S. Route 41 and Tamiami Trail. The center, which opened in 1965, was remodeled in 1992. The center is located on a 77 acre site, and includes 21 in-line stores anchored by Publix Supermarket, Beall's and Eckerd Drug Store. The Company has a 25% interest in the partnership which owns the center.

     The following table sets forth scheduled lease expirations and certain other information, as of August 31, 1997, for leases in place for the Existing Retail Properties assuming that none of the tenants exercises renewal options or termination rights:



                                                                                 Base Rent      Percent of Total Leased
                                                 Annualized      Approximate     Per Square          Square Feet
                                   Number of      Base Rent      Square Feet      Foot of           Represented By
                                   Expiring      of Expiring     of Expiring      Expiring             Expiring
Year Ending December 31,            Leases         Leases          Leases          Leases               Leases
-------------------------------   -----------   -------------   -------------   ------------   ------------------------
1998   ........................        85       $ 2,726,056         303,954       $ 8.97                  6.9%
1999   ........................        50         1,929,919         327,654         5.89                  7.4
2000   ........................        56         1,752,427         158,080        11.00                  3.6
2001   ........................        72         3,531,402         432,572         8.16                  9.8
2002   ........................        46         1,929,045         178,057        10.83                  4.0
2003   ........................        37         2,662,176         231,062        11.52                  5.2
2004   ........................        28         2,830,863         224,083        12.63                  5.1
2005   ........................        32         2,049,362         124,892        16.41                  2.8
2006   ........................        48         4,717,681         554,385         8.51                 12.6
2007   ........................        26         3,587,946         496,852         7.22                 11.3
                                      ----      ------------      ----------      -------               -----
 Total/weighted average  ......       480       $27,716,877       3,031,591       $ 9.14                 68.8%
                                      ====      ============      ==========      -------               =====

The Acquisition Properties

     The Company has entered into agreements to acquire a 100% interest in Northeast Tower Center and a 50% interest in Hillview Shopping Center.

     Hillview Shopping Center and Northeast Tower Center are power centers being acquired from TRO Affiliates as part of the TRO Transaction. The Company's actual aggregate purchase price (in the form of assumed debt and equity) for each property will be based on the following formula: (i) leased space will be valued at a 10.0% capitalization rate on net cash flow (as defined in the agreements); and (ii) unleased space will be valued based on an appraisal process. The equity portion of the purchase price will be payable, in each case, in OP Units valued at $23.40 per unit, which was the average closing price of the Shares over the 20 trading days prior to July 30, 1997, the date that the definitive documentation for the TRO Transaction was executed. Accordingly, the actual equity portion of the purchase price will be a function of additional lease-up activity and other factors prior to the Company's purchase of the Acquisition Properties.

     The following table sets forth certain information, as of November 28, 1997, regarding the Acquisition Properties:


                                                 Percentage     Expected       Total       Owned
                                                   To Be       Acquisition    Square       Square
Property Name               Location              Acquired        Date         Feet         Feet
--------------------------  ------------------  ------------  -------------  ---------  ------------
Hillview Shopping Center    Cherry Hill, NJ          50%          1998       340,000    340,000(1)
Northeast Tower Center      Philadelphia, PA        100%(3)       1999       484,000    353,000(4)
                                                                             -------    ----------
  Total                                                                      824,000    693,000
                                                                             =======    ==========

                                                           Estimated
                                   Principal              Acquisition              Construction
Property Name                       Tenants                   Cost                    Status
--------------------------  ------------------------  --------------------  --------------------------
Hillview Shopping Center    Target, Kohl's,            $   14,700,000(2)    All tenants open except
                            PETsMART, HomePlace,                            PETsMART
                            Babies 'R Us, Crown
                            Books
Northeast Tower Center      The Home Depot,                25,700,000(5)    Phase I: 363,000 square
                            PETsMART, Staples The                           feet completed. Phase II:
                            Office Superstore, Old                          Expected completion is
                            Navy, The Pep Boys --                           Fall 1998
                            Manny, Moe & Jack
                                                       ---------------
  Total                                                $   40,400,000
                                                       ===============

______________
(1) Includes 261,000 square feet of retail space situated on land leased to tenants which own their own buildings.
(2) Includes allocated portion of expected assumed indebtedness of $12.9 million at Company's proportionate share.
(3) The Company will initially acquire an 89% interest in the partnerships which owns this property and the right to acquire the remaining 11% interest not earlier than three years from the initial acquisition date.
(4) Includes 153,000 square feet of retail space situated on land leased to tenants which own their own buildings.
(5) Includes expected assumed indebtedness of $20.5 million.

     Set forth below are descriptions of the Acquisition Properties.

     Hillview Shopping Center. Hillview Shopping Center is a 340,000 square foot power center which opened in October 1997 and is located on Route 38 in Cherry Hill, New Jersey, directly opposite the 1.3 million square foot Cherry Hill Mall. Approximately 261,000 square feet of space represents stores owned by tenants located on land leased by the Company to such tenants. Tenants in the center include Target, Kohl's, Babies 'R Us, HomePlace, PETsMART, Crown Book and Silver Diner. The Company expects to acquire a 50% interest in the center held by the TRO Affiliates in early 1998.

     Northeast Tower Center. Northeast Tower Center is a 484,000 square foot power center located on Roosevelt Boulevard (Route 1) in the northeast section of Philadelphia. The first phase of the center, totaling 363,000 square feet, was completed in 1997. The center is being developed by PREIT-RUBIN and all of the equity interests in the center are owned by TRO Affiliates. The tenants in the center include The Home Depot, PETsMART, The Pep Boys - Manny, Moe & Jack, Staples The Office Superstore and Old Navy. When fully completed, the center is expected to contain approximately ten other stores.

     Shortly after completion of the center, which is currently anticipated to occur during fall 1998, the Company intends to initially acquire 89% of the interests of the partnerships which own the property. The Company will have the absolute right to acquire the remaining 11% no less than 36 months following the initial acquisition date.


The Development Properties

     The Company or a joint venture partner has rights in five Development Properties, four of which (Red Rose Commons, Blue Route Metroplex, and Christiana Power Center Phases I and II) were acquired in connection with the TRO Transaction. As each of the four Development Properties acquired in the TRO Transaction is completed and leased up, it will be valued based on the following principles: (i) all space leased and occupied by "credit tenants" will be valued at ten times adjusted cash flow (computed as specified in the applicable contribution agreement between the Company and TRO); (ii) all space leased to a credit tenant but unoccupied will be valued at ten times adjusted cash flow calculated as though the space were built and occupied as set forth in the budget for such property; and (iii) space not leased or occupied, whether built or unbuilt, will be valued as mutually agreed upon or, failing agreement, by an appraisal process. There can be no assurance that construction will be commenced on any Development Property for which construction has not commenced as of the date hereof or that any Development Property for which construction has commenced will be completed as planned. See "Risk Factors -- Possible Environmental Liabilities" and "-- Risks of Development" in the accompanying Prospectus.

     The following table sets forth certain information, as of November 10, 1997, regarding the Development Properties:



                                                                               Planned      Planned
                                                                Percentage      Total        Owned
                                                                  To Be        Square       Square
Property Name                          Location                   Owned         Feet         Feet
-------------------------------------  ----------------------  ------------  -----------  -----------
Christiana Power Center Phase I        Newark, DE                   50%         295,000      142,000
Red Rose Commons(2)                    Lancaster, PA                50%         463,000      265,000
Warrington Shopping Center(3)          Warrington, PA              100%         415,000      140,000
Blue Route Metroplex(2)(3)             Plymouth Meeting, PA         50%         760,000      319,000
Christiana Power Center Phase II(4)    Newark, DE                   50%         300,000      150,000
                                                                              ----------   ----------
  Total                                                                       2,233,000    1,016,000
                                                                              ==========   ==========

                                                      Total          Estimated
                                        Square      Estimated       Development
                                         Feet      Development        Cost -                          Expected
Property Name                           Leased         Cost        Company Share     Status(1)       Completion
-------------------------------------  ---------  --------------  ---------------  --------------  ---------------
Christiana Power Center Phase I         169,000    $ 37,800,000     $18,900,000    Construction    Second half of
                                                                                                   1998
Red Rose Commons(2)                     352,000      29,000,000      14,500,000    Construction    Second half of
                                                                                                   1998
Warrington Shopping Center(3)                --      13,900,000      13,900,000    Development     Second half of
                                                                                                   1999
Blue Route Metroplex(2)(3)                   --      48,400,000      24,200,000    Development     First half of
                                                                                                   2000
Christiana Power Center Phase II(4)          --              --              --    Development     Second half of
                                        --------   -------------    ------------                   2000

  Total                                 521,000    $129,100,000     $71,500,000
                                        ========   =============    ============

------------
(1) "Construction" indicates that construction activities, such as site preparation, ground-breaking activities, or exterior construction, have commenced. "Development" indicates that development activities, such as site surveys, preparation of architectural plans, or initiation of land use approvals or rezoning processes, have commenced (but "Construction" has not commenced).
(2) Subject to reduction to 25% under the terms of the Goldenberg Letter Agreement (see "The Company -- The TRO Transaction -- The Goldenberg Letter Agreement").
(3) Construction of this project is subject to obtaining site plan approval.
(4) This project is not currently zoned for retail use, and participation by the Company in the development is subject to rezoning.

     Set forth below are descriptions of the five Development Properties:

     Christiana Power Center -- Phases I and II. Christiana Power Center is located adjacent to the Christiana Mall in Newark, Delaware at the Delaware Route 1 interchange of Interstate 95. Phase I of the center is expected to contain approximately 295,000 square feet, of which 137,000 square feet has been ground leased to Costco, 32,000 square feet is subject to a binding lease and the remaining 126,000 square feet is currently subject to discussions with various tenants. Construction of Phase I commenced in November 1997 and is expected to be completed in the second half of 1998.

     Phase II of the Christiana Power Center is planned for 300,000 square feet. The construction of Phase II is subject to rezoning for retail use, and Phase II is not expected to open until the second half of 2000.

     Red Rose Commons. Red Rose Commons is a power center located in Lancaster, Pennsylvania. This project is being developed in a joint venture with The Goldenberg Group in which the Company will have a 50% interest. The center is expected to contain 463,000 square feet and be anchored by The Home Depot, Weis Market, HomePlace, The Sports Authority, Office Max, PETsMART, Barnes & Noble Book Store and The Pep Boys - Manny, Moe & Jack. Construction commenced in November 1997, and the center is expected to open in the second half of 1998.

     Warrington Shopping Center. Warrington Shopping Center is a proposed power center expected to contain approximately 415,000 square feet located at the intersection of Route 611 and Street Road in Warrington, Pennsylvania. Development activity on this project is in the preliminary stages and a number of land use approvals and leasing commitments must be obtained prior to the commencement of construction in 1998.

     Blue Route Metroplex. Blue Route Metroplex is located in Plymouth Meeting, Pennsylvania. This proposed power center is expected to contain approximately 760,000 square feet with an additional parcel for office or hotel development. The opening date for the Blue Route Metroplex is expected to occur during the first half of 2000. The site has been properly zoned for the intended uses and final site plan approval is pending. This project is being developed in a joint venture with The Goldenberg Group, in which the Company will have a 50% interest. The Company's interest in the property will be limited to the retail portion of the project.


The Multifamily Properties

     The Company has interests in 19 Multifamily Properties with an aggregate of 7,236 units. The Company manages ten of its Multifamily Properties, and the nine remaining Multifamily Properties held are managed by the Company's partners.

     The following table sets forth certain information regarding the 19 Multifamily Properties as of (or for the period ended) August 31, 1997:

                                                                           Year
                                                      Percentage          Built/
Property Name               Location                    Owned          Renovated(1)
--------------------------  -----------------------  ------------  ---------------------
Emerald Point               Virginia Beach, VA            65%            1965/1993
Boca Palms                  Boca Raton, FL               100%            1970,1991
                                                                           /1994
Lakewood Hills              Harrisburg, PA               100%            1972 1975,
                                                                         1982/1988
Regency Lakeside            Omaha, NE                     50%            1970/1990
Kenwood Gardens             Toledo, OH                   100%            1951/1989
Fox Run, Delaware           Bear, DE                      50%                 1988
Eagle's Nest                Coral Springs, FL             50%                 1989
Palms of Pembroke           Pembroke Pines, FL           100%            1989/1995
Hidden Lakes                Dayton, OH                   100%            1987/1994
Cobblestone                 Pompano Beach, FL            100%            1986/1994
Countrywood                 Tampa, FL                     50%            1977/1997
Shenandoah Village          West Palm Beach, FL          100%            1985/1993
Marylander                  Baltimore, MD                100%            1951/1989
Camp Hill Plaza             Camp Hill, PA                100%            1967/1994
Charter Pointe              Altamonte Springs, FL         40%            1974/1993
Fox Run                     Warminster, PA                50%            1969/1992
Cambridge Hall              West Chester, PA              50%            1967/1993
Will-O-Hill                 Reading, PA                   50%            1970/1986
2031 Locust Street          Philadelphia, PA             100%            1929/1986
 Total/Weighted Average.



                                                                                Monthly         Monthly
                             Number                                 Average      Quoted         Quoted
                               Of         Total       Percentage      Rent        Rent           Rent           Property
Property Name                Units     Square Feet     Occupied     per Unit    per Unit    per Square Foot      Revenue
--------------------------  --------  -------------  ------------  ----------  ----------  -----------------  -------------
Emerald Point                   862       846,000         96%        $   463     $   515      $   0.52         $ 4,943,000
Boca Palms                      522       673,000         97             802         917          0.71           5,159,000
Lakewood Hills                  562       630,000         96             590         663          0.59           4,036,000
Regency Lakeside                433       492,000         99             886         933          0.82           4,690,000
Kenwood Gardens                 504       404,000         98             362         422          0.53           2,294,000
Fox Run, Delaware               414       359,000         96             588         609          0.70           3,224,000
Eagle's Nest                    264       343,000         97             812         898          0.69           2,650,000
Palms of Pembroke               348       340,000         95             788         901          0.92           3,598,000
Hidden Lakes                    360       306,000         98             523         622          0.73           2,400,000
Cobblestone                     384       297,000         95             644         724          0.94           3,106,000
Countrywood                     536       295,000         95             409         443          0.80           2,796,000
Shenandoah Village              220       286,000         97             820         923          0.71           2,279,000
Marylander                      510       279,000         98             461         510          0.93           2,990,000
Camp Hill Plaza                 300       277,000         97             598         675          0.73           2,214,000
Charter Pointe                  312       258,000         96             470         518          0.63           1,840,000
Fox Run                         196       232,000         99             637         671          0.57           1,512,000
Cambridge Hall                  232       186,000         99             607         628          0.78           1,748,000
Will-O-Hill                     190       152,000         99             487         522          0.65           1,142,000
2031 Locust Street               87        89,000         98           1,172       1,302          1.27           1,290,000
                             ------     ----------                  --------    --------      ---------        ------------
 Total/Weighted Average.      7,236     6,744,000         97%        $   595     $   659      $   0.71         $53,911,000
                             ======     ==========                  --------    --------      ---------        ============

                              Property                         Property
                              Revenue -                        EBITDA -
                               Company       Property           Company
Property Name                   Share         EBITDA             Share
--------------------------  -------------  -------------  -------------------
Emerald Point                $ 3,213,000    $ 2,829,000    $   2,229,000(2)
Boca Palms                     5,159,000      2,820,000        2,820,000
Lakewood Hills                 4,036,000      2,409,000        2,409,000
Regency Lakeside               2,345,000      2,896,000        2,016,000(2)
Kenwood Gardens                2,294,000      1,002,000        1,002,000
Fox Run, Delaware              1,612,000      1,858,000          929,000
Eagle's Nest                   1,325,000      1,302,000          651,000
Palms of Pembroke              3,598,000      2,142,000        2,142,000
Hidden Lakes                   2,400,000      1,407,000        1,407,000
Cobblestone                    3,106,000      1,791,000        1,791,000
Countrywood                    1,398,000      1,242,000          881,000(2)
Shenandoah Village             2,279,000      1,246,000        1,246,000
Marylander                     2,990,000      1,698,000        1,698,000
Camp Hill Plaza                2,214,000      1,359,000        1,359,000
Charter Pointe                   736,000        831,000          558,000(2)
Fox Run                          756,000        766,000          383,000
Cambridge Hall                   874,000        894,000          447,000
Will-O-Hill                      571,000        592,000          296,000
2031 Locust Street             1,290,000        627,000          627,000
                             ------------   ------------   --------------
 Total/Weighted Average.     $42,196,000    $29,711,000    $  24,891,000
                             ============   ============   ==============

------------
(1) Year initially completed and most recently renovated, and where applicable, year(s) in which additional phases were completed at the property.
(2) The Company's share of EBITDA from this property for the year ended August 31, 1997 is greater than its stated percentage interest because of certain preferred return provisions in the respective partnership agreements.

Other Properties

     Shortly following the initial organization of the Company, it acquired six industrial properties. The Company has not acquired any property of this type in over 20 years and the Company does not consider these properties to be part of its core portfolio. In the aggregate, these properties contributed less than 3% of the Company's net rental income for the fiscal year ended August 31, 1997, and the Company is currently evaluating the potential disposition of these assets.

     The following table sets forth certain information, as of August 31, 1997, regarding the six industrial properties:


                             Industrial Properties



                                Year       Percentage     Square      Percentage
Property and Location         Acquired       Owned         Feet        Leased
--------------------------   ----------   ------------   ---------   -----------
Office and Warehouse
Annandale, VA    .........      1962          100%       332,000        100%

Warehouse
Pennsauken, NJ   .........      1962          100%        12,000        100%

Warehouse
Allentown, PA ............      1962          100%        16,000        100%

Warehouse
Pennsauken, NJ   .........      1963          100%        30,000        100%

Warehouse and Plant
Lowell, MA ...............      1963          100%       197,000        100%

Warehouse and Plant
Ft. Washington, PA  ......      1962           50%       141,000        100%
                                                         --------
  Total    ...............                               728,000
                                                         ========

     The Company also holds partial interests in three parcels of undeveloped land. Over the next 12 months, the Company anticipates determining, with its respective joint venture partners, whether any of these parcels present appropriate development opportunities for the Company; in the event that they do not, the Company intends to consider the potential disposition of these assets.

     The following table sets forth certain information, as of August 31, 1997, regarding the three land parcels:


                                 Land Parcels



                                Year       Percentage
Location                      Acquired       Owned       Acres
--------------------------   ----------   -----------   ------
Rancocas, NJ  ............      1971          75%         54
Elizabethtown, PA   ......      1972          50%         22
Coral Springs, FL   ......      1990          50%         14
                                                          --
  Total    ...............                                90
                                                          ==

                                  MANAGEMENT


Trustees and Officers

     The Company's Board of Trustees consists of nine members, five of whom are not employed by or otherwise affiliated with the Company. The following table sets forth certain information with respect to the Trustees, senior officers, and other significant employees of the Company:



Name                            Age                          Position
----------------------------   -----   -----------------------------------------------------
Trustees:
Sylvan M. Cohen    .........    83     Chairman of the Board of Trustees
Ronald Rubin*   ............    66     Chief Executive Officer and Trustee
Jonathan B. Weller    ......    50     President, Chief Operating Officer and Trustee
George F. Rubin*   .........    54     President of PREIT-RUBIN and Trustee
William R. Dimeling   ......    56     Trustee
Rosemarie B. Greco*   ......    51     Trustee
Lee H. Javitch  ............    65     Trustee
Leonard I. Korman  .........    61     Trustee
Jeffrey P. Orleans    ......    51     Trustee
Senior Officers:
Edward A. Glickman    ......    40     Executive Vice President and Chief Financial Officer
Jeffrey A. Linn    .........    48     Senior Vice President-Acquisitions and Secretary
Dante J. Massimini    ......    64     Senior Vice President-Finance and Treasurer
Raymond J. Trost   .........    42     Vice President-Multifamily Asset Management
Leonard B. Shore   .........    66     Executive Vice President-Development of PREIT-
                                       RUBIN
Joseph F. Coradino    ......    46     Executive Vice President of PREIT-RUBIN
Alan F. Feldman    .........    34     Chief Operating Officer-Retail Division of PREIT-
                                       RUBIN
Pat A. Berns    ............    43     Executive Vice President-Retail Leasing of PREIT-
                                       RUBIN
Other Significant Employees:
Elaine Berger   ............    43     Vice President-Specialty Leasing
William B. Berlin  .........    58     Vice President-Retail Management
Richard E. Brown   .........    45     Vice President-Asset Management
Timothy J. Bruce   .........    40     Vice President-Retail Leasing
David J. Bryant    .........    39     Vice President-Financial Services
Harvey Diamond  ............    50     Vice President-Retail Leasing
Douglas S. Grayson    ......    39     Vice President-Development
Eric M. Mallory    .........    37     Vice President-Acquisitions
James L. Paterno   .........    34     Vice President-Office Leasing
Denny D. Moore  ............    35     Vice President-Retail Leasing

------------
* Elected pursuant to the terms of the TRO Contribution Agreement.

     Sylvan M. Cohen is Chairman of the Board of Trustees. Mr. Cohen was a founder of the Company in 1960 and served as its Chief Executive Officer for 37 years. He is of counsel to the law firm of Drinker Biddle & Reath LLP and formerly a partner in the Philadelphia law firm of Cohen, Shapiro, Polisher, Shiekman and Cohen. Mr. Cohen is a former chairman of the National Association of Real Estate Investment Trusts and of the International Council of Shopping Centers ("ICSC"). He remains a member of the board of the ICSC. Mr. Cohen has served on numerous civic and charitable boards and is a member of the Advisory Board of the Real Estate Center at the Wharton School of the University of Pennsylvania. Mr. Cohen is a director of FPA Corporation, a trustee of EQK Realty Investments I, and a trustee of Arbor Property Trust. He is a graduate of the University of Pennsylvania and the University of Pennsylvania Law School.

     Ronald Rubin is Chief Executive Officer and Trustee. Mr. Rubin joined Richard I. Rubin and Co., Inc. in 1953 and served it in a number of capacities. He served as chairman and chief executive officer of The Rubin Organization, Inc. for over 25 years. Mr. Rubin is a past president of the Greater Philadelphia Chamber of Commerce and was instrumental in the organization of the Center City District, which is funded by local businesses to assure a cleaner, safer downtown in Philadelphia. Mr. Rubin has served on numerous boards and in various leadership positions in the Philadelphia community. He is a director of PECO Energy Corp. He is the brother of George F. Rubin.

     Jonathan B. Weller is President and Chief Operating Officer and Trustee. Mr. Weller joined the Company in 1993. From 1970 to 1993, Mr. Weller served in various capacities for Eastdil Realty, a real estate investment banking firm, where he most recently served as executive vice president and a member of the board of directors. Mr. Weller is a graduate of Williams College and the Columbia University Business School.

     George F. Rubin is President of PREIT-RUBIN and Trustee. Mr. Rubin joined The Rubin Organization, Inc. in 1970 and has served in various capacities since that time. Mr. Rubin is active in various retail organizations. He serves on the boards of various civic and educational and charitable organizations, including Lafayette College, Elwyn Institute and Thorncroft Therapeutic Horseback Riding, Inc., where he is chairman. He is a graduate of Lafayette College. He is the brother of Ronald Rubin.

     William R. Dimeling, Trustee, has been a partner in Dimeling, Schreiber and Park, an investment partnership since 1982. He is a general partner at Dimeling, Schreiber and Park Reorganization Fund, L.P., Funds I and II, and serves on the boards of a number of portfolio companies of those funds. He is also a director of Addison Capital Shares and Aero Services International, Inc. He is a graduate of Yale College and the University of Pennsylvania Law School.


     Rosemarie B. Greco, Trustee, is a businesswoman. She served as president and chief executive officer of CoreStates Bank, N.A. and as president of CoreStates Financial Corp. from August 1994 to August 1997. From 1991 to 1994, Ms. Greco served as chief retail banking officer of CoreStates and president of CoreStates First Pennsylvania Bank. Prior to 1991, Ms. Greco served as president of Fidelity Bank. Ms. Greco is a director of General Accident Insurance Company of America, and also serves on the boards of various civic and professional organizations. She is a graduate of St. Joseph's University.

     Lee H. Javitch, Trustee, is a private investor. He served as chairman and chief executive officer of Giant Food Stores, Inc. from 1979 to 1983. Prior to that time, he served in various senior management positions with Giant Foods. He is a director of First Maryland BanCorp and Dauphin Deposit Corp. He serves on the board of the Jewish Theological Seminary of America. He is a graduate of Syracuse University.

     Leonard I. Korman, Trustee, has been president and chief executive officer of Korman Commercial Properties, Inc., a commercial real estate management and development firm, since 1996. He was a general partner of The Korman Co., a real estate management and development firm. He is a director of CoreStates Bank, N.A. and a trustee of the Pennsylvania Academy of Fine Arts and Albert Einstein Medical Center. Mr. Korman is a graduate of the Wharton School of the University of Pennsylvania.

     Jeffrey P. Orleans, Trustee, has served as chairman and chief executive officer of FPA Corporation, a publicly held residential real estate developer, since 1993. Prior to that time, he was president of Orleans Construction Company. He is a director of New Jersey National Bank, the National Association of Home Builders and a trustee of Albert Einstein Medical Center as well as other civic, educational and professional organizations. Mr. Orleans is a graduate of Drexel University.

     Edward A. Glickman is Executive Vice President and Chief Financial Officer. He joined The Rubin Organization, Inc. in 1993. From 1989 to 1993, Mr. Glickman was employed by Presidential Realty Corporation, a publicly traded REIT, where he served as chief financial officer. Prior to that time, Mr. Glickman was employed by Shearson Lehman Brothers and Smith Barney. Mr. Glickman is a graduate of the University of Pennsylvania and the Harvard Business School.

     Jeffrey A. Linn is Senior Vice President for Acquisitions and Secretary. Mr. Linn joined the Company in 1974 and has served in various capacities, including Vice President for Operations and Development. He is a board member of the National Housing Counsel and a member of ICSC. Mr. Linn is a graduate of Brandeis University.

     Dante J. Massimini is Senior Vice President and Treasurer. Mr. Massimini joined the Company in 1971 and has held a number of positions since that time. Mr. Massimini is a graduate of LaSalle College.

     Raymond J. Trost is Vice President for Multifamily Asset Management. Mr. Trost joined the Company in 1983 and has held a number of positions since that time. Mr. Trost holds a real estate broker's license and is a licensed real estate appraiser. He holds various professional designations in the multifamily management industry.

     Leonard B. Shore is Executive Vice President-Development of PREIT-RUBIN. Mr. Shore joined The Rubin Organization, Inc. in 1968 and has held a variety of positions in commercial real estate development, with 45 years of experience in the commercial real estate industry. Mr. Shore directed development for Willow Grove Park Mall, Willow Grove, Pennsylvania; Cumberland Mall, Vineland, New Jersey; Newburgh Mall, Newburgh, New York; and Christiana Mall, Newark, Delaware. In 1987-88, Mr. Shore directed the renovation of Philadelphia's historic Bellevue Stratford hotel into a mixed use facility. Mr. Shore is a graduate of Temple University.

     Joseph F. Coradino is Executive Vice President of PREIT-RUBIN. Mr. Coradino joined The Rubin Organization, Inc. in 1981. Prior to that time, he was a leasing representative for Jackson Cross Company where he directed commercial brokerage activities for Southern New Jersey. Mr. Coradino began his real estate career with Kravitz Properties Inc., where he was a leasing specialist for enclosed mall shopping center space. Mr. Coradino has 20 years of experience in the commercial real estate industry, and is active in many professional, civic and charitable organizations. Mr. Coradino is a graduate of Temple University and the Schools of City Planning and Finance of the University of Arizona.

     Alan F. Feldman is Chief Operating Officer-Retail Division, of PREIT-RUBIN. Mr. Feldman joined The Rubin Organization, Inc. in 1992. Prior to that time, Mr. Feldman was director of the community shopping center division of Strouse Greenberg & Co., Inc. Mr. Feldman has eight years of experience in the shopping center industry, and is a member of the ICSC. Mr. Feldman is a graduate of Tufts University and the Wharton School of the University of Pennsylvania.

     Pat A. Berns is Executive Vice President-Retail Leasing of PREIT-RUBIN. She joined The Rubin Organization, Inc. in 1983. Prior to joining The Rubin Organization, Inc., she was employed by First Union Real Estate, Cleveland, Ohio, as a leasing representative, and by R&B Enterprises as a space planner for commercial, retail and industrial properties. She is a member of the ICSC. Ms. Berns is a graduate of City College, New York.

Executive Compensation

     The following table sets forth certain information concerning the compensation paid by the Company during the fiscal years ended August 31, 1997, 1996 and 1995 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                                                                                      Long Term
                                                                                     Compensation
                                                    Annual Compensation                 Awards
                                          ----------------------------------------  --------------    All Other
       Name and Principal                                          Other Annual                      Compensation
            Position               Year     Salary      Bonus     Compensation(1)      Options           (2)
--------------------------------  ------  ----------  ---------  -----------------  --------------  -------------
Sylvan M. Cohen(3)                 1997    $345,000    $     0        $     0                0         $ 9,070
 Chairman and Chief                1996     342,333          0              0                0           9,070
 Executive Officer and Trustee     1995     333,000          0              0           20,000           9,070

Jonathan B. Weller                 1997     301,731     50,000         22,414           20,000          25,871
 President and Chief               1996     297,212          0          7,182           20,000          25,608
 Operating Officer and Trustee     1995     281,539          0         37,463           35,000          32,408

Robert G. Rogers(4)                1997     193,365          0         33,414                0               0
 Executive Vice                    1996     191,923          0          7,182            5,000          69,654
 President and Trustee             1995     183,269          0              0           10,000          72,499

Jeffrey A. Linn                    1997     134,375     20,000         33,885           10,000          14,042
 Senior Vice President-            1996     130,797          0          5,163           10,000          14,114
 Acquisitions and                  1995     116,346          0              0           15,000          18,021
 Secretary

Dante J. Massimini                 1997     128,365      5,000         39,204            5,000          60,661
 Senior Vice President-            1996     125,673          0          5,174            5,000          59,897
 Finance and                       1995     116,538          0              0           10,000          54,706
 Treasurer

------------
(1) Amounts shown in fiscal 1997 represent: (i) discretionary contributions by the Company to the accounts of Messrs. Weller, Rogers, Linn and Massimini in the Company's 401(k) retirement plan in the amounts of $7,164, $7,164, $6,010 and $5,704, respectively; and (ii) paid accrued vacation salary of $15,250, $26,250, $27,825 and $33,500, respectively. Amounts shown in fiscal 1996 represent discretionary contributions by the Company to the accounts of the named executive officers in the Company's 401(k) retirement plan. Amounts shown for fiscal 1995 for Mr. Weller include $14,352 for relocation expenses, $12,378 for reimbursement for taxes resulting from payment of living expenses on behalf of Mr. Weller in 1994 and $10,733 in respect of a leased automobile.
(2) All amounts for Mr. Cohen represent annual premium payments on life insurance provided under Mr. Cohen's employment agreement. Amounts for Mr. Weller include $9,750 of annual premium payments on life insurance provided under Mr. Weller's employment agreement. All other amounts represent contributions by the Company with respect to fiscal 1997, fiscal 1996 and fiscal 1995 under the non-qualified retirement plan approved during fiscal 1995 in which Messrs. Weller, Rogers, Massimini and Linn are participants.
(3) Effective September 30, 1997, Mr. Cohen is no longer Chief Executive
    Officer.
(4) Mr. Rogers resigned as a Trustee of the Company effective September 30, 1997 and as an officer of the Company effective December 31, 1997.

Committees of the Board

     The Company has a standing Audit Committee, Executive Compensation and Human Resources Committee and Property Committee.

     The Audit Committee is currently comprised of Ms. Rosemarie B. Greco (Chair), Mr. Lee H. Javitch and Mr. Jeffrey P. Orleans. The principal duties of the Audit Committee are to recommend independent public accountants for appointment by the Company; to review with the independent accountants the planned scope and results of the annual audit and their reports and recommendations; and to review with the independent accountants matters relating to the Company's system of internal controls.

     The Executive Compensation and Human Resources Committee is currently comprised of Messrs. Leonard I. Korman (Chair), William R. Dimeling and Lee H. Javitch. The principal duties of the Executive Compensation and Human Resources Committee are to recommend compensation arrangements for the executive officers of the Company and to administer the Company's stock option plans.

     The Property Committee is currently comprised of Messrs. Sylvan M. Cohen (Chair), Leonard I. Korman, and Jeffrey P. Orleans. Messrs. Ronald Rubin and Jonathan B. Weller serve as ex officio members of the Property Committee. The principal duties of the Property Committee are to review acquisitions and dispositions of portfolio properties proposed by management and make recommendations thereon to the Board of Trustees.

     The Trustees have also constituted a committee consisting of Mr. Leonard
I. Korman (Chair), Ms. Rosemarie B. Greco and Mr. William R. Dimeling for the purpose of addressing and resolving any matters which may arise in the implementation of the provisions of the TRO Transaction following the closing of the TRO Transaction.


Stock Option Plans

     Set forth below are the stock option plans of the Company and the number of Shares authorized to be granted and outstanding under each:




                                  Shares                      Options
                               Authorized To     Options     Currently
Plan                            Be Granted       Granted     Exercisable
---------------------------   ---------------   ---------   ------------
1990 Incentive
 and Non-Qualified
 Stock Option Plan   ......       400,000       340,125       223,236

Jonathan B. Weller
 Non-Qualified
 Stock Option Plan   ......       100,000       100,000        75,000

1990 Option Plan
 for Non-Employee
 Trustees   ...............       100,000        38,250        16,500

1997 Stock Option
 Plan    ..................       560,000       455,000             0

     The 1990 Incentive and Non-Qualified Stock Option Plan authorizes the grant of incentive of non-qualified stock options to key employees. The Jonathan B. Weller Non-Qualified Stock Option Plan was adopted by the Company pursuant to provisions of Mr. Weller's employment agreement and he is the only person eligible to receive options under such plan. The 1990 Option Plan for Non-Employee Trustees provides for the automatic grant of non-qualified stock options in respect of 1,000 Shares to each non-employee Trustee of the Company on the last trading day of January of each year at a price equal to the closing price of the Shares on that date.

     All options are granted with exercise prices equal to at least market value on the grant date, and it is the general policy of the Company that options vest in four equal annual installments commencing on the first anniversary of the grant date. All of the outstanding options expire ten years after their grant.

     The 1997 Stock Option Plan was adopted in connection with the TRO Transaction and options on 455,000 Shares were granted to former TRO officers and employees on September 30, 1997 at an exercise price of $25.41 per Share. All options granted on September 30, 1997 vest in four equal annual installments commencing January 1, 1999, and on each anniversary date thereof. It is anticipated that the remaining 105,000 options authorized under the 1997 Stock Option Plan will be granted over the next three months to approximately 40 employees.

Employment Agreements

     The Company and PREIT-RUBIN are parties to employment agreements with substantially all of their respective executive officers, including Messrs. Sylvan M. Cohen, Ronald Rubin, Jonathan B. Weller, George F. Rubin, Edward A. Glickman, Jeffrey A. Linn and Daniel J. Massimini.

     Mr. Cohen's employment agreement was originally entered into in 1985 and has been amended and extended several times since that date. The current expiration date of Mr. Cohen's employment agreement is December 31, 2000. Mr. Cohen's employment agreement provides for current annual base compensation of $345,000 and for post-termination benefits for the life of Mr. Cohen equal to 50% of the highest rate of Mr. Cohen's compensation while employed by the Company. Mr. Cohen's spouse is also entitled to payments under the contract if she survives him. Mr. Cohen did not participate in the Company's now terminated defined benefit plan and does not participate in the Company's defined contribution plan.

     The Company is party to an employment agreement with Ronald Rubin for an initial term of five years, extending year-to-year thereafter until terminated by either party. The agreement took effect on September 30, 1997. During the period of his employment, Mr. Rubin is required to devote his full working time, energy, skill and best efforts to the performance of his duties. Under the agreement, he may not participate in any other business pursuits, except he may maintain his existing ownership interest in approximately 29 commercial properties in which the Company will have no interest so long as the aggregate time he devotes to such properties is insignificant and such activities do not interfere with, detract from or affect the performance of his duties to the Company.

     The contract provides for annual base salary of $345,000, provided that at all times during the terms of the contract the base salary be at least equal to the highest amount paid to any other person employed by the Company. For each fiscal year commencing after December 31, 1997, Mr. Rubin will be entitled to incentive compensation under the Company's cash incentive bonus plan. The contract also provides for the grant pursuant to the 1997 Stock Option Plan of non-qualified options to purchase 150,000 Shares. Such options were granted to Mr. Rubin on September 30, 1997 at an exercise price of $25.41, which was the closing price of the Shares on September 30, 1997. The options vest in four equal annual installments beginning January 1, 1999.

     If Mr. Rubin's employment is terminated other than for cause or a change in control of the Company, he will be entitled to lump sum severance equal to the present value of his base salary and a target incentive bonus for the remaining portion of the contract term at the time of termination. If his employment is terminated pursuant to a change in control (including voluntary termination by Mr. Rubin within 60 days of a change in control), the Company must pay him up to three times the present value of his base salary and target incentive compensation, subject to all reductions necessary to preserve the deductibility of all such payments under the Code. During Mr. Rubin's employment and for one year thereafter if his employment is terminated for cause, Mr. Rubin is prohibited from competing with the Company as provided for therein. Any non-competition agreement would terminate upon a change in control of the Company.

     The Company is party to an employment agreement with Mr. Weller which provides that Mr. Weller is to serve as President and Chief Operating Officer of the Company with responsibility for the day-to-day management of the Company. The employment term, which began on January 31, 1994, was originally for a three year period, and was automatically extended, as of January 31, 1996 and January 31, 1997. The agreement will be extended for new three-year terms beginning on each January 31 thereafter unless the Company gives Mr. Weller written notice at least 60 days prior to January 31 in a year that the term is not to be extended. Mr. Weller's annual base salary under the agreement currently is $305,000. In accordance with the employment agreement, on December 14, 1993, the Company granted Mr. Weller non-qualified stock options to purchase 100,000 Shares of the Company at an exercise price equal to the fair market value of the Shares on such date.

     Messrs. George F. Rubin's and Edward A. Glickman's employment contracts are for two years and are automatically renewable for year-to-year terms thereafter unless prior notice is given by either party. In many respects, these contracts otherwise contain terms similar to those of the contract with Ronald Rubin, except that the severance payments upon a change in control are equal to two times the individual's base salary and targeted incentive compensation, subject to reduction to satisfy limitations on deductibility, and the individual may only obtain such payment if he resigns for Good Reason (as defined in the agreements) following a change in control. The annual base rates of compensation under such agreements for Messrs. George
F. Rubin and Edward A. Glickman are $250,000 and $230,000 per annum, respectively.

     The Company is also party to employment agreements with Messrs. Jeffrey A. Linn and Dante J. Massimini. Mr. Linn's contract extends until December 31, 2000. Mr. Massimini's employment agreement will expire on September 30, 1999. Mr. Linn serves as Senior Vice President-Acquisitions and Secretary and Mr. Massimini serves as Senior Vice President-Finance and Treasurer. The current annual base compensation for Mr. Linn and Mr. Massimini is $134,375 and $128,365, respectively.


Cash Incentive Bonus Plan

     Incentive Bonus Plan. The Company has established an incentive bonus plan, effective January 1, 1998, for certain officers and key employees of the Company. The plan is a nonqualified, unfunded plan with bonuses to be paid from the general assets of the Company.

     The Executive Compensation and Human Resources Committee of the Board of Trustees administers the plan. The Committee has designated those officers and key employees who are eligible to receive a bonus under the plan, and each of the individuals who entered into employment agreements in connection with the TRO Transaction have been included as eligible to participate in the plan. A bonus pool has been created equal to a graduated percentage of "Adjusted Funds Available for Distribution," which is generally defined as funds from operations less certain adjustments, including annual capital expenditures, reserves for capital expenditures, distributions by the Company and working capital reserves. One-half of the pool will be paid to the participants based on set individual percentages. All or a portion of the remainder of the pool may be awarded by senior management (in its discretion, but subject to the approval of the Committee) to any of the participants in the plan and/or to any other employees of the Company who achieve the goals and objectives stated in the Trust's business plan. The plan provides that in no event will incentive compensation paid under the plan exceed $1,500,000 in any plan year.

     Bonuses will be paid in single-sum cash payments within a reasonable time after the Company's fiscal year-end financial statements are approved. Except as provided in a participant's employment agreement, only participants who are employed by the Company on December 31 of each plan year will be eligible to receive payments under the plan (unless the participant was no longer an employee due to a reorganization, or because he retired on or after age 65, became disabled, or died).


PREIT-RUBIN Stock Bonus Plan

     Contemporaneously with the closing of the TRO Transaction, PREIT-RUBIN established a stock bonus plan for all of its employees who have completed at least one year of service on the day prior to the effective date of the plan. The plan will qualify for favorable tax treatment under section 401(a) of the Internal Revenue Code and all of the outstanding voting common shares of PREIT-RUBIN will be held by the trust established under the plan.

     PREIT-RUBIN issued all of its voting common shares to the plan for the plan year ending December 31, 1997. The shares will be allocated to the plan accounts of the eligible employees as of December 31, 1997, pro rata, based on their covered compensation for 1997. The shares held by the plan will be appraised annually as of each December 31. The value of an employee's account under the plan will be paid to the employee upon termination of service. Since the articles of incorporation of PREIT-RUBIN restrict ownership of all of the outstanding voting common shares of PREIT-RUBIN to employees of PREIT-RUBIN or to a tax-qualified plan for the benefit of employees, benefits to terminated employees will be paid only in cash.

     Voting on major corporate transactions (including mergers, recapitalizations, liquidations, and similar transactions) will be passed through by the plan trustee to the plan's participants. Voting by the plan trustee on other matters will be directed by majority vote of the Stock Bonus Plan Committee, who will be appointed by the Board of Directors of PREIT-RUBIN.

Other Benefit Plans

     The Company maintains a 401(k) profit sharing and retirement savings plan in which substantially all of the officers and employees are eligible to participate and a Supplemental Retirement Plan in which the executive officers named in the Summary Compensation Table other than Mr. Cohen are participants. Under the Supplemental Retirement Plan, the Company is required to make defined contributions to the plan annually in amounts equal to amounts that would have been required to be contributed under the Company's defined benefit pension plan, which was terminated in fiscal 1995, in order to fund the targeted retirement benefit (after taking into account amounts distributed under the terminated defined benefit pension plan, together with an assumed rate of return thereon). The Company has recorded $92,000, $160,000 and $168,000 of contributions due under the provisions of the Supplemental Retirement Plan for the years ended August 31, 1997, 1996 and 1995, respectively.


Independent Trustee Compensation

     Trustees who are not officers of the Company receive an annual retainer of $7,000 plus $1,250 per Board of Trustees meeting attended and $750 per Committee meeting attended. The Company made one-time cash payments of $25,000 each to Mr. Jack Farber and Mr. Robert Freedman upon their resignations as Trustees in August and September, 1997, respectively, after 26 years and nine years of service, respectively. The Company also made one-time cash payments in 1997 of $10,000 to each of the three members of the Special Acquisition Committee of the Board which met in 1996 and 1997 in connection with the negotiation of the TRO Transaction.

                           PRINCIPAL SECURITYHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Shares and OP Units by: (i) each trustee of the Company; (ii) each executive officer of the Company; (iii) all trustees and executive officers of the Company as a group; and (iv) each person or entity who is expected to be the beneficial owner of 5% or more of the outstanding Shares immediately following the completion of the Offering. Except as indicated below, all of such Shares and OP Units are owned directly, and the indicated person has sole voting and investment power. The extent to which a person holds OP Units is set forth in the footnotes below. The address of each person listed below is c/o Pennsylvania Real Estate Investment Trust, 455 Pennsylvania Avenue, Suite 135, Fort Washington, Pennsylvania 19034.




                                                   Shares and OP Units Beneficially Owned(1)
                                         --------------------------------------------------------------
                                                                              Percentage     Percentage
                                                                              Before the     After the
Name                                                  Number                   Offering      Offering
----                                                  ------                  ------------   -----------
Sylvan M. Cohen  .....................                   650,291 (2)              6.9%         4.9%
Ronald Rubin  ........................                   143,440 (3)              1.5           1.1
Jonathan B. Weller  ..................                   105,910 (4)              1.1            *
George F. Rubin  .....................                    87,455 (5)              *              *
William R. Dimeling    ...............                     7,187 (6)              *              *
Rosemarie B. Greco  ..................                         0                  *              *
Lee H. Javitch   .....................                     5,500 (6)              *              *
Leonard I. Korman   ..................                   482,663 (7)              5.2           3.6
Jeffrey P. Orleans  ..................                    51,413 (8)              *              *
Edward A. Glickman  ..................                    13,606 (9)              *              *
Jeffrey A. Linn  .....................                    29,771 (10)             *              *
Dante J. Massimini  ..................                    20,931 (11)             *              *
                                                       ---------                 ----          ----
   All Trustees and executive officers
    as a group (12 persons)  .........                 1,598,167                 16.8%         11.8%
                                                       =========                 ====          ====

------------
* Less than one percent
(1) All data on holdings are as of November 1, 1997. Unless otherwise indicated in the following footnotes, each Trustee and Non-Trustee executive officer has sole voting and investment power with respect to all such Shares and OP Units.
(2) Includes 186,558 Shares owned by Mr. Cohen's spouse, 37,056 Shares owned by a trust of which Mr. Cohen's wife is a co-trustee, 252 Shares owned by a corporation 50% of whose outstanding shares are owned by Mr. Cohen and the remaining 50% of whose outstanding shares are owned by Jeffrey P. Orleans, a Trustee of the Company, 71,815 Shares owned by a charitable remainder unitrust of which Mr. Cohen is a co-trustee, and 28,523 Shares subject to options that are currently exercisable. Mr. Cohen disclaims beneficial ownership of all of the Shares referred to in this footnote other than Shares owned by trusts of which Mr. Cohen is a trustee or a co-trustee, Shares owned of record by Mr. Cohen's wife and the Shares subject to options.
(3) Represents Class A OP Units first redeemable on September 30, 1998 for cash or, at the option of the Company, for a like number of Shares.
(4) Includes 94,710 Shares subject to options that are currently exercisable, and 400 Shares held by Mr. Weller as custodian for his children under the New York Uniform Gifts to Minors Act.
(5) Includes 900 Shares held by a trust, the beneficiary of which is Mr. Rubin's daughter. Mr. Rubin is not a trustee of that trust. Also includes 500 shares held by Mr. Rubin's spouse. Mr. Rubin disclaims beneficial ownership of all Shares referred to in this footnote. Also includes 86,055 Class A OP Units first redeemable on September 30, 1998 for cash or, at the option of the Company, a like number of Shares.
(6) Includes 5,500 Shares subject to options that are currently exercisable.
(7) Includes: (i) 420 Shares owned by Mr. Korman's spouse; (ii) 87,570 Shares held by a charitable foundation of which Mr. Korman is a co-trustee; and
    (iii) 151,585 Shares held by trusts of which Mr. Korman is a co-trustee. Mr. Korman disclaims beneficial ownership of all but 10,528 of the foregoing Shares.

 (8) Includes 450 Shares owned by Mr. Orleans' spouse, 1,000 Shares for which Mr. Orleans is custodian for his children under the Pennsylvania Uniform Gifts to Minors Act, 947 Shares owned by an adult daughter of Mr. Orleans, 360 Shares held by trusts of which Mr. Orleans is co-trustee, 252 Shares owned by a corporation 50% of whose shares are owned by Mr. Orleans and the remaining 50% of whose shares are owned by Sylvan M. Cohen, Chairman of the Board of Trustees of the Company and 3,000 Shares subject to options that are currently exercisable. Mr. Orleans disclaims beneficial ownership of the Shares owned by Mr. Orleans' wife and certain Shares for which he serves as custodian under the Pennsylvania Uniform Gifts to Minors Act.
 (9) Represents Class A OP Units redeemable first on September 30, 1998 for cash or, at the option of the Company, a like number of Shares.
(10) Includes 21,431 Shares subject to options that are currently exercisable and 500 Shares that are held by Mr. Linn as custodian for his son under the Pennsylvania Uniform Gifts to Minors Act.
(11) Includes 20,331 Shares subject to options that are currently exercisable.
(12) Includes 178,995 Shares subject to options that are currently exercisable. In certain instances, two Trustees beneficially own the same Shares because they share voting or investment power over such Shares. Such Shares have been counted only once in this total.

                                 UNDERWRITING

     The underwriters of the Offering (the "Underwriters"), for whom Lehman Brothers Inc., Legg Mason Wood Walker, Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Smith Barney Inc. and Wheat, First Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the conditions contained in the Underwriting Agreement (the form of which is incorporated by reference as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part), to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of Shares set forth below opposite the name of each such Underwriter.




                                                                Number of
      Underwriters                                               Shares
      ------------                                             ----------
   Lehman Brothers Inc.  ....................................
   Legg Mason Wood Walker, Incorporated .....................
   Merrill Lynch, Pierce, Fenner & Smith Incorporated  ......
   Smith Barney Inc.  .......................................
   Wheat, First Securities, Inc.  ...........................   ---------
      Total  ................................................   4,000,000
                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Shares are subject to certain conditions, and that if any of the Shares are purchased by the Underwriters, all such Shares must be so purchased.

     The Company has been advised by the Underwriters that they propose to offer the Shares directly to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such public offering price less a selling concession not in excess of $__ per share. The selected dealers may reallow a concession not in excess of $__ per share to certain brokers or dealers. After the Offering, the public offering price, the concession to selected dealers, and the reallowance may be changed by the Representatives.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to the payments the Underwriters may be required to make in respect thereof.

     The Company has granted to the Underwriters an option to purchase up to an additional 600,000 Shares at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any. The Underwriters may exercise this option at any time within 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional Shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Company and certain executive officers and trustees who own OP Units or Shares have agreed, for a period of 90 days from the date of this Prospectus Supplement, not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) Shares (other than the Shares offered hereby and Shares issued pursuant to the stock options outstanding on the date hereof and any OP Units or Shares that may be issued in connection with any acquisition of a property or in connection with the redemption of OP Units) or sell or grant options, rights or warrants with respect to any Shares (other than the grant of options pursuant to the stock option plans existing on the date hereof), without the prior written consent of Lehman Brothers Inc.

     Until the distribution of the Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase Shares. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Shares.

     If the Underwriters create a short position in the Shares in connection with the Offering (i.e., if they sell more Shares than are set forth on the cover page of this Prospectus Supplement), the Representatives may reduce that short position by purchasing Shares in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company retained Lehman Brothers Inc. as its exclusive financial advisor in connection with the TRO Transaction, and the Company paid Lehman Brothers Inc. a fee of $1,750,000 for such services.


                                    EXPERTS

     The financial statements and financial statement schedules included or incorporated by reference in this Prospectus Supplement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby and the statements in the accompanying Prospectus under "Federal Income Tax Considerations" will be passed upon for the Company by Drinker Biddle & Reath LLP. Sylvan M. Cohen, Chairman of the Board of the Company and a principal shareholder of the Company, is of counsel to Drinker Biddle & Reath LLP. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                         INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
Pro Forma Consolidating Balance Sheet as of August 31, 1997    ...........................    F-3
Pro Forma Consolidating Income Statement for the Year Ended August 31, 1997   ............    F-4
Notes and Management's Assumptions to Unaudited Pro Forma Consolidating Financial
  Statements .............................................................................    F-5
PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
Report of Independent Public Accountants  ................................................    F-9
Consolidated Balance Sheets as of August 31, 1997 and 1996  ..............................    F-10
Consolidated Statements of Income for the Years Ended August 31, 1997, 1996 and 1995   ...    F-11
Consolidated Statements of Shareholders' Equity for the Years Ended August 31, 1997, 1996
  and 1995 ...............................................................................    F-12
Consolidated Statements of Cash Flows for the Years Ended August 31, 1997, 1996 and 1995      F-13
Notes to Consolidated Financial Statements   .............................................    F-14
THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY
Report of Independent Public Accountants  ................................................    F-23
Consolidated Balance Sheets as of September 30, 1997 (unaudited), December 31, 1996 and
December 31, 1995 (unaudited) ............................................................    F-24
Consolidated Statements of Operations for the Years Ended December 31, 1996, 1995
  (unaudited) and
1994 (unaudited) and for the Nine Months Ended September 30, 1997 and 1996 (unaudited) ...    F-26
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996,
  1995 (unaudited) and 1994 (unaudited) and for the Nine Months Ended
  September 30, 1997 (unaudited)..........................................................    F-27
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995
  (unaudited) and 1994 (unaudited) and for the Nine Months Ended September 30, 1997
  and 1996 (unaudited) ...................................................................    F-28
Notes to Consolidated Financial Statements   .............................................    F-30
FINANCIAL STATEMENTS OF OXFORD VALLEY ROAD ASSOCIATES
Report of Independent Public Accountants  ................................................    F-41
Balance Sheet as of September 30, 1997    ................................................    F-42
Statement of Operations for the Nine Months Ended September 30, 1997    ..................    F-43
Statement of Partners' Capital for the Nine Months Ended September 30, 1997   ............    F-44
Statement of Cash Flows for the Nine Months Ended September 30, 1997    ..................    F-45
Notes to Financial Statements ............................................................    F-46
FINANCIAL STATEMENTS OF NORTH DARTMOUTH MALL
Report of Independent Public Accountants  ................................................    F-50
Statements of Revenues and Certain Expenses for the Nine Months Ended September 30, 1997
  and the Year Ended December 31, 1996  ..................................................    F-51
Notes to Statements of Revenues and Certain Expenses  ....................................    F-52
FINANCIAL STATEMENTS OF MAGNOLIA MALL
Report of Independent Public Accountants  ................................................    F-53
Statements of Revenues and Certain Expenses for the Nine Months Ended September 30, 1997
  and the Year Ended December 31, 1996  ..................................................    F-54
Notes to Statements of Revenues and Certain Expenses  ....................................    F-55

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                 PRO FORMA CONSOLIDATING FINANCIAL INFORMATION

     The following sets forth the pro forma consolidating balance sheet of Pennsylvania Real Estate Investment Trust (the "Company") as of August 31, 1997 and the pro forma consolidating statement of operations for the year ended August 31, 1997 to give effect to the following transactions:


The Offering

     The Company consummated the Offering and applied the net proceeds therefrom as described under "Use of Proceeds," including:

     o The Company issued 4,000,000 Shares at $23 15/16 per Share.

     o The $8.8 million Cobblestone Mortgage was prepaid in full.

     o The remaining net proceeds of the Offering were used to repay amounts outstanding under the Credit Facility.


The TRO Transaction

     On September 30, 1997, PREIT and TRO completed the TRO Transaction, pursuant to which:

     o PREIT capitalized the Operating Partnership by transferring to it substantially all of its assets or the beneficial interests therein, subject to its liabilities.

     o The Operating Partnership acquired all of the non-voting common shares, constituting 95% of the economic interests of PREIT-RUBIN, in exchange for 200,000 Class A OP Units and the obligation to issue up to 800,000 additional Class A OP Units over the next five years according to a formula based upon the Company's per share growth in adjusted funds from operations.

     o The Operating Partnership acquired the interests of certain affiliates of TRO ("TRO Affiliates") in The Court at Oxford Valley, Magnolia Mall, North Dartmouth Mall and Springfield Park.

     o The Operating Partnership agreed to acquire the interests of certain TRO Affiliates in Hillview Shopping Center and Northeast Tower Center, both of which are currently under construction, at prices based upon a pre-determined formula.

     o The Operating Partnership acquired the development rights of certain TRO Affiliates, subject to related obligations, in Christiana Power Center (Phases I & II), Red Rose Commons and Blue Route Metroplex.

       As the acquisitions of Hillview Shopping Center, Northeast Tower Center and the Development Properties are expected to occur in the future at amounts that are not currently determinable, the financial impact of such future events has not been reflected in the accompanying pro forma financial statements.

     All of the acquisitions described above have been recorded by the Company using the purchase method of accounting.

     The accompanying pro forma consolidating financial information is presented as if the transactions described above had been consummated on August 31, 1997 for balance sheet purposes and September 1, 1996 for purposes of the statement of operations. This unaudited pro forma consolidating financial information should be read in conjunction with the historical financial statements of the Company, The Rubin Organization, Inc., Magnolia Mall, North Dartmouth Mall and Oxford Valley Road Associates and the related notes thereto all included elsewhere herein. In management's opinion, all adjustments necessary to reflect the effects of the transactions have been made.

     The pro forma consolidating financial information is unaudited and is not necessarily indicative of what the actual financial position or results of operations of the Company would have been had the transactions described above been consummated as of the dates indicated, nor does it purport to represent the future financial position and the results of operations of the Company.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                     PRO FORMA CONSOLIDATING BALANCE SHEET
                             AS OF AUGUST 31, 1997
                                  (Unaudited)
                                (in thousands)



                                                                                                               The Company
                                                        PREIT            The TRO                The            Pro Forma,
                                                      Historical       Transaction            Offering         as Adjusted
                                                     ------------   ------------------   ------------------   ------------
Assets
Investments in real estate, at cost
 Retail properties  ..............................    $  37,398     $     82,322 (A)      $         --         $ 119,720
 Multifamily properties   ........................      159,967               --                    --           159,967
 Industrial properties    ........................        5,078               --                    --             5,078
                                                      ---------     ------------          ------------         ---------
   Total investments in real estate   ............      202,443           82,322                    --           284,765
    Less accumulated depreciation  ...............       50,711               --                    --            50,711
                                                      ---------     ------------          ------------         ---------
                                                        151,732           82,322                    --           234,054
Property under development   .....................           --            1,950 (B)                --             1,950
Investment in PREIT-RUBIN    .....................           --            4,595 (C)                --             4,595
Investments in partnerships and joint
 ventures, at equity   ...........................        1,039           13,269 (D)                --            14,308
Advances to PREIT-RUBIN   ........................           --            1,613 (E)                --             1,613
                                                      ---------     ------------          ------------         ---------
                                                        152,771          103,749                    --           256,520
    Less allowance for possible losses ...........        1,831               --                    --             1,831
                                                      ---------     ------------          ------------         ---------
                                                        150,940          103,749                    --           254,689
Other Assets:
 Cash and cash equivalents   .....................        1,399               --                    --             1,399
 Rents and sundry receivables   ..................          590               --                    --               590
 Deferred costs, prepaid real estate taxes
   and expenses, net   ...........................        7,393           (1,770) (F)               --             5,623
 Deposits on properties   ........................        5,335           (5,000) (G)               --               335
                                                      ---------     ------------          ------------         ---------
Total Assets  ....................................    $ 165,657     $     96,979          $         --         $ 262,636
                                                      =========     ============          ============         =========
Liabilities and Shareholders' Equity
Mortgage notes payable    ........................    $  83,528     $     25,200 (H)      $     (8,847)(K)     $  99,881
Bank and other loans payable    ..................       33,884           56,647 (I)           (80,201)(L)        10,330
Tenants' deposits and deferred rents  ............        1,346               --                    --             1,346
Accrued pension and other benefits    ............        1,091               --                    --             1,091
Accrued expenses and other liabilities   .........        4,369               --                    --             4,369
                                                      ---------     ------------          ------------         ---------
Total Liabilities   ..............................      124,218           81,847               (89,048)          117,017
                                                      ---------     ------------          ------------         ---------
Minority interest   ..............................          540           15,132 (J)                --            15,672
                                                      ---------     ------------          ------------         ---------
Shareholders' Equity
Shares of beneficial interest   ..................        8,685               --                 4,000 (M)        12,685
Additional paid in capital   .....................       53,599               --                85,048 (M)       138,647
Distributions in excess of net income    .........      (21,385)              --                    --           (21,385)
                                                      ---------     ------------          ------------         ---------
Total Shareholders' Equity   .....................       40,899               --                89,048           129,947
                                                      ---------     ------------          ------------         ---------
Total Liabilities and Shareholders' Equity  ......    $ 165,657     $     96,979          $         --         $ 262,636
                                                      =========     ============          ============         =========

The accompanying notes and management's assumptions are an integral part of this statement.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                   PRO FORMA CONSOLIDATING INCOME STATEMENT
                      FOR THE YEAR ENDED AUGUST 31, 1997
                                  (Unaudited)
                (In thousands, except share and per share data)



                                                                                                                  The
                                                                                                                Company
                                                         PREIT           The TRO                The            Pro Forma
                                                       Historical      Transaction           Offering          as Adjusted
                                                      ------------   ----------------   -------------------   ------------
Revenues
Gross revenues from real estate  ..................    $ 40,231      $   12,490(a)       $         --          $ 52,721
Interest and other income  ........................         254             234(b)                 --               488
                                                       --------      ----------          -------------         --------
Total revenues ....................................      40,485          12,724                    --            53,209
                                                       --------      ----------          -------------         --------
Expenses
Property operating expenses   .....................      16,289           3,964(a)                 --            20,253
Depreciation and amortization    ..................       6,259           2,557(c)                 --             8,816
General and administrative expenses    ............       3,324              --                    --             3,324
Interest expense  .................................       9,086           6,183(d)             (6,538) (h)        8,731
Provisions for losses on investments   ............         500              --                    --               500
                                                       --------      ----------          -------------         --------
Total expenses ....................................      35,458          12,704                (6,538)           41,624
                                                       --------      ----------          -------------         --------
Income before gains on sales of interests in
 real estate, equity in unconsolidated
 entities and minority interest  ..................       5,027              20                 6,538            11,585
Equity in loss of PREIT-RUBIN    ..................          --             (80) (e)               --               (80)
Equity in income of partnerships and joint
 ventures   .......................................       4,337             420(f)                 --             4,757
Gains on sales of interests in real estate   ......       1,069              --                    --             1,069
                                                       --------      ----------          -------------         --------
Income before minority interest  ..................      10,433             360                 6,538            17,331
Minority interest    ..............................        (198)           (731) (g)              (91) (i)       (1,020)
                                                       --------      ----------          -------------         --------
Net income  .......................................    $ 10,235      $     (371)         $      6,447          $ 16,311
                                                       ========      ==========          =============         ========
Net income per Share    ...........................    $   1.18                                                $   1.29
Weighted average number of Shares
 outstanding   ....................................       8,679                                                  12,679

The accompanying notes and management's assumptions are an integral part of this statement.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONSOLIDATING BALANCE
                                     SHEET



     (A)     To record the acquisition of wholly owned retail properties as follows:
              o Purchase price of Magnolia Mall, including $998 of allocated transaction costs...    $  46,363
              o Purchase price of North Dartmouth Mall, including $959 of allocated transaction
                costs ...........................................................................       35,959
                                                                                                     ---------
              Total investment in wholly owned retail properties   ..............................    $  82,322
                                                                                                     =========
     (B)     To record the Operating Partnership's acquisition of development assets, including
             transactions costs   ...............................................................    $   1,950
                                                                                                     =========
     (C)     To record the acquisition of 95% of the common stock of PREIT-RUBIN for 200,000
             Class A OP Units at $23.40 per unit and $793 of allocated transaction costs, net of
             cash acquired of $878...............................................................    $   4,595
                                                                                                     =========
     (D)     To record the Operating Partnership's investments in joint ventures:
              o Investment in The Court at Oxford Valley for approximately 233,000 Class A OP
                Units at $23.40 per unit and $688 of allocated transaction costs  ...............    $   6,140
              o TRO's and TRO Affiliates' rights under Goldenberg Letter Agreement   ............        6,442
              o Development costs related to Christiana Power Center Phase I   ..................          687
                                                                                                     ---------
              Net investment in partnerships and joint ventures .................................    $  13,269
                                                                                                     =========
     (E)     To advance PREIT-RUBIN funds for the reimbursement of EPDLP management
             contract start-up costs and pre-development expenses  ..............................    $   1,613
                                                                                                     =========
     (F)     To adjust deferred costs:
              o Reclassify previously capitalized transaction costs   ...........................    $  (2,545)
              o Financing costs incurred relating to the $150.0 million Credit Facility .........          775
                                                                                                     ---------
                                                                                                     $  (1,770)
                                                                                                     =========
     (G)     To reclassify the deposit on purchase of Magnolia Mall to retail properties   ......    $  (5,000)
                                                                                                     =========
     (H)     To record the mortgage note payable assumed in connection with the purchase of
             Magnolia Mall  .....................................................................    $  25,200
                                                                                                     =========
     (I)     To record borrowings under the Credit Facility:
              o Purchase of Magnolia Mall and North Dartmouth Mall ..............................    $  45,165
              o Fund the remaining cash portion of the TRO Transaction, including transaction
                costs ...........................................................................       11,482
                                                                                                     ---------
              Total borrowings under the Credit Facility  .......................................    $  56,647
                                                                                                     =========
     (J)     To record minority interest as follows:
              o OP Units issued to acquire PREIT-RUBIN ..........................................    $   4,680
              o OP Units issued in connection with Magnolia Mall acquisition   ..................        5,000
              o OP Units issued to acquire interest in the Court at Oxford Valley ...............        5,452
                                                                                                     ---------
              Total minority interest   .........................................................    $  15,132
                                                                                                     =========
     (K)     Repayment of the outstanding Cobblestone Mortgage  .................................    $   8,847
                                                                                                     =========
     (L)     Repayment of outstanding borrowings under the Credit Facility  .....................    $  80,201
                                                                                                     =========
     (M)     Net proceeds of Offering calculated as follows:
             Gross proceeds of Offering .........................................................    $  95,750
             Less: Underwriting discounts and commissions .......................................       (5,745)
                   Other transaction costs ......................................................         (957)
                                                                                                     ---------
                   Net proceeds of Offering   ...................................................    $  89,048
                                                                                                     =========
                   Shares issued at $1 par value ................................................    $   4,000
                                                                                                     =========
                   Additional paid in capital ...................................................    $  85,048
                                                                                                     =========

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                   PRO FORMA CONSOLIDATING INCOME STATEMENT

(a) To record the income and expenses associated with the acquisition of wholly owned retail properties as follows:



                                                                 North
                                                 Magnolia      Dartmouth      Shopping
                                                   Mall           Mall        Centers
                                                Historical     Historical     Pro Forma
                                               ------------   ------------   ----------
  Revenues
    Gross revenues from real estate   ......     $ 6,222          6,268       $ 12,490
    Interest and other income   ............          17             15             32
                                                 --------       --------      ---------
                                                   6,239          6,283         12,522
  Expenses
    Property operating expenses    .........       1,728          2,236          3,964
                                                 --------       --------      ---------
    EBITDA    ..............................     $ 4,511        $ 4,047       $  8,558
                                                 ========       ========      =========


    (b)    To record additional interest and other income as follows:

           Interest and other income of Magnolia Mall and North Dartmouth Mall  ...............   $    32
           Accrual of interest income on note receivable from PREIT-RUBIN    ..................       202
                                                                                                  -------
                                                                                                  $   234
                                                                                                  =======
    (c)    To record additional depreciation expense as follows:

           Magnolia Mall -- depreciable basis of $45,998 over 30-year useful life  ............   $ 1,533
           North Dartmouth Mall -- depreciable basis of $30,709 over 30-year useful life ......     1,024
                                                                                                  -------
                                                                                                  $ 2,557
                                                                                                  =======
    (d)    To record additional interest expense as follows:

           Magnolia Mall $25,200 mortgage note payable assumed at 8.20%........................   $ 2,066
           Magnolia Mall bank borrowings of $10,165 at 7.25% to fund remaining purchase price         737
           North Dartmouth Mall bank borrowings of $35,000 at 7.25% to fund purchase price  ...     2,538
           Deposit of $5,000 at 7.25% .........................................................       363
           Bank borrowings of $11,482 at 7.25% to fund the cash portion of transaction costs...       832
           Less capitalized interest on bank borrowings for property under development   ......      (605)
           Net increase in amortization of financing costs related to Credit Facility .........       252
                                                                                                  -------
                                                                                                  $ 6,183
                                                                                                  =======

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                   PRO FORMA CONSOLIDATING INCOME STATEMENT



(e)  To record equity in income (loss) of PREIT-RUBIN as follows:



                                                              TRO         Pro Forma
                                                           Historical    Adjustments      Pro Forma
                                                          ------------  -------------  ---------------
  Revenues
    Management fees    .................................    $ 6,171      $    --        $   6,171
    Leasing commissions   ..............................      9,605           --            9,605
    Consulting fees    .................................      1,763           --            1,763
    Development fees   .................................        581           --              581
    Publication income    ..............................      2,201           --            2,201
    Other income    ....................................        147           --              147
                                                            -------      --------       ---------
     Total revenues    .................................     20,468           --           20,468
                                                            -------      --------       ---------
  Operating Expenses
    Salaries, commissions, temporary services, payroll
      taxes and employee benefits  .....................     11,781          300(1)        12,081
    Rent expense    ....................................        784           --              784
    Other operating expenses    ........................      3,744           --            3,744
    Depreciation and amortization  .....................        961           --              961
    Non-recurring expenses associated with the TRO
      Transaction   ....................................        890           --              890
    Expenses for start-up of EPDLP management con-
      tracts                                                    951           --              951
                                                            -------      --------       ---------
     Total operating expenses   ........................     19,111          300           19,411
                                                            -------      --------       ---------
    Income from operations   ...........................      1,357         (300)           1,057
    Interest expense   .................................       (891)         362(2)          (529)
    Equity in loss from partnership investments   ......       (131)         131(3)             0
                                                            -------      --------       ---------
    Income before income taxes  ........................        335          193              528
    Provision for income taxes  ........................         --         (211)            (211)(4)
                                                            -------      --------       ---------
  Net income  ..........................................    $   335      $   (18)             317
                                                            =======      ========       =========
   Amortization of excess purchase price over net assets acquired recorded in                (401)(5)
   consolidation
   Net loss after intangible amortization   .......................................     $     (84)
                                                                                        =========
   Operating Partnership's interest (95%) in loss of PREIT-RUBIN    ...............     $     (80)(6)
                                                                                        =========

------------

   (1) To record additional compensation expense in accordance with existing employment contracts
   (2) To adjust interest expense as follows:
       o Elimination of interest on debt not assumed  ....................................    $  564
       o Accrual of interest on note payable to PREIT    .................................      (202)
                                                                                              ------
                                                                                              $  362
                                                                                              ======
   (3) To eliminate equity in loss of partnerships and joint ventures not being acquired.
   (4) Estimated tax provision calculated using 40% effective tax rate.
   (5) To record amortization of excess purchase price over net assets acquired over a ten-year amortization period.
   (6) Represents 95% of PREIT-RUBIN's net loss after intangible amortization.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                   PRO FORMA CONSOLIDATING INCOME STATEMENT



(f) To record the Company 50% share of income from The Court at Oxford Valley:
    o Equity in the net income of The Court at Oxford Valley         .....................    $   605
    o Less amortization of the excess purchase price over the net book value of assets
     acquired  ...........................................................................       (185)
                                                                                              -------
                                                                                              $   420
                                                                                              =======
(g) To adjust the minority interest's share of the income in the Operating Partnership
  (6.9% prior to the consummation of the Offering).   ....................................    $  (731)
                                                                                              =======
(h) To record the interest expense savings associated with the repayment of the following debt amounts:
    o Payment of the Cobblestone Mortgage    .............................................    $   690
    o Payment of bank borrowings incurred in connection with the TRO Transaction    ......      4,469
    o Payment of other bank borrowings    ................................................      1,379
                                                                                              -------
                                                                                              $ 6,538
                                                                                              =======
(i) To adjust the minority interest's share of income in the Operating Partnership (4.8%
  following the consummation of the Offering) ............................................    $   (91)
                                                                                              =======

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pennsylvania Real Estate Investment Trust:

     We have audited the accompanying consolidated balance sheets of Pennsylvania Real Estate Investment Trust (a Pennsylvania Trust) and Subsidiaries as of August 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997, 1996 and 1995 financial statements of Lehigh Valley Mall Associates, a partnership in which the Trust has a 50 percent interest which is reflected in the accompanying financial statements using the equity method of accounting. The equity in net income of Lehigh Valley Mall Associates represents 23 percent, 31 percent and 32 percent of net income in 1997, 1996 and 1995, respectively. The financial statements of Lehigh Valley Mall Associates were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Lehigh Valley Mall Associates, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based upon our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Pennsylvania Real Estate Investment Trust and Subsidiaries as of August 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997 in conformity with generally accepted accounting principles.


                                                           ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
 October 17, 1997

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                          CONSOLIDATED BALANCE SHEETS
                                 AT AUGUST 31




                                                                                    1997               1996
                                                                               ---------------   ----------------
Assets
Investments in real estate, at cost (Notes 1 and 3):
Retail properties  .........................................................   $ 37,398,000       $  37,362,000
Multifamily properties   ...................................................    159,967,000         156,102,000
Industrial properties    ...................................................      5,078,000           5,078,000
                                                                               -------------      -------------
Total investments in real estate  ..........................................    202,443,000         198,542,000
   Less accumulated depreciation  ..........................................     50,711,000          44,693,000
                                                                               -------------      -------------
                                                                                151,732,000         153,849,000
Investments in partnerships and joint ventures, at equity (Notes 1 and 2)         1,039,000          16,995,000
Notes receivable   .........................................................             --           1,649,000
                                                                               -------------      -------------
                                                                                152,771,000         172,493,000
   Less allowance for possible losses (Note 1)   ...........................      1,831,000           2,042,000
                                                                               -------------      -------------
                                                                                150,940,000         170,451,000
Other Assets:
   Cash and cash equivalents   .............................................      1,399,000           1,030,000
   Rents and sundry receivables   ..........................................        590,000             608,000
   Deferred costs, prepaid real estate taxes and expenses, net (Note 1)  ...      7,393,000           5,636,000
   Deposits on properties (Notes 1 and 10)    ..............................      5,335,000                  --
                                                                               -------------      -------------
Total assets ...............................................................   $165,657,000       $ 177,725,000
                                                                               =============      =============
Liabilities and Shareholders' Equity
Mortgage notes payable (Note 3)   ..........................................   $ 83,528,000       $  84,833,000
Bank loans payable (Note 3)    .............................................     33,884,000          39,315,000
Tenants' deposits and deferred rents    ....................................      1,346,000           1,422,000
Accrued pension and retirement benefits (Notes 1 and 4)   ..................      1,091,000           1,207,000
Accrued expenses and other liabilities  ....................................      4,369,000           3,901,000
                                                                               -------------      -------------
Total liabilities  .........................................................    124,218,000         130,678,000
Minority interest in consolidated partnership (Note 1)    ..................        540,000             542,000
Commitments and contingencies (Note 7)  ....................................             --                  --
Shareholders' equity:
($4.71 and $5.36 per share at August 31, 1997 and 1996) (Notes 1 and 5):
Shares of Beneficial Interest, $1 par; authorized, unlimited; issued and
 outstanding 8,685,098 Shares in 1997 and 8,676,098 in 1996  ...............      8,685,000           8,676,000
Additional paid in capital  ................................................     53,599,000          53,133,000
Distributions in excess of net income   ....................................    (21,385,000)        (15,304,000)
Total shareholders' equity  ................................................     40,899,000          46,505,000
                                                                               -------------      -------------
Total liabilities and shareholders' equity .................................   $165,657,000       $ 177,725,000
                                                                               =============      =============

        The accompanying notes are an integral part of these statements.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                       CONSOLIDATED STATEMENTS OF INCOME
                         FOR THE YEARS ENDED AUGUST 31




                                                                    1997             1996              1995
                                                               --------------   --------------   ----------------
Revenues
Gross revenues from real estate (Note 6)  ..................  $ 40,231,000     $ 38,985,000       $ 36,978,000
Interest and other income  .................................       254,000          171,000            176,000
                                                               ------------     ------------      ------------
Total revenues .............................................    40,485,000       39,156,000         37,154,000
                                                               ------------     ------------      ------------
Expenses
Property operating expenses   ..............................    16,289,000       16,102,000         14,859,000
Depreciation and amortization (Note 1)    ..................     6,259,000        5,908,000          5,286,000
General and administrative expenses (Notes 1 and 4)   ......     3,324,000        3,119,000          3,091,000
Mortgage and bank loan interest  ...........................     9,086,000        9,831,000          8,908,000
Provisions for losses on investments (Note 1)   ............       500,000               --                 --
                                                               ------------     ------------      ------------
Total expenses .............................................    35,458,000       34,960,000         32,144,000
                                                               ------------     ------------      ------------
Income before minority interest, equity in income of
 partnerships and joint ventures and gains on sales of
 interests in real estate  .................................     5,027,000        4,196,000          5,010,000
Minority interest    .......................................      (198,000)        (275,000)          (285,000)
Equity in income of partnerships and joint ventures
 (Notes 1 and 2)  ..........................................     4,337,000        6,258,000          6,381,000
Gains on sales of interests in real estate   ...............     1,069,000          865,000            119,000
                                                               ------------     ------------      ------------
Net income  ................................................   $10,235,000      $11,044,000       $ 11,225,000
                                                               ============     ============      ============
Net income per Share (Note 1)    ...........................   $      1.18      $      1.27       $       1.29
                                                               ============     ============      ============

        The accompanying notes are an integral part of these statements.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   FOR THE THREE YEARS ENDED AUGUST 31, 1997




                                                                  Shares
                                                               of beneficial     Additional       Distributions
                                                                 interest          paid in        in excess of
                                                                  $1 par           capital         net income
                                                              ---------------   -------------   -----------------
Balance, September 1, 1994   ..............................     $8,670,000      $53,039,000      $  (4,961,000)
   Net income    ..........................................             --               --         11,225,000
   Shares issued upon exercise of options (Note 5)   ......          6,000           94,000                 --
   Distributions paid to shareholders ($1.88 per share)   .             --               --        (16,302,000)
                                                                -----------     ------------     -------------
Balance, August 31, 1995  .................................      8,676,000       53,133,000        (10,038,000)
   Net income    ..........................................             --               --         11,044,000
   Distributions paid to shareholders ($1.88 per share)   .             --               --        (16,310,000)
                                                                -----------     ------------     -------------
Balance, August 31, 1996  .................................      8,676,000       53,133,000        (15,304,000)
   Net income    ..........................................             --               --         10,235,000
   Shares issued upon exercise of options (Note 5)   ......          9,000          166,000                 --
   Issuance of compensatory stock options (Note 5)   ......             --          300,000                 --
   Distributions paid to shareholders ($1.88 per share)   .             --               --        (16,316,000)
                                                                -----------     ------------     -------------
Balance, August 31, 1997  .................................     $8,685,000      $53,599,000      $ (21,385,000)
                                                                ===========     ============     =============

        The accompanying notes are an integral part of these statements.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED AUGUST 31



                                                                            1997               1996              1995
                                                                      ----------------   ----------------   ---------------
Cash Flows From Operating Activities
Net income   ......................................................    $  10,235,000      $  11,044,000     $  11,225,000
Adjustments to reconcile net income to net cash provided by
 operating activities:
   Minority interest in income of consolidated partnership   ......          198,000            275,000           285,000
   Depreciation and amortization  .................................        6,259,000          5,908,000         5,286,000
   Gains on sales of interests in real estate    ..................       (1,069,000)          (865,000)         (119,000)
   Provision for losses on investments  ...........................          500,000                 --                --
   Issuance of compensatory stock options  ........................          300,000                 --                --
   Decrease in allowance for possible losses  .....................         (710,000)          (734,000)         (460,000)
Change in assets and liabilities:
   Rents and sundry receivables   .................................           18,000           (192,000)          (18,000)
   Deferred costs, prepaid real estate taxes and expenses, net               (10,000)          (356,000)         (837,000)
   Accrued pension and retirement benefits    .....................         (116,000)            (6,000)          130,000
   Accrued expenses and other liabilities  ........................         (310,000)           (54,000)        1,042,000
   Tenants' deposits and deferred rents    ........................          (76,000)            70,000           138,000
                                                                       -------------      -------------     -------------
Net cash provided by operating activities  ........................       15,219,000         15,090,000        16,672,000
                                                                       -------------      -------------     -------------
Cash Flows From Investing Activities
Investments in wholly owned real estate ...........................       (3,901,000)        (3,685,000)      (38,058,000)
Investments in partnerships and joint ventures   ..................       (2,326,000)          (517,000)         (983,000)
Cash proceeds from sales of real estate investments    ............               --          5,163,000                --
Cash proceeds from sales of interests in partnerships  ............        2,069,000                 --                --
Increase in advances to partnerships and joint ventures   .........         (323,000)          (380,000)         (749,000)
Cash distributions from partnerships and joint ventures in
 excess of (less than) equity in income    ........................       17,605,000            889,000          (127,000)
Cash distributions to minority partners    ........................         (200,000)          (261,000)         (165,000)
Decrease in notes receivable   ....................................        1,649,000                 --                --
Deposits on agreement to purchase    ..............................       (5,336,000)                --                --
Deferred acquisition costs  .......................................       (1,488,000)          (276,000)               --
                                                                       -------------      -------------     -------------
Net cash provided by (used in) investing activities    ............        7,749,000            933,000       (40,082,000)
                                                                       -------------      -------------     -------------
Cash Flows From Financing Activities
Principal installments on mortgage notes payable    ...............       (1,305,000)        (1,123,000)         (821,000)
Increase in mortgage notes payable   ..............................               --          8,800,000        35,000,000
Prepayment of mortgage notes payable    ...........................               --         (1,749,000)               --
Proceeds from bank loan payable   .................................               --                 --        39,379,000
Decrease in bank loan payable  ....................................       (5,431,000)        (5,005,000)      (35,000,000)
Decrease (increase) in deferred financing costs  ..................          278,000           (704,000)               --
Shares of beneficial interest issued    ...........................          175,000                 --           100,000
Distributions paid to shareholders   ..............................      (16,316,000)       (16,310,000)      (16,302,000)
                                                                       -------------      -------------     -------------
Net cash (used in) provided by financing activities    ............      (22,599,000)       (16,091,000)       22,356,000
                                                                       -------------      -------------     -------------
Net increase (decrease) in cash and cash equivalents   ............          369,000            (68,000)       (1,054,000)
Cash and cash equivalents, beginning of year  .....................        1,030,000          1,098,000         2,152,000
                                                                       -------------      -------------     -------------
Cash and cash equivalents, end of year  ...........................    $   1,399,000      $   1,030,000     $   1,098,000
                                                                       =============      =============     =============
Supplemental disclosure of non-cash investing activities:
Net assets acquired   .............................................    $          --      $          --     $   3,590,000
Liabilities assumed (primarily bank loans payable)  ...............               --                 --        (3,804,000)
                                                                       -------------      -------------     -------------
                                                                       $          --      $          --     $    (214,000)
                                                                       =============      =============     =============
Accrual of acquisition costs   ....................................    $     778,000      $          --     $          --
                                                                       =============      =============     =============

        The accompanying notes are an integral part of these statements.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

1. Summary of significant accounting policies


Nature of Operations

     Pennsylvania Real Estate Investment Trust (the "Company") is a self-administered equity real estate investment trust engaged, directly and through subsidiaries and joint ventures, in owning and managing income producing real estate, with an emphasis on shopping centers and apartment complexes. The Company primarily operates in the mid-Atlantic region from Pennsylvania to Virginia and in selected areas of Florida.


Consolidation

     The consolidated financial statements of the Company include the accounts of thirteen wholly owned subsidiaries, two are Delaware corporations, one is a Nebraska corporation, one is a Virginia corporation, one is a Maryland corporation and eight are Florida corporations. One partnership in which the Company is a 65% general partner, and has control as provided in the partnership agreement, has been consolidated for financial statement presentation. The minority partner's interest is 35%. All significant intercompany accounts and transactions have been eliminated in consolidation.


Partnership and joint venture investments

     In accordance with the American Institute of Certified Public Accountants' Statement of Position 78-9, "Accounting for Investments in Real Estate Ventures," the Company accounts for its investment in partnerships and joint ventures which it does not control using the equity method of accounting. These investments, which represent 25-to-70% non-controlling ownership interests, are recorded initially at the Trust's cost and subsequently adjusted for the Company's net equity in income and cash contributions and distributions.


Statements of cash flows

     The Company considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents. Cash paid for interest was $8,963,000, $9,962,000, and $8,619,000, for the years ended August 31, 1997, 1996 and 1995, respectively.


Capitalization of costs

     It is the Company's policy to capitalize interest and real estate taxes related to construction in progress and to depreciate these costs over the life of the related assets in order to more properly match revenues and expenses. These items are capitalized for income tax purposes and amortized or depreciated in accordance with the provisions of the Internal Revenue Code. For fiscal years 1997, 1996 and 1995 the Company did not capitalize any interest or real estate taxes.

     The Company has capitalized as deferred costs certain expenditures related to the financing and leasing of certain properties. Capitalized loan fees are being amortized over the terms of the related loans and leasing commissions are being amortized over the term of the related leases.

     During 1997, the Company capitalized certain deposits associated with the planned future purchase of two regional malls. These deposits were applied to the respective properties upon consummation of the transaction described in
Note 10.


Depreciation

     The Company, for financial reporting purposes, depreciates its buildings, equipment and leasehold improvements over their estimated useful lives of 10 to 45 years, using the straight-line method of depreciation. For Federal income tax purposes, the Company currently uses the straight-line method of depreciation and the useful lives prescribed by the Internal Revenue Code.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

1. Summary of significant accounting policies  -- (Continued)

Allowance for possible losses

     On September 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires long-lived assets to be held and used by the Company to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss should be recognized. Measurement of an impairment loss for these assets should be based on the fair market value of the assets. Adoption of this statement had no impact on the Company's financial position or results of operations.

     During 1997, an impairment loss of approximately $500,000 was recorded following the expiration of an option to sell certain land parcels held by a partnership in which the Company holds an equity interest.


Benefit plans

     The Company has provided pension benefits since 1970 for all employees, excluding the Chairman, for whom retirement benefits are provided in an employment contract. With regard to the Chairman's employment contract, no provision was required for fiscal years ended August 31, 1997, 1996 and 1995, respectively.


Derivative Financial Instruments

     In managing interest rate exposure on certain floating rate debt, the Company at times enters into interest rate swap and cap agreements. When interest rates change, the differential to be paid or received is accrued as interest expense and is recognized over the life of the swap agreements. The costs of cap transactions are deferred and amortized over the contract period. The amortized costs of cap transactions and interest income and interest expense on swap transactions are included in mortgage and bank loan interest.


Income taxes

     The Company has elected to qualify as a real estate investment trust under Sections 856-860 of the Internal Revenue Code and intends to remain so qualified. Accordingly, no provision has been made for Federal income taxes on income resulting from those sales of real estate investments which have or will be distributed to shareholders within the prescribed time limits. However, taxes are provided for those gains which are not anticipated to be distributed to shareholders.

     The Company is subject to a Federal excise tax computed on a calendar year. The excise tax equals 4% of the excess, if any, of 85% of the Company's ordinary income plus 95% of the Company's capital gain net income for the calendar year over cash distributions during the calendar year, as defined. The Company has in the past distributed a substantial portion of its taxable income in the subsequent fiscal year and may also follow this policy in the future.

     No provision for excise tax was made for fiscal years 1997, 1996 and 1995 as no tax was due.

     The tax status of distributions paid to shareholders was composed of the following for the calendar years ended December 31, 1996 and 1995.


                                   1996      1995
                                  -------   ------
       Ordinary income   ......   $1.72     $1.88
       Capital gains  .........     .16        --
                                  ------    ------
                                  $1.88     $1.88
                                  ======    ======

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

1. Summary of significant accounting policies  -- (Continued)

     The tax status of distributions paid to shareholders for the calendar year ending December 31, 1997 will be determined upon preparation of the Company's federal income tax return. Management expects such distributions to consist of ordinary income and capital gains.


Net income per share

     Earnings per share are based on the weighted average number of shares outstanding which were 8,678,560 in 1997, 8,676,098 in 1996, and 8,670,810 in
1995.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2. Investments in partnerships and joint ventures

     The following presents summarized financial information for the Company's investments in 22 and 26 partnerships and joint ventures at August 31, 1997 and 1996, respectively, and the Company's equity in income for the years ended August 31, 1997, 1996 and 1995.


                                                                       At August 31
                                                             ---------------------------------
                                                                  1997              1996
                                                             --------------   ----------------
Assets
Investments in Real Estate at Cost:
   Retail properties  ....................................  $120,660,000       $ 128,936,000
   Multifamily properties   ..............................   107,604,000         105,480,000
   Industrial property   .................................     1,264,000           1,264,000
   Land   ................................................     4,446,000           4,446,000
                                                             ------------      -------------
   Total investments in real estate  .....................   233,974,000         240,126,000
   Less accumulated depreciation  ........................    71,838,000          73,989,000
                                                             ------------      -------------
                                                             162,136,000         166,137,000
Cash and cash equivalents   ..............................     6,031,000           5,589,000
Other assets    ..........................................     5,728,000           6,020,000
                                                             ------------      -------------
Total assets    ..........................................   173,895,000         177,746,000
                                                             ------------      -------------
Liabilities and Partners' Equity
Mortgage notes payable   .................................   162,097,000         133,578,000
Bank loans payable    ....................................     8,770,000           9,124,000
Due to the Company    ....................................     3,118,000           2,795,000
Other liabilities  .......................................     4,341,000           4,436,000
                                                             ------------      -------------
   Total liabilities  ....................................   178,326,000         149,933,000
                                                             ------------      -------------
   Net equity (deficit)  .................................    (4,431,000)         27,813,000
   Partners' share    ....................................    (5,470,000)        (10,818,000)
                                                             ------------      -------------
   Investments in partnerships and joint ventures   ......   $ 1,039,000       $  16,995,000
                                                             ============      =============

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

2. Investments in partnerships and joint ventures  -- (Continued)


                                                                  For the years ended August 31
                                                             1997             1996             1995
                                                        --------------   --------------   ---------------
Gross revenues from real estate    ..................   $52,446,000      $53,209,000       $ 52,339,000
                                                        ------------     ------------      ------------
Expenses:
   Property operating expenses  .....................    20,774,000       21,724,000         20,477,000
   Mortgage and bank loan interest    ...............    14,908,000       11,984,000         12,463,000
   Depreciation and amortization   ..................     6,978,000        6,833,000          6,502,000
                                                        ------------     ------------      ------------
     Total expenses .................................    42,660,000       40,541,000         39,442,000
                                                        ------------     ------------      ------------
Net income ..........................................     9,786,000       12,668,000         12,897,000
   Partners' share  .................................    (5,449,000)      (6,410,000)        (6,516,000)
                                                        ------------     ------------      ------------
Equity in income of partnerships and joint ventures .   $ 4,337,000      $ 6,258,000       $  6,381,000
                                                        ============     ============      ============

     Mortgage notes payable which are secured by the related properties are due in installments over various terms extending to the year 2013 with interest rates ranging from 6.6% to 10.4% with an average interest rate of 7.9%. Principal payments are due as follows:



                Fiscal year ending
                ------------------
                1998   .....................   $  6,062,000
                1999   .....................      8,268,000
                2000   .....................      9,147,000
                2001   .....................     18,705,000
                2002   .....................      3,913,000
                2003 and thereafter   ......    116,002,000
                                               -------------
                                               $162,097,000
                                               =============

     The liability under each mortgage note is limited to the particular property except for two loans in the amount of $7,234,000 which are guaranteed by the partners of the respective partnerships, including the Company. In addition, one bank loan in the amount of $2,911,000 has been guaranteed by the partners of the partnership including the Company.

     The Company's investments in certain partnerships and joint ventures reflect cash distributions in excess of the Company's net investments totaling $5,999,000 and $5,876,000 at August 31, 1997 and 1996, respectively. The
Company is generally entitled to a priority return on these investments.

     The Company has a 50% partnership interest in Lehigh Valley Mall Associates which is included in the amounts above. Summarized financial information for this investment which is accounted for by the equity method follows:



                                                               For the years ended
                                                   --------------------------------------------
                                                      8/31/97         8/31/96        8/31/95
                                                   -------------   -------------   ------------
Total assets   .................................   $24,645,000     $23,552,000     $20,858,000
Mortgages payable and construction loan   ......    53,406,000      22,489,000      22,227,000
Revenues    ....................................    14,840,000      13,823,000      13,667,000
Property operating expenses   ..................     4,657,000       4,198,000       3,412,000
Interest expense  ..............................     4,638,000       1,998,000       2,040,000
Net income  ....................................     4,660,000       6,915,000       7,548,000
Equity in income of partnership  ...............     2,330,000       3,458,000       3,774,000

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

3. Mortgage notes and bank loans payable

     Mortgage notes payable which are secured by the related properties are due in installments over various terms extending to the year 2008 with interest at rates ranging from 5.90% to 9.50% with an average interest rate of 7.94%. Principal payments are due as follows:



                Fiscal year ending
                ------------------
                1998   .....................   $ 1,408,000
                1999   .....................     1,504,000
                2000   .....................    33,969,000
                2001   .....................     1,129,000
                2002   .....................     1,217,000
                2003 and thereafter   ......    44,301,000
                                               ------------
                                               $83,528,000
                                               ============

     In August 1996, the Company modified its existing $75.0 million unsecured revolving line of credit to a $20.0 million revolving line of credit and a $55.0 million unsecured term loan. The term loan is divided into two tranches, a $30.0 million ten year term and a $25.0 million seven year term. The Company has the option of selecting fixed or floating rates on the term loan.

     As of August 31, 1997, $13.0 million of the unsecured revolving line of credit was outstanding ($7.3 million directly by the Trust and $5.7 million through partnerships and joint ventures) and $26.7 million of the term loan ($20.0 million for ten years due August 2006 and $7 million for seven years due August 2003). The line of credit and term loans bear interest at LIBOR plus 185 basis points. Under the credit facility, the Company must maintain minimum net worth and operating income levels as defined in the loan documents.

     The weighted average interest rates based on amounts borrowed were 7.43%, 7.51% and 7.98% for fiscal years ended August 31, 1997, 1996 and 1995, respectively. Subsequent to year end, the Company entered into a new $150 million credit facility (see Note 10).

     During 1995, the Company purchased interest rate protection at a cost of $250,000 on $15,000,000 of outstanding debt limiting the 30-day LIBOR rate to 7.5% for three years. The Company also limited its exposure to increases in LIBOR on $20,000,000 of its floating rate debt by entering into a swap agreement which fixes a rate of 6.12% versus 30-day LIBOR through June 2001.

     The Company is exposed to credit loss in the event of non-performance by counterparties to the interest rate protection agreements; however, the Company does not anticipate non-performance by the counterparties.

     At August 31, 1997, the Company was in compliance with all debt covenants.


     The carrying values of the mortgage notes and bank loans payable at August 31, 1997 and 1996 were approximately equal to their respective fair values, as determined by using year-end interest rates and market conditions. At August 31, 1997, the fair values of the interest rate protection and swap agreements referred to above were approximately $0 and $85,000, respectively.

4. Benefit Plans

     During 1995 the Company adopted a 401(k) Plan (the "Plan") in which substantially all of the officers and employees are eligible to participate. The Plan permits eligible participants, as defined in the Plan agreement, to defer up to 15% of their compensation, and the Trust, at its discretion, may match a percentage of the employees' contributions. The employees' contributions are fully vested and contributions from the Trust vest in accordance with an employee's years of service as defined in the plan agreement. The Company's contributions to the Plan for the years ended August 31, 1997, 1996 and 1995 were $41,000, $39,000 and $1,000, respectively.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

4. Benefit Plans  -- (Continued)

     During 1995, the Company also adopted a Supplemental Retirement Plan (the "Supplemental Plan") covering certain senior management employees. The Supplemental Plan provides eligible employees through normal retirement date, as defined in the plan agreement, a benefit amount similar to that which would have been received under the provisions of a pension plan which was terminated in 1994. The Company has recorded $92,000, $160,000 and $168,000 of contributions due under the provisions of this plan for the years ended August 31, 1997, 1996 and 1995, respectively,


5. Stock Option Plans


     In December 1990, the shareholders approved an incentive stock option plan for key employees and a stock option plan for non-employee trustees, covering 200,000 and 100,000 shares of beneficial interest, respectively. Under the terms of the plan, the purchase price of shares subject to each option granted will be at least equal to the fair market value of the shares on the date of grant. Options under the incentive stock option plan may be exercised as determined by the Company, but in no event later than 10 years from the date of grant. In December 1993, the Board of Trustees amended the incentive stock option plan for key employees, to increase the number of shares subject to option to 400,000 shares, to change the name of the plan to "1990 Incentive and Non Qualifying Stock Option Plan" and to expand some provisions of the plan. The stock option plan for non-employee trustees provides for annual grants of 1,000 options (becoming exercisable in four equal installments). The options expire 10 years after the date of grant.


     In December 1993, the Board of Trustees adopted a non-qualifying stock option plan covering 100,000 shares. The Company granted options on February 1, 1994 having a term of 10 years and subject to the other terms and conditions set forth in the plan. All 100,000 shares are outstanding at August 31, 1997.


     Changes in options outstanding are as follows:


                                                                 Plan For
                                                  Employees     Non-Employee
                                                    Plan         Trustees
                                                 -----------   -------------
       Options outstanding at 8/31/95   ......     244,625        35,250
       Options granted   .....................      50,500         6,000
       Options exercised    ..................           0             0
                                                   --------      -------
       Options outstanding at 8/31/96   ......     295,125        41,250
       Options granted   .....................      45,000         6,000
       Options exercised    ..................           0        (9,000)
                                                   --------      -------
       Options outstanding at 8/31/97   ......     340,125        38,250
                                                   --------      -------

     As of August 31, 1997, options for 377,500 shares had been granted pursuant to the incentive stock option plan of which 340,125 remain outstanding at $16.00 to $24.625 per share and options for 48,000 shares had been granted, pursuant to the stock option plan for non-employee trustees of which 38,250 shares remain outstanding at $15.75 to $25.375 per share. At August 31, 1997, options for 223,286 shares of beneficial interest with an aggregate purchase price of $4,853,000 (average of $21.73 per share) were exercisable.


     During the fourth quarter of 1997, the Board of Trustees extended the exercise dates for 62,500 options previously granted to an officer of the Company and two retiring trustees. As a result, the Company recorded compensation expense of $300,000 relating to this change in terms.


     During 1997, the Company adopted an accounting standard, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No 123 encourages a fair value method of accounting for employee stock options and similar equity instruments. The statement also allows an entity to continue to account for stock-based compensation using the intrinsic value method in APB Opinion No. 25. As provided for in the statement, the

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

5. Stock Option Plans  -- (Continued)

Company elected to continue the intrinsic value method of expense recognition. If compensation cost for these plans had been determined using the fair value method prescribed by SFAS No. 123, the Company's net income would have reflected the pro forma amounts indicated below.


                                          1997           1996
                                      -------------  ------------
       Net income    ...............   $10,212,000    $11,033,000
       Net income per share   ......   $      1.18    $      1.27

     The pro forma effect on the results may not be representative of the impact in future years because the fair value method was not applied to options granted before 1996.

     The fair value of each option was estimated on the grant date using the Black-Scholes option pricing model and the assumptions presented below.


                                             1997         1996
                                          ----------   ----------
       Expected life in years    ......         5            5
       Risk-free interest rate   ......      6.10%       5.58%
       Volatility    ..................     17.31%       18.12%
       Dividend yield   ...............      7.28%       8.90%

     The weighted average fair value of options granted was $2.05 per option in 1997 and $1.29 per option in 1996.

     In March 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". The new statement is effective for fiscal years ending after December 15, 1997. When adopted, the statement will require implementing a new definition of earnings per share including restatement of prior year amounts. Management has determined there will be no significant impact upon adoption of the statement.

6. Operating Leases

     The Company's multifamily properties are typically leased to residents under operating leases for a period of one year. The Company's shopping centers are leased to tenants under operating leases with expiration dates extending to the year 2008.

     Future minimum rentals under non-cancelable operating leases at August 31, 1997 are as follows:


                1998   ............   $ 4,911,000
                1999   ............     4,574,000
                2000   ............     4,340,000
                2001   ............     4,005,000
                2002   ............     3,438,000
                Thereafter   ......    12,189,000
                                      ------------
                                      $33,457,000
                                      ============

7. Commitments and Contingencies

     During 1995 certain environmental matters arose at certain properties in which the Company has an interest. The Company retained environmental consultants in order to investigate these matters. At one property, in which the Trust has a 50% ownership interest, groundwater contamination exists which the Trust alleges was caused by the former tenant. Estimates to remediate this property, which are subject to the length of monitoring and the extent of remediation required, range in total from $100,000 to $1,000,000. In addition, above normal radon levels have been detected at two wholly owned properties. The estimated remaining cost to remediate these properties is approximately $115,000, which costs were received as a credit from the sellers as part of the initial acquisitions.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

7. Commitments and Contingencies  -- (Continued)

     The Company has recorded its share of these liabilities totaling $366,000 related to the consultants' evaluation of these matters which, in certain instances, are subject to applicable state approvals of the remediation plans. In Management's opinion, no material incremental cost will be incurred on these properties. The Company will pursue recovery of remediation costs from all of the responsible parties, including its tenants and partners.

     The Company has been named as a defendant in a suit brought by persons and their affiliates who are partners of the Company in three partnerships. The Company is vigorously defending the suit and has denied the plaintiffs' allegations. The Company also believes that it has viable claims against certain of the same partners (or their affiliates) which it is asserting. As the pleadings are not yet closed and discovery is still continuing, it is not possible to judge the ultimate outcome of these suits at this time. However, Management does not believe that resolution of these matters will have a material effect on the Company's financial condition or results of operations.

8. Acquisitions

     The Company acquired one property during the year ended August 31, 1995 for approximately $34,000,000 (including improvements) which was accounted for by the purchase method. The results of the property were included in the Trust's financial statements from the acquisition date. The pro forma financial information may not be indicative of results that would have been reported if the acquisition had occurred on September 1, 1994. Also, amounts presented below may not be indicative of future results.

Year ended August 31, 1995 (unaudited)


                Pro forma total revenues    .........    $37,815,000
                Pro forma net income  ...............    $11,103,000
                Pro forma earnings per share   ......    $      1.28

9. Summary of quarterly results (unaudited)
     The following presents a summary of the unaudited quarterly financial information for the years ended August 31, 1997 and 1996 (thousands of dollars, except per share data).



                                                                                          1997
                                                            -----------------------------------------------------------------
                                                               1st           2nd           3rd           4th          Total
                                                            ----------  --------------  ----------  --------------  ---------
Revenues  ................................................   $ 10,063    $  10,186       $ 10,085    $  10,151      $ 40,485
Income before gains (loss) on sales of interests in
 real estate    ..........................................      2,639        1,520(1)       2,785        2,222(2)      9,166
Gains (loss) on sales of interests in real estate   ......         --        1,461             --         (392)        1,069
Net income   .............................................      2,639        2,981          2,785        1,830        10,235
Net income per share:
   Income before gains (loss) on sales of interests
    in real estate    ....................................   $    .30    $     .17       $    .32    $     .26      $   1.06
   Gains (loss) on sales of interests in real estate   .           --          .17             --         (.05)          .12
                                                             ---------   ----------      ---------   ----------     ---------
   Total  ................................................   $    .30    $     .34       $    .32    $     .21      $   1.18
                                                             =========   ==========      =========   ==========     =========

------------
(1) Reflects the recording of a provision for asset impairment (see Note 1) and the share of prepayment fees relating to the refinancing of certain debt at partnerships accounted for under the equity method.

(2) Includes additional compensation expense (see Note 5) relating to a change in the terms of certain stock options previously granted.

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

9. Summary of quarterly results (unaudited)  -- (Continued)


                                                                                   1996
                                                         ---------------------------------------------------------
                                                            1st         2nd         3rd         4th        Total
                                                         ---------   ---------   ---------   ---------   ---------
Revenues    ..........................................    $ 9,696     $ 9,667     $ 9,968     $ 9,925    $ 39,156
Income before gains on sales of interests in real
 estate  .............................................      2,845       2,336       2,625       2,373      10,179
Gains on sales of interests in real estate   .........         --          --         411         454         865
Net income  ..........................................      2,845       2,336       3,036       2,827      11,044
Net income per share:
   Income before gains on sales of interests in real
    estate  ..........................................    $   .33     $   .27     $   .30     $   .27    $   1.17
   Gains on sales of interests in real estate   ......         --          --         .05         .05         .10
                                                          --------    --------    --------    --------   ---------
Total    .............................................    $   .33     $   .27     $   .35     $   .32    $   1.27
                                                          --------    --------    --------    --------   ---------

10. Subsequent Events

     On September 30, 1997 the Company completed a series of related transactions pursuant to which the Company: (i) transferred substantially all of its real estate interests to a newly formed operating partnership (the "Operating Partnership"), of which the Company is the sole general partner,
(ii) the Operating Partnership acquired all of the non-voting common shares of The Rubin Organization, Inc. ("TRO"), a commercial development and management firm, constituting 95% of the total equity of TRO in exchange for the issuance of 200,000 Operating Partnership units and a provision to issue up to 800,000 additional Operating Partnership units over the next five years, upon achievement of certain specified levels of adjusted funds from operations per share, as defined, over that period; (iii) acquired the interests of certain affiliates of TRO in The Court at Oxford Valley for total consideration of $6.4 million plus a share of debt in the amount of $24.7 million, of which $684,000 was paid in cash and the balance paid in 233,248 Operating Partnership units valued at approximately $5.5 million; (iv) committed to acquire the interests of certain affiliates of TRO in two retail properties nearing completion (Northeast Tower Center and Hillview Shopping Center); and (v) acquired the interests of certain affiliates of TRO in four development properties.
     In connection with the above transaction, the Company also acquired two malls located in Florence, South Carolina and North Dartmouth, Massachusetts for an aggregate purchase price of approximately $80.4 million consisting of $15.1 million in cash, $25.2 million of assumed mortgage debt, $35.1 million of borrowings under the new revolving credit facility and the balance paid in 213,038 Operating Partnership units valued at approximately $5.0 million.
     Coincident with the closing of the TRO Transaction, the Operating Partnership entered into a $150.0 million revolving credit facility (the "Credit Facility"). The obligations of the Operating Partnership under the Credit Facility have been guaranteed by the Company.
     The Credit Facility is for an initial term of two years and bears interest, at the borrower's election, at (i) the higher of prime rate, or the Federal Funds lending rate plus .5%, or (ii) the London Interbank Offered Rate plus margins ranging from 1.1% to 1.7%, depending on the Company's consolidated Leverage Ratio, as defined.
     The Credit Facility contains various financial covenants with which the Company must comply. Until the Company reduces its Leverage Ratio below 50%, the lending banks will hold unrecorded mortgages on 11 unencumbered properties which the Operating Partnership owns, directly or indirectly, and would be entitled to record such mortgages upon any event of default.
     As of September 30, 1997, the Operating Partnership had drawn $95 million on the Credit Facility which was used to repay amounts outstanding on the Company's prior line of credit and for cash payments in the TRO Transaction referred to above.
     On September 29, 1997, the Company changed its fiscal year end from August 31 to December 31.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders of
The Rubin Organization, Inc.:


     We have audited the accompanying consolidated balance sheet of The Rubin Organization, Inc. (a Pennsylvania Subchapter S Corporation) and subsidiary ("TRO") as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of TRO's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TRO as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                           ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
 June 23, 1997

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS



                                                                                      December 31
                                                             September 30,    ----------------------------
                                                                 1997             1996            1995
                                                            ---------------   -------------   ------------
                                                              (unaudited)                      (unaudited)
CURRENT ASSETS:
 Cash and cash equivalents    ...........................     $   347,966     $   861,163     $   869,498
 Restricted cash  .......................................         425,945         463,280         410,550
 Fees and commissions receivable, net of allowance for
   uncollectible accounts of $0, $869,469 and $921,358,
   respectively   .......................................       2,981,508       2,623,104       2,431,063
 Fees and commissions receivable from affiliates, net of
   allowance for uncollectible accounts of $0, $46,161
   and $68,976, respectively  ...........................       1,074,220       1,408,649       1,508,400
 Real estate held for sale    ...........................              --         114,000         114,000
 Prepaid expenses and other assets  .....................          32,952          65,747          87,290
                                                              ------------    ------------    ------------
      Total current assets    ...........................       4,862,591       5,535,943       5,420,801
                                                              ------------    ------------    ------------
PROPERTY AND EQUIPMENT:
 Furniture, fixtures and equipment  .....................       4,060,096       3,827,110       3,719,138
 Leasehold improvements .................................         108,062          80,452          80,452
                                                              ------------    ------------    ------------
                                                                4,168,158       3,907,562       3,799,590
 Less- Accumulated depreciation and amortization   ......       3,231,386       2,952,564       2,518,297
                                                              ------------    ------------    ------------
      Net property and equipment    .....................         936,772         954,998       1,281,293
                                                              ------------    ------------    ------------
FEES AND COMMISSIONS RECEIVABLE,
 LONG-TERM, net   .......................................         146,562         333,546       1,709,969
ADVANCES TO AFFILIATED PARTNERSHIPS    ..................              --       2,793,912         247,147
INTANGIBLE ASSETS--MANAGEMENT
 CONTRACTS, net of accumulated amortization of
 $427,670 at September 30, 1997  ........................       6,681,307       7,108,977              --
DEFERRED FINANCING COSTS, net of accumulated
 amortization of $26,240 in 1995 ........................              --              --           5,467
INVESTMENTS IN LIMITED PARTNERSHIPS    ..................              --              --          44,915
                                                              ------------    ------------    ------------
                                                                6,827,869      10,236,435       2,007,498
                                                              ------------    ------------    ------------
      Total assets   ....................................     $12,627,232     $16,727,376     $ 8,709,592
                                                              ============    ============    ============

        The accompanying notes are an integral part of these statements.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)



                                                                                                  December 31
                                                                       September 30,    --------------------------------
                                                                           1997              1996             1995
                                                                      ---------------   --------------   ---------------
                                                                        (unaudited)                        (unaudited)
CURRENT LIABILITIES:
 Current portion of long-term debt, including $0, $1,262,468
   and $1,357,820 to affiliates....................................    $    424,215      $  2,650,245     $  3,743,683
 Accounts payable, trade and accrued expenses .....................       3,072,196         2,977,571        4,055,266
 Due to affiliates ................................................          28,020           175,526          535,671
 Deferred compensation payable ....................................         325,544           185,500          162,000
                                                                       ------------      ------------     ------------
      Total current liabilities   .................................       3,849,975         5,988,842        8,496,620
                                                                       ------------      ------------     ------------
LONG-TERM DEBT, including $1,613,288, $3,423,158 and
 $4,299,416 to affiliates   .......................................       8,065,258        10,073,427        3,193,777
DEFERRED COMPENSATION PAYABLE,
 LONG-TERM   ......................................................         123,500           278,500          327,250
                                                                       ------------      ------------     ------------
      Total liabilities  ..........................................      12,038,733        16,340,769       12,017,647
                                                                       ------------      ------------     ------------
MINORITY INTEREST IN SUBSIDIARY   .................................              --             4,492            3,487
                                                                       ------------      ------------     ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
 Capital stock, $.10 par value; 280,000, 250,000 and
   250,000 shares authorized; 279,005, 249,005 and 80,005
   shares issued and outstanding  .................................          27,901            24,901            8,001
 Additional paid-in capital    ....................................       2,562,980         4,329,250          662,456
 Treasury stock, at cost, 19,411 shares    ........................          (1,008)           (1,008)        (601,956)
 Accumulated deficit  .............................................      (2,001,374)       (3,971,028)      (3,380,043)
                                                                       ------------      ------------     ------------
      Total stockholders' equity (deficit) ........................         588,499           382,115       (3,311,542)
                                                                       ------------      ------------     ------------
      Total liabilities and stockholders' equity (deficit)   ......    $ 12,627,232      $ 16,727,376     $  8,709,592
                                                                       ============      ============     ============

        The accompanying notes are an integral part of these statements.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                 For the Nine Months Ended                     For the Year Ended
                                                       September 30                                December 31
                                             ---------------------------------   -----------------------------------------------
                                                 1997              1996              1996            1995             1994
                                             -------------   -----------------   -------------   -------------   ---------------
                                              (unaudited)       (unaudited)                       (unaudited)      (unaudited)
REVENUES:
 Management fees  ........................    $ 5,079,646     $   3,433,201      $ 4,608,058     $ 6,273,015     $  5,769,027
 Leasing commissions    ..................     10,257,379         3,818,889       6,186,407       5,914,555         5,293,143
 Consulting fees  ........................      1,164,262           487,454       1,105,000         859,681           895,331
 Development fees    .....................      1,076,630           959,094       1,341,475       1,057,624         1,027,591
 Publication   ...........................      2,021,854         1,813,920       2,346,760       2,451,722         2,303,495
 Other income  ...........................        152,345            50,218          19,889          29,696            49,135
 Interest income  ........................         25,828            23,129          35,410          67,751             1,081
                                              -----------     -------------      -----------     -----------     -------------
     Total revenues  .....................     19,777,944        10,585,905      15,642,999      16,654,044        15,338,803
                                              -----------     -------------      -----------     -----------     -------------
OPERATING EXPENSES:
 Salaries, commissions, payroll taxes
   and employee benefits   ...............     10,349,033         7,035,917       9,785,660       9,831,075         9,779,739
 Cost of goods sold - publication   ......      1,387,208         1,083,181       1,458,423       1,656,674         1,583,000
 Rent expense  ...........................        625,958           597,803         766,708         787,319           848,951
 Other operating expenses  ...............      3,076,892         1,361,664       2,225,599       2,835,113         2,265,596
 Expenses for start-up of EPDLP man-
   agement contracts .....................        686,430           280,046         280,046              --                --
 Expense from abandonment of public
   offering    ...........................             --                --              --              --         2,103,296
 Depreciation and amortization   .........        807,569           296,887         439,734         384,068           400,318
 Write-down of investment in 1626
   Locust Associates .....................             --           330,837         319,823              --                --
                                              -----------     -------------      -----------     -----------     -------------
     Total operating expenses ............     16,933,090        10,986,335      15,275,993      15,494,249        16,980,900
                                              -----------     -------------      -----------     -----------     -------------
INCOME (LOSS) FROM
 OPERATIONS ..............................      2,844,854          (400,430)        367,006       1,159,795        (1,642,097)
INTEREST EXPENSE  ........................       (710,366)         (484,315)       (603,249)       (813,357)         (629,242)
EQUITY IN LOSS FROM INVEST-
 MENTS IN LIMITED PARTNER-
 SHIPS ...................................       (164,834)         (271,973)       (354,742)       (398,572)               --
                                              -----------     -------------      -----------     -----------     -------------
NET INCOME (LOSS)    .....................    $ 1,969,654     $  (1,156,718)     $ (590,985)     $  (52,134)     $ (2,271,339)
                                              ===========     =============      ===========     ===========     =============

        The accompanying notes are an integral part of these statements.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                           Capital Stock         Additional
                                       ---------------------      Paid-in         Treasury        Accumulated
                                        Shares      Amount        Capital           Stock           Deficit            Total
                                       ---------  ----------  ---------------  ---------------  ----------------  ---------------
BALANCE, JANUARY 1, 1994    .........    80,005    $  8,001   $    662,456      $  (601,956)     $ (1,056,570)    $   (988,069)
 Net loss (unaudited) ...............        --          --             --               --        (2,271,339)      (2,271,339)
                                        --------   ---------  -------------     -----------      ------------     -------------
BALANCE, DECEMBER 31, 1994  .........    80,005       8,001        662,456         (601,956)       (3,327,909)      (3,259,408)
 Net loss, (unaudited)   ............        --          --             --               --           (52,134)         (52,134)
                                        --------   ---------  -------------     -----------      ------------     -------------
BALANCE, DECEMBER 31, 1995  .........    80,005       8,001        662,456         (601,956)       (3,380,043)      (3,311,542)
 Net loss    ........................        --          --             --               --          (590,985)        (590,985)
 Issuance of common stock   .........   169,000      16,900      3,666,794          600,948                --        4,284,642
                                        --------   ---------  -------------     -----------      ------------     -------------
BALANCE, DECEMBER 31, 1996  .........   249,005      24,901      4,329,250           (1,008)       (3,971,028)         382,115
 Net income (unaudited)  ............        --          --             --               --         1,969,654        1,969,654
 Dividends (unaudited)   ............        --          --     (2,481,593)              --                --       (2,481,593)
 Issuance of common stock (unaudited)    30,000       3,000        715,323               --                --          718,323
                                        --------   ---------  -------------     -----------      ------------     -------------
BALANCE, SEPTEMBER 30, 1997
 (unaudited) ........................   279,005    $ 27,901   $  2,562,980      $    (1,008)     $ (2,001,374)    $    588,499
                                        ========   =========  =============     ===========      ============     =============

        The accompanying notes are an integral part of these statements.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                 For the Nine Months Ended                    For the Year Ended
                                                       September 30                               December 31
                                              -------------------------------  -------------------------------------------------
                                                  1997             1996             1996             1995             1994
                                              -------------  ----------------  ---------------  --------------  ----------------
                                               (unaudited)     (unaudited)                       (unaudited)      (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss)  ........................ $ 1,969,654      $ (1,156,718)     $   (590,985)   $   (52,134)     $ (2,271,339)
 Adjustments to reconcile net income
   (loss) to net cash provided by operating
   activities-
   Depreciation and amortization   .........     807,569           296,887           439,734        384,068           400,318
   Equity in loss on investments in limited
    partnerships    ........................     164,834           271,973           354,742        398,572                --
   Provision for doubtful fees and com-
    missions receivable ....................    (237,469)          103,757           207,513        364,057           309,884
   Abandonment of public offering  .........          --                --                --             --         2,103,296
   Write-down of investment in 1626
    Locust Associates  .....................          --           330,837           319,823             --                --
   Minority interest income (loss)    ......      (4,492)               --             1,005          2,164             2,230
   Changes in assets and liabilities-
    Decrease (increase) in-
      Restricted cash  .....................      37,335            (5,024)          (52,730)      (208,024)          (28,131)
      Fees and leasing commissions
       receivable   ........................      66,049           339,226           976,869        597,993        (1,106,907)
      Fees and leasing commissions
       receivable from affiliates  .........     334,429           (31,932)           99,751     (1,316,545)         (301,141)
      Prepaid expenses and other assets.          32,795          (164,073)           21,543        (39,580)           61,171
    Increase (decrease) in-
      Accounts payable and accrued
       expenses  ...........................      94,625           788,894        (1,077,695)       208,517           858,184
      Deferred compensation payable   ......     (14,956)          (81,002)          (25,250)      (130,750)          310,000
                                              -----------     ------------      ------------    ------------     ------------
       Net cash provided by operating
         activities ........................  $ 3,250,373     $    692,825      $    674,320    $   208,338      $    337,565
                                              ===========     ============      ============    ============     ============

                                  (Continued)

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                                                 For the Nine Months Ended                  For the Year Ended
                                                       September 30                             December 31
                                               -----------------------------  -----------------------------------------------
                                                    1997           1996            1996            1995            1994
                                               --------------  -------------  ---------------  -------------  ---------------
                                                (unaudited)     (unaudited)                     (unaudited)     (unaudited)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures for property and
   equipment and deferred costs  ............  $  (260,596)     $  (75,747)    $   (107,972)   $ (266,531)     $  (262,952)
 Acquisition costs for management
   contracts   ..............................     (101,078)         (5,468)        (108,977)           --               --
 (Increase) decrease in advances to
   affiliated partnerships    ...............    2,793,912        (272,782)      (2,546,765)     (247,147)              --
 Proceeds from sale of real estate  .........      114,000              --               --            --               --
 (Contributions) distributions to/from
   equity investees  ........................     (164,834)       (283,466)        (319,613)     (396,281)              --
                                               ------------     ----------     ------------    -----------     -----------
      Net cash provided by (used in)
       investing activities   ...............    2,381,404        (637,463)      (3,083,327)     (909,959)        (262,952)
                                               ------------     ----------     ------------    -----------     -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Increase (decrease) in due to affiliates ...     (147,505)          3,277         (360,145)       13,549         (217,725)
 Repayments on long-term debt ...............   (5,847,487)       (172,236)      (1,689,225)     (765,370)        (546,085)
 Proceeds from long-term debt    ............    1,613,288              --          165,400     1,252,593          920,645
 Dividends Paid   ...........................   (2,481,593)             --               --            --               --
 Proceeds from issuance of common stock            718,323              --        4,284,642            --               --
                                               ------------     ----------     ------------    -----------     -----------
      Net cash provided by (used in)
       financing activities   ...............   (6,144,974)       (168,959)       2,400,672       500,772          156,835
                                               ------------     ----------     ------------    -----------     -----------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS   .....................     (513,197)       (113,597)          (8,335)     (200,849)         231,448
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD ........................      861,163         869,498          869,498     1,070,347          838,899
                                               ------------     ----------     ------------    -----------     -----------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD  .................................  $   347,966      $  755,901     $    861,163    $  869,498      $ 1,070,347
                                               ============     ==========     ============    ===========     ===========
SUPPLEMENTAL DISCLOSURE OF
 NONCASH ACTIVITIES:
 Cash paid for interest    ..................  $   166,430      $  193,455     $    306,202    $  395,347      $   235,964
                                               ============     ==========     ============    ===========     ===========

   Noncash investing and financing activities are discussed in Notes 3, 4 and 7











        The accompanying notes are an integral part of these statements.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

1. Organization and operations

     The Rubin Organization, Inc. ("TRO") is a Pennsylvania Sub-chapter S Corporation engaged in the leasing, development and management of retail, commercial office and residential real estate properties, located primarily in the northeastern region of the United States, which, in many cases, are wholly or partially owned by certain of the shareholders of TRO. TRO also provides advertising services to the tenants of retail properties including those properties managed by TRO.

     The consolidated financial statements as of September 30, 1997 and December 31, 1995 and 1994, and for the nine month periods ended September 30, 1997 and 1996, and for the year ended December 31, 1995 and 1994 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for the interim periods and the fiscal years ended December 31, 1995 and 1994 have been included. The results for the interim periods are not necessarily indicative of the results for the full year.

2. Summary of significant accounting policies


Principles of Consolidation

     The consolidated financial statements include the accounts of TRO and its 75% owned subsidiary, Strouse Greenberg Realty Investment, Inc. TRO has limited partnership interests in a real estate partnership and another limited partnership which are accounted for under the equity method of accounting. All significant intercompany balances and transactions have been eliminated.


Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


Cash and Cash Equivalents

     TRO considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents for purposes of the consolidated statements of cash flow.


Restricted Cash

     TRO controls certain cash amounts as agents for their clients and for funds on deposit to secure the future payments of insurance for various managed properties.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


2. Summary of significant accounting policies -- (Continued)

Property and Equipment

     A summary of property and equipment, less accumulated depreciation and amortization at September 30, 1997 and December 31, 1996 and 1995 follows:



                                                              September 30,     December 31,     December 31,
                                                                  1997              1996            1995
                                                             ---------------   --------------   -------------
                                                               (unaudited)                       (unaudited)
  Furniture and fixtures    ..............................     $2,165,759        $2,231,052      $2,189,794
  Computer equipment  ....................................      1,775,962         1,430,683       1,363,969
  Telephone equipment    .................................        118,375           118,375         118,375
  Transportation equipment  ..............................             --            47,000          47,000
  Leasehold improvements .................................        108,062            80,452          80,452
                                                               -----------       -----------     -----------
                                                                4,168,158         3,907,562       3,799,590
  Less- Accumulated depreciation and amortization   ......      3,231,386         2,952,564       2,518,297
                                                               -----------       -----------     -----------
                                                               $  936,772        $  954,998      $1,281,293
                                                               ===========       ===========     ===========

     Furniture, fixtures, equipment and leasehold improvements are recorded at cost. Major renewals and betterments are capitalized while replacements, maintenance and repairs which do not improve or extend the life of the asset are expensed. As assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:


               Furniture and Fixtures      10 years
               Computer Equipment          5 years
               Telephone Equipment         5 years
               Transportation equipment    5 years
               Leasehold improvements      Life of lease

Deferred Financing Costs


     Deferred financing costs are amortized by the straight-line method over the term of the related credit arrangement.


Revenue Recognition

     Advisory and management fees are recognized in the period in which the services are performed unless significant future contingencies exist. Transaction and lease commissions are recorded as income upon the closing of the related sale or upon the signing of lease or occupancy by the respective tenant under the lease. Other commissions and fees are recorded as revenue at the time the related services have been performed unless significant future contingencies exist. Related expenses representing the employee's or co-brokers share of transaction commissions are recorded concurrently with the recording of the related revenue.


Income Taxes

     TRO has elected Sub-chapter S Corporation status under the Internal Revenue Code and is therefore not subject to federal and state income taxes. Accordingly, no provision for income taxes has been provided by the accompanying financial statements. The shareholders include their respective share of TRO's profits or losses in their individual tax returns.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


2. Summary of significant accounting policies -- (Continued)

     TRO's net assets at December 31, 1996 and 1995 for federal income tax purposes are approximately $100,000 and $(3,600,000) (unaudited), respectively. TRO's net losses for tax reporting purposes for the years ended December 31, 1996, 1995 and 1994, were approximately $456,000, $836,000 (unaudited) and
$1,655,000 (unaudited). The differences between losses for financial reporting purposes and tax reporting purposes are as a result of TRO being a cash basis tax payer and using accelerated depreciation for tax reporting purposes.


Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.


3. Fees and commissions receivable

     Fees and commissions receivable include amounts due from properties for management, leasing, marketing and development services and amounts related to reimbursements for payroll and other operating expense reimbursements due to TRO.

     These receivables include leasing commissions receivable acquired from an affiliate of TRO on January 31, 1994 for a purchase price of $2,205,424. The purchase was funded by a note payable, which matures in 1999 (Note 7). These non-interest bearing receivables were related to commissions which are payable over the terms of the related retail leases.

     TRO recorded these amounts at their fair value as of the acquisition date which reflected a discount of 12%. The discount is amortized over the term of the receivable as amounts are collected under the terms of the leasing arrangements. The outstanding balances at September 30, 1997 and December 31, 1996 and 1995 are as follows:



                                           September 30,     December 31,     December 31,
                                               1997              1996            1995
                                          ---------------   --------------   -------------
                                            (unaudited)                       (unaudited)
Gross leasing commissions  ............     $ 343,709        $ 1,688,380      $ 2,328,946
Unamortized discount    ...............       (86,108)          (360,649)        (530,610)
Allowance for doubtful accounts  ......       (63,039)          (196,373)        (216,647)
                                            ---------        -----------      -----------
                                              194,502          1,131,358        1,581,689
Less: current portion   ...............       (48,000)          (797,812)        (561,587)
                                            ---------        -----------      -----------
Long-term portion    ..................     $ 146,562        $   333,546      $ 1,020,102
                                            =========        ===========      ===========

     The carrying amount of the long-term portion of fees and commissions receivable approximates fair value as the discount rate used to determine the carrying amount approximates a current market rate.

     TRO is subject to a concentration of credit risk as the majority of the fees and commissions receivable are due from commercial properties located in the northeastern region of the United States.

4. Acquisition of Equity Properties and Development Limited Partnership management agreements

     On December 31, 1996, TRO acquired the rights under various management agreements from Equity Properties and Development Limited Partnership ("EPDLP") related to retail properties that EPDLP had previously managed. The transfer of these management agreements have been approved by a majority of the property owners. These agreements are initially for ten-year terms; however, they are generally cancelable with 30 days notice by the respective owners of the property in the event of a default by TRO, as defined, or in the event of a sale or transfer of the ownership of any of the respective properties by the owners.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


4. Acquisition of equity properties and development management agreements -- (Continued)

     These agreements give TRO the rights to various management, leasing and other fee revenue generated from the respective properties in return for TRO's performance of the related management and leasing services. The $7,000,000 purchase price for this transaction was satisfied by a 7% note payable to EPDLP (Note 7) and was accounted for under the purchase method of accounting. Accordingly, at December 31, 1996, TRO has recorded $7,108,977 as an intangible asset, which includes $108,977 of transaction costs. This intangible asset, which represents contract rights, is being amortized on a straight-line basis over a ten-year period. Amortization expense of $427,670 (unaudited) is reflected in the accompanying financial statements for the nine-month period ended September 30, 1997.

     Amortization of the $7,000,000 note payable is based on a formula which is based on fixed percentages of a specific level of fee revenue earned by TRO from the management agreements, as defined in the purchase agreement. Payments have been initially set at a minimum monthly amount of $82,000 for the first quarter of 1997 and are subject to adjustment on a quarterly and annual basis based on the fee revenue generated from the agreements. In the event the $7,000,000 note payable and accrued interest is repaid prior to December 31, 2006, an additional purchase price, as defined, is due annually to EPDLP until the fiscal year ending December 31, 2006, based on a formula which is based on fixed percentages of a specified level of fee revenue earned by TRO for the applicable fiscal year. Any unpaid balance and accrued interest on the note is due and payable on December 31, 2006.

     Under the terms of the purchase agreement, the $7,000,000 note payable is reduced to the amount actually payable to EPDLP with respect to fee revenue earned by TRO before the maturity of the note in December 2006 in accordance with the above formula, for any management agreements which are terminated or canceled for any reason other than the default by TRO in the event that EPDLP has not assigned another management agreement to TRO as a replacement for the terminated agreement.

     Under the terms of the purchase agreement, TRO did not earn leasing commissions revenue for the three-month period ending on March 31, 1997. Leasing commissions earned in the three-month period beginning April 1, 1997 and ending June 30, 1997 were shared equally between TRO and EPDLP. All leasing commissions earned subsequent to June 30, 1997 are due to TRO.

5. Real estate held for sale

     TRO purchased a residential property from one of its officers and shareholders as a condition of his employment agreement. This property was sold in April 1997 for an amount which realized its carrying amount as of December 31, 1996.

6. Investments in limited partnerships

     A summary of TRO's investments in limited partnerships is as follows:



                                        Ownership Interest        Investment
                                        -------------------   ------------------
                                           December 31,          December 31,
        Limited Partnerships              1996       1995      1996      1995
-------------------------------------   --------   --------   ------   ---------
APEX Site Management, L.P.  .........    29.30%     32.00%     $ --    $ 44,915
1626 Locust Street Associates  ......    55.64%     26.90%       --          --
                                                               -----   ---------
                                                               $ --    $ 44,915
                                                               =====   =========

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


6. Investments in limited partnerships -- (Continued)

     The equity in net loss related to these investments for the years ended December 31, 1996, 1995 and 1994 was as follows:



                                             1996             1995            1994
                                        ---------------   -------------   ------------
                                                           (unaudited)     (unaudited)
APEX Site Management, L.P.  .........    $  (328,381)     $ (219,619)         $ --
1626 Locust Street Associates  ......        (26,361)       (178,953)           --
                                         -----------      -----------         -----
                                         $  (354,742)     $ (398,572)         $ --
                                         ===========      ===========         =====

     Summary financial information for these investments is as follows:



                        1626 Locust Street Associates        APEX Site Management, L.P.
                           Years Ended December 31             Years Ended December 31
                       -------------------------------   -----------------------------------
                            1996             1995              1996               1995
                       ---------------   -------------   -----------------   ---------------
                                          (unaudited)                          (unaudited)
Assets  ............    $   528,114      $  544,498       $   1,456,754       $   187,875
Liabilities   ......      1,479,104       1,513,272           2,201,033            98,045
                        -----------      -----------      -------------       -----------
Equity  ............    $  (950,990)     $ (968,774)      $     744,279       $    89,830
                        ===========      ===========      =============       ===========
Net loss   .........    $   (47,378)     $ (665,253)      $  (1,552,541)      $  (491,738)
                        ===========      ===========      =============       ===========

     At December 31, 1996, TRO had a 55.64% limited partnership interest in 1626 Locust Associates. TRO does not consolidate the financial statements of this partnership as it does not control its operations. In 1996, under the terms of the partnership agreement, TRO was required to acquire the 28.74% partnership interest of a deceased partner. The $433,847 purchase price was funded by a non-interest bearing note which was recorded at $310,037, net of discount of $123,810, which is due to the estate of the former partner (Note
7). As TRO concluded this investment was not realizable from future operations, the investment of $319,823 was written off in 1996. At December 31, 1996, TRO is obligated to fund operating deficits of the partnership and has guaranteed certain debt obligations of 1626 Locust Associates. The building owned by the partnership is currently under agreement of sale (Note 9).

     During 1995, TRO entered into a limited partnership, APEX Site Management, L.P., which is engaged in providing site management to owners of real estate related to the establishment of telecommunications transmission sites on their respective properties. Under the terms of the partnership agreement, TRO was obligated to contribute up to $548,000 to the partnership. In 1996 and 1995, TRO contributed $283,466 and $264,534 (unaudited), respectively, to the partnership. As TRO has a limited partnership interest in this venture, and has no additional financial commitments to the venture, it has not recorded losses in excess of its investment as of December 31, 1996.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


7. Long-term debt
     Long-term debt consists of the following:



                                                                 1996         1995
                                                              ----------   ----------
Line of Credit
--------------
On December 28, 1993 a $2,300,000 line of credit with
interest at the prime rate was available until June 30,
1994. This line was obtained for working capital purposes
and to repay costs associated with the abandoned public
offering. This line of credit required repayment beginning
on July 1, 1994 at $50,000 per month until July 1, 1995
when payments increased to $60,000 per month until June
30, 1996 when the remaining balance was due. The line
of credit is secured by certain fees and commissions
receivable, and a partial guarantee, equal to 50% of the
credit line, by a stockholder of TRO. Under the terms of
the line, TRO was required to maintain certain annual
levels of revenues and net income among other restric-
tions. TRO was not in compliance with these covenants
until the debt was repaid in full in May 1997. The
weighted average interest rates for the years ended
December 31, 1996, 1995 and 1994 were 8.27%, 8.72%
(unaudited), and 7.40% (unaudited). The weighted aver-
age borrowing for the years ended December 31, 1996
and 1995 were $630,950 and $1,172,617 (unaudited).
Weighted average interest rates for the nine months ended
September 30, 1997 and 1996 were 8.3% (unaudited) and
8.3% (unaudited), respectively.                               $610,950     $ 850,950

Loan Payable
------------
Loan represents amounts borrowed from a bank for the
purpose of financing certain improvements. Interest only
is payable at the rate of 9% and this loan matures on
April 1, 1998.                                                 309,394       309,394

Mortgage Note
-------------
This mortgage note is secured by real estate held for sale
with an adjustable rate mortgage. Interest is payable at a
fixed rate of 8.625%. Monthly principal and interest pay-
ments are $1,051 with a final payment due November 1,
2015. The property was sold in April 1997 and the debt
was repaid from the proceeds of the sale.                      117,702       119,880

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


7. Long-term debt -- (Continued)


                                                                   1996          1995
                                                                -----------   ----------
Note Payable, EPDLP
-------------------
TRO has a $7,000,000 note payable related to its pur-
chase of certain management contract rights on December
31, 1996 (Note 4). The note bears interest at 7%, matures
on December 31, 2006 and requires initial minimum
monthly principal and interest payments of $82,000 for
the first quarter of 1997 adjusted prospectively based
upon fee revenue generated by the acquired management
contracts.                                                      7,000,000            --

Loan Payable, Affiliate
-----------------------
On January 31, 1994, TRO purchased for $2,205,424
leasing commissions receivable from R.R. Loanco Associ-
ates (Note 3) an affiliate, and financed the purchase price
through a note. This note bears interest only at 2% above
prime and matures on January 31, 1999. This debt is
unsecured and is subordinate to the line of credit . The
weighted average interest rates for the years ended
December 31, 1996, 1995 and 1994 were 10.27%,
10.72% (unaudited), and 9.40% (unaudited). Weighted
average interest rates for the nine months ended Septem-
ber 30, 1997 and 1996 were 10.44% (unaudited) and
10.27% (unaudited) respectively.                                2,180,424     2,205,424

Loan Payable, Affiliate
-----------------------
Represents amounts due to an affiliated partnership (Dela-
ware Associates) for cash advances to TRO. This debt is
unsecured and is due on demand. Interest is payable at
the rate of 1% above prime. The weighted average inter-
est rates for the years ended December 31, 1996, 1995
and 1994 were 9.27%, 9.72% (unaudited), and 8.40%
(unaudited), respectively. Weighted average interest rates
for the nine months ended September 30, 1997 and 1996
were 9.44% (unaudited) and 9.27%, (unaudited) respec-
tively.                                                           877,068     1,502,593

Loan Payable, Affiliate
-----------------------
Represents an amount due to Richard I. Rubin & Co.,
Inc., an affiliate, for the purchase of its operating assets on December 31, 1992. Principal and interest are due in
monthly installments of $18,370. This note bears interest
at the rate of 12%. Final payment is due on August 1,
1999. Principal and interest payments have been deferred
by Richard I. Rubin & Co., Inc. since 1993, however,
TRO has accrued all unpaid interest. TRO made partial
interest payments of $100,000 and $120,000 in 1996 and
1995, respectively.                                             1,000,000     1,000,000

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


7. Long-term debt -- (Continued)


                                                                   1996              1995
                                                              ---------------   ---------------
Notes Payable, Former Stockholders
----------------------------------
TRO is obligated under notes payable to former stock-
holders related to the repurchase of their shares of TRO's
stock. These notes are payable in monthly installments
through the year 1999 and bear interest at rates ranging
from 7.7% to 9.0 %.                                                  77,627           236,790

Loans Payable to Affiliate
--------------------------
TRO has a 55.64% ownership interest in a partnership,
1626 Locust Street Associates, which was purchased at
various times from former partners of this partnership
(Note 6). The aggregate purchase price is payable in
annual installments through the year 2007 without stated
interest. Interest has been imputed at rates ranging from
9% to 10%.                                                          385,107           262,429

Loan Payable to Affiliate
-------------------------
Pan American Associates, an affiliated partnership,
advanced amounts to the company to finance operating
activities. The loan is due on demand with interest at
prime plus 1%. The weighted average interest rates for
the years ended December 31, 1996, 1995 and 1994 were
9.27%, 9.72% (unaudited) and 8.4% (unaudited).
Weighted average interest rates for the nine months ended
September 30, 1997 and 1996 were 9.44% (unaudited)
and 9.27% (unaudited), respectively.                                165,400           200,000

Loan Payable, Shareholder
-------------------------
A shareholder advanced $250,000 to TRO during 1995 at
prime plus 1% to finance the purchase of certain com-
puter equipment. The loan plus accrued interest was
repaid in full during 1996.                                              --           250,000
                                                               ------------      ------------
                                                                 12,723,672         6,937,460
Less: Current portion                                            (2,650,245)       (3,743,683)
                                                               ------------      ------------
   Long -term debt                                             $ 10,073,427      $  3,193,777
                                                               ============      ============

     The carrying amount of TRO's long term debt approximates fair value as the interest rates on a portion of the debt are variable and adjust to the market, and the remaining fixed rate debt amounts are at rates which approximate market interest rates for similar instruments.

     At December 31, 1996, annual maturities of the long-term debt are as follows:


                    1997                    $ 2,650,245
                    1998                      1,142,689
                    1999                      3,300,010
                    2000                        687,929
                    2001 and thereafter       4,942,799

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


8. Transactions with affiliaties

Business Operations

     TRO performs management, leasing, development and marketing activities for partnerships and other ventures which are affiliates of the stockholders of TRO. As certain stockholders either directly or indirectly have ownership interest in these partnerships and ventures, revenue recognized for these activities is as follows:



                                     Nine Months Ended
                                       September 30,                     Year Ended December 31
                               -----------------------------   ------------------------------------------
                                   1997            1996            1996            1995          1994
                               -------------   -------------   -------------   ------------   -----------
                                        (unaudited)                                   (unaudited)
Management fees    .........   $ 1,723,780     $ 1,583,331     $ 2,266,397     $1,987,818     $3,582,489
Leasing commissions   ......     2,625,652       1,556,289       3,156,010      1,796,416      2,415,902
Consulting fees    .........       253,642         220,730         347,951        406,065             --
Development fees   .........       511,648         148,498         181,533             --        644,598
                               ------------    ------------    ------------    -----------    -----------
   Totals ..................   $ 5,114,722     $ 3,508,848     $ 5,951,891     $4,190,299     $6,642,989
                               ============    ============    ============    ===========    ===========

Operating Lease

     TRO leases office space from Richard I. Rubin & Co., Inc., an affiliate, under a sublease agreement. The term of the sublease agreement began on January 1, 1994 and expires on July 31, 1999. The original terms of the sublease called for a monthly base rental of $49,112 plus TRO's share of the increase in office maintenance costs real estate taxes and storage space rental. Effective August 1, 1996, the monthly base rent was decreased to $36,535. Effective December 1, 1993, TRO leased additional office space in the same building from Bellevue Associates, an affiliate, for a minimum rental of $10,524 per year plus additional rent based on TRO's share of increases in office maintenance and other costs. This lease is scheduled to expire on July 31, 1999. TRO incurred $690,987, $743,032 (unaudited) and $818,437 (unaudited) for the years ended December 31, 1996, 1995 and 1994, respectively, related to these leases with affiliates.

Employment Agreements

     TRO entered into employment agreements, effective on January 1, 1993, with certain key employees who are or were stockholders of TRO. These agreements were effective for a two-year term and provided for fixed aggregate annual base salaries of approximately $400,000 plus other benefits. Commencing in 1995 upon the lapse of the two-year term of these agreements, deferred compensation totaling $620,000 was payable to these individuals over a five-year period. Payments of $25,250 and $130,750 (unaudited) were made in 1996 and 1995, respectively, leaving a balance due of $464,000 at December 31, 1996.

Advances to Affiliates

     During 1996 and 1995, TRO advanced $2,546,764 and $247,148 (unaudited), respectively, to various affiliated partnerships involved in the development of real estate. As a result, $2,793,912 was outstanding from these partnership at December 31, 1996. These funds are non-interest bearing, are due on demand and will be repaid when the respective partnership secures construction financing. In management's opinion, based upon the current status of these development projects, advances as of September 30, 1997 and December 31, 1996 are realizable through the future activities of the related partnerships. The ability of TRO to realize these amounts is subject to the risks inherent in the real estate development process.

Due To Affiliates

     During 1995 and 1994, an affiliate of certain shareholders advanced funds to TRO. These advances are due on demand and bear interest at the rate of 7%. At September 30, 1997 and December 31, 1996 and 1995, these amounts were $0 (unaudited), $175,526 and $535,671 (unaudited), respectively.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


9. Commitments and contingencies

Operating Leases


     TRO leases office space from affiliates (Note 8) and from other parties. These lease payments include charges for base rent and additional rent for TRO's share of increases in operating costs. At December 31, 1996, the future minimum rental payments under these leases are as follows:


                    1997         $   671,808
                    1998             653,958
                    1999             329,413
                                 ------------
                       Total     $ 1,655,179
                                 ============


Profit Sharing Plan


     All full time employees are eligible to participate in the plan. TRO contributes to the plan at its own discretion. In 1996, 1995 and 1994, no discretionary contributions were made to the plan.


Stockholders Agreement


     Under their current stockholders agreements, the stockholders are restricted on the transfer of their stock. If an individual stockholder wishes to sell his or her stock to an outside party, TRO has the first option to purchase the stock before the remaining stockholders. Upon the termination of employment or the death of a stockholder, TRO and the other stockholders will be obligated to purchase the stockholder's stock at a price calculated as provided in the agreement.


Other


     TRO has guaranteed $800,000 of certain debt obligations of 1626 Locust Associates and has provided a $100,000 letter of credit related to these obligations. In May 1997, an agreement of sale was executed for the sale of building owned by this partnership, which is scheduled to close in February 1998. As a result, in the event this transaction is consummated the proceeds of the sale will allow the partnership to repay substantially all of the existing indebtedness of the partnership. There can be no assurance that the transaction will be consummated or that the current value of the property will continue to approximate or exceed the aggregate indebtedness of the partnership.


     TRO has a $1,000,000 joint and several guarantee related to indebtedness of another affiliated partnership. This partnership's debt matures on June 1, 1999. Certain shareholders' of TRO intend to provide TRO with indemnifications related to this guarantee.


     TRO has an employment agreement with an individual who is also a shareholder of TRO. This agreement continues until terminated by TRO and provides for salary continuation for a specified number of months under certain circumstances. The aggregate commitment at December 31, 1996 under this contract is approximately $300,000.


Litigation


     In the normal course of business there are various claims which have been brought or asserted against TRO. After consultation with counsel, in management's opinion such actions or claims will not be material to TRO's consolidated financial position or results of operations.

                  THE RUBIN ORGANIZATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


10. Subsequent event (Unaudited)

     On September 30, 1997 all of the nonvoting common shares of TRO were acquired by an operating partnership ("OP") formed by Pennsylvania Real Estate Investment Trust ("PREIT") in exchange for the issuance of 200,000 OP units and a provision to issue up to an additional 800,000 OP units over the next five years, upon the achievement of certain specified levels of adjusted funds from operations per share, as defined, over that period.

     Prior to the consummation of the transaction described above, TRO distributed to its shareholders certain assets and liabilities as required by the purchase agreement. The accompanying unaudited balance sheet as of September 30, 1997 reflects the assets and liabilities of TRO which were acquired.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pennsylvania Real Estate Investment Trust:

We have audited the accompanying balance sheet of Oxford Valley Road Associates (a Pennsylvania limited partnership) as of September 30, 1997, and the related statement of operations, partners' capital, and cash flows for the nine-month period then ended. These financial statements are the responsibility of the management of Oxford Valley Road Associates. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above fairly, in all material respects, the financial position of Oxford Valley Road Associates as of September 30, 1997, and the results of their operations and their cash flows for the nine-month period then ended, in conformity with generally accepted accounting principles.



                                                           ARTHUR ANDERSEN LLP
Philadelphia, Pa.,
 November 28, 1997

                         OXFORD VALLEY ROAD ASSOCIATES

                                 BALANCE SHEET

                           AS OF SEPTEMBER 30, 1997



                                                   ASSETS
Property on operating leases, at cost less accumulated depreciation (Notes 2 and 5)       $43,075,248
Cash (Note 2)  ........................................................................     1,360,902
Accounts receivable  ..................................................................        52,054
Notes receivable from tenants (Note 4)    .............................................       780,684
Due from condominium association (Note 8)    ..........................................        23,006
Escrowed cash (Note 3)  ...............................................................        62,211
Intangible assets, net of accumulated amortization (Notes 2 and 6)   ..................     5,936,387
Accrued rental income (Notes 2 and 4)  ................................................       788,028
Prepaid expenses and other assets   ...................................................       539,589
                                                                                          ------------
Total assets   ........................................................................   $52,618,109
                                                                                          ============
                                     LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
   Mortgage note payable (Note 7)   ...................................................   $49,233,600
   Accounts payable  ..................................................................       712,777
   Accrued expenses and other liabilities    ..........................................       811,498
   Due to affiliates (Note 8)    ......................................................       774,946
                                                                                          ------------
Total liabilities .....................................................................    51,532,821
Commitments and contingencies (Notes 5 and 9)
Partners' capital (Note 1)    .........................................................     1,085,288
                                                                                          ------------
Total liabilities and partners' capital   .............................................   $52,618,109
                                                                                          ============

    The accompanying notes are an integral part of this financial statement.

                         OXFORD VALLEY ROAD ASSOCIATES

                            STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997



REVENUES:
   Rental income    .............................................   $5,286,073
   Common area maintenance fees    ..............................      262,756
   Real estate taxes   ..........................................      494,892
   Water and sewer reimbursements  ..............................       49,735
                                                                    -----------
Total revenue ...................................................    6,093,456
                                                                    -----------
OPERATING EXPENSES:
   General and administrative   .................................      101,933
   Condominium assessment    ....................................      353,574
   Property tax  ................................................      517,879
   Development expenses   .......................................       93,991
   Management fees (Note 8)  ....................................      251,152
   Depreciation and amortization   ..............................    1,108,725
                                                                    -----------
Total operating expenses  .......................................    2,427,254
                                                                    -----------
INCOME FROM OPERATIONS BEFORE GAIN ON SALE OF PARCELS OF LAND AND
 INTEREST EXPENSE, NET ..........................................    3,666,202
                                                                    -----------
INTEREST EXPENSE, NET OF INTEREST INCOME OF $93,871  ............    2,871,272
GAIN ON SALE OF PARCELS OF LAND    ..............................      478,031
                                                                    -----------
NET INCOME    ...................................................   $1,272,961
                                                                    ===========

    The accompanying notes are an integral part of this financial statement.

                         OXFORD VALLEY ROAD ASSOCIATES

                        STATEMENT OF PARTNERS' CAPITAL

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997



BALANCE, DECEMBER 31, 1996  .........    $   577,686
   Net income   .....................      1,272,961
   Distributions to partners   ......       (765,359)
                                         -----------
BALANCE, SEPTEMBER 30, 1997    ......    $ 1,085,288
                                         ===========

         The accompanying notes are an integral part of this statement.

                         OXFORD VALLEY ROAD ASSOCIATES

                            STATEMENT OF CASH FLOWS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997



CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income  .....................................................................    $  1,272,961
   Adjustments to reconcile net income to net cash provided by operating activities-
      Depreciation   ...............................................................         736,044
      Amortization   ...............................................................         372,681
      (Increase) decrease in assets-
         Escrowed cash  ............................................................         790,454
         Accounts receivable  ......................................................         236,535
         Accrued rental income   ...................................................        (337,266)
         Prepaid expenses and other assets   .......................................        (244,363)
      Increase (decrease) in liabilities-
         Accounts payable  .........................................................      (1,476,220)
         Accrued expenses and other liabilities    .................................         165,891
         Due from/to affiliates, net   .............................................        (174,798)
                                                                                        ------------
            Net cash provided by operating activities    ...........................       1,341,919
                                                                                        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures    .........................................................        (402,441)
   Increase in intangible assets    ................................................         (95,031)
   Repayment on tenant notes receivable   ..........................................          34,832
                                                                                        ------------
            Net cash used in investing activities  .................................        (462,640)
                                                                                        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments on mortgage note payable    ..........................................        (500,852)
   Distributions to partners  ......................................................        (765,359)
                                                                                        ------------
            Net cash used in financing activities  .................................      (1,266,211)
                                                                                        ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS    .......................................        (386,932)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD  ....................................       1,747,834
                                                                                        ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD  ..........................................    $  1,360,902
                                                                                        ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID FOR INTEREST  ............................................................    $  2,978,454
                                                                                        ============

    The accompanying notes are an integral part of this financial statement.

                         OXFORD VALLEY ROAD ASSOCIATES

                          NOTES TO FINANCIAL STATEMENT

                              SEPTEMBER 30, 1997

1. Nature of operations

     On April 13, 1995, Oxford Valley Road Associates (the "Partnership") purchased commercial real estate in Falls Township, Pennsylvania to develop and lease The Court at Oxford Valley. Concurrent with this transaction, two national chain store companies purchased adjacent real estate and entered into development agreements with the Partnership. The project was fully leased as of December 31, 1995 and collection of rents began on February 1, 1996.

2. Summary of significant accounting policies


Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


Statement of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments with an original maturity of three months or less.


Property on operating leases

     Rental property is stated at cost. For the nine months ended September 30, 1997, depreciation is calculated using straight line and accelerated methods over the following useful lives:

                     Land Improvements   ..................... 15 Years
                     Buildings  .............................. 30 Years
                     Equipment  ..............................  7 Years

     The cost of assets sold, retired or otherwise disposed of, and the related accumulated depreciation will be estimated from the accounts and any resulting gain or loss will be included in operations at the time of such occurrence.

     Expenditures for maintenance and minor renovations are charged to expense when paid. Additions and major renovations are capitalized.


Revenue recognition

     Rental income from tenants is recognized on a straight-line basis over the term of the lease agreements regardless of when payments are due. Accrued rental income represents rental income recognized in excess of payments currently due (see Note 5).

     Revenues from site development contracts are recognized on the completed-contract method. This method is used because the financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method. A contract is considered complete when all costs except insignificant items have been incurred and the project is fully operational. Contract costs include all direct and indirect costs associated with construction of the project.

                         OXFORD VALLEY ROAD ASSOCIATES

                          NOTES TO FINANCIAL STATEMENT

                              SEPTEMBER 30, 1997

2. Summary of significant accounting policies  -- (Continued)

Intangible assets

     Intangible assets are stated at cost. Amortization is calculated on the straight-line basis over the following periods:



Start-up Costs  ..................   5 Years
Tenant Fit-out Allowances   ......   Term of the Related Lease (10 - 15 Years)
Financing Costs    ...............   Term of the Related Financing (15 Years)
Capitalized Lease Fees   .........   Term of the Related Lease (10 - 15 Years)
Prepaid Lease Commissions   ......   Term of the Related Lease (10 - 15 Years)

Income taxes

     No federal or state income taxes are payable by the Partnership, and none have been provided for in the accompanying financial statements. The partners are to include their respective share of the Partnership's profits or losses in their tax returns. The Partnership's tax returns and the amount of allocable Partnership profits and losses are subject to examination by federal and state taxing authorities. If such examinations result in changes to Partnership profits or losses, the tax liability of the partners would be changed accordingly.


Partnership earnings and distribution allocations

     The General and Limited Partners have an agreement as to the allocations of net earnings and distributions subject to extensive provisions as agreed to by the partners.

3. Escrowed cash

     As of September 30, 1997, the Partnership has $62,211 being held in escrow by New York Life Insurance Company, the holder of the mortgage note payable on the Partnership (see Note 7), which will be released upon completion of additional construction costs associated with the project.

4. Notes receivable from tenants

     The Partnership has the following notes receivable due from tenants:




                                                                                              September 30,
                                                                                                  1997
                                                                                             --------------
Notes receivable from tenants for excess construction costs, which will be repaid in monthly installments ranging from $1,424 to $9,426 including interest at 10% maturing
  through January, 2012.   ................................................................     $ 780,684
                                                                                               ==========

     At September 30, 1997, aggregate maturities of the notes are as follows:



          1998  ............   $ 62,041
          1999  ............     62,183
          2000  ............     68,666
          2001  ............     75,899
          2002  ............     83,856
          Thereafter  ......    428,039
                               ---------
                               $780,684
                               =========

                         OXFORD VALLEY ROAD ASSOCIATES

                          NOTES TO FINANCIAL STATEMENT

                              SEPTEMBER 30, 1997

5. Commitments and contingencies


Operating Leases

     The Partnership is the lessor of real property under various operating leases expiring through 2012.

     The following is a summary of property on operating leases:



                                          September 30,
                                              1997
                                         --------------
Land    ..............................    $ 17,667,995
Land Improvements   ..................       1,715,852
Buildings  ...........................      24,876,271
Equipment  ...........................         224,915
                                          ------------
                                            44,485,033
Less Accumulated Depreciation   ......      (1,409,785)
                                          ------------
                                          $ 43,075,248
                                          ============
Depreciation Expense   ...............    $    736,044
                                          ============

     The Partnership leases shopping center space to tenants under operating leases requiring fixed and contingent rentals based on real estate taxes and tenants' share of other expenses.

     Future minimum rentals under noncancellable leases at September 30, 1997, exclusive of renewal option increases and re-leasings are as follows:



          1998   ............   $  6,590,285
          1999   ............      6,597,505
          2000   ............      6,597,505
          2001   ............      6,889,884
          2002   ............      7,042,616
          Thereafter   ......     57,912,635
                                -------------
                                $ 91,630,430
                                =============

6. Intangible assets

     A summary of intangible assets less accumulated amortization as of September 30, 1997 are as follows:




                                          September 30,
                                              1997
                                         --------------
Start-up Costs   .....................    $   630,911
Tenant Fit-out Allowances    .........      3,173,680
Financing Costs  .....................        420,508
Capitalized Lease Fees    ............      1,388,091
Prepaid Lease Commissions    .........        987,461
                                          -----------
                                            6,600,651
Less Accumulated Amortization   ......       (664,264)
                                          -----------
Net intangible assets  ...............    $ 5,936,387
                                          ===========
Amortization Expense   ...............    $   372,681
                                          ===========

                         OXFORD VALLEY ROAD ASSOCIATES

                          NOTES TO FINANCIAL STATEMENT

                              SEPTEMBER 30, 1997

7. Mortgage note payable




                                                                                              September 30,
                                                                                                  1997
                                                                                             --------------
 Mortgage note payable to New York Life Insurance Company. Principal and interest, calculated based upon a twenty-five year amortization period, is payable monthly at 8.02% per annum through July 10, 2011, when a balloon payment of $31,833,931 plus all unpaid interest is due. The loan is secured by a mortgage, assignment of leases and rents and security agree- ment encumbering the premises and all improvements thereon, along with all other tangible personal property and fixtures owned by the Partnership and all of the Partnership's interest an all intangible personal property related to
  operation of the center. .............................................................       $ 49,233,600
                                                                                               =============

     At September 30, 1997, principal payments are due as follows:



          1998   ............   $   730,723
          1999   ............       791,530
          2000   ............       857,397
          2001   ............       928,745
          2002   ............     1,006,031
          Thereafter   ......    44,919,174
                                ------------
                                $49,233,600
                                ============

8. Related party transactions


Due From Condominium Association

     Represents an amount due from The Court at Oxford Valley Condominium Association (the "Association") for expenses of the Association paid for by the Partnership, which is a member of the Association. No formal repayment terms exist, however, repayment is expected within the next twelve months.


Due to affiliates

     The balance consists of various non-interest bearing amounts to related affiliates. The general and limited partners of Oxford Valley Road Associates are the general and limited partners and/or stockholders and officers of the affiliates.


Management fees

     The Partnership pays management fees to Goldenberg Management Company, Inc., an affiliate of a general partner, for administration of its day-to-day operations. Management fees are based on 4% of imputed rents and gross cash received from tenants. Management fee expense for the nine months ended September 30, 1997 was $251,152.

9. Outstanding letters of credit

     At September 30, 1997, the Partnership had $1,278,133 of outstanding letters of credit related to completion of certain project construction.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pennsylvania Real Estate Investment Trust:

We have audited the statements of revenues and certain expenses of North Dartmouth Mall (the "Property") described in Note 1, for the nine months ended September 30, 1997 and the year ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared in accordance with the basis of accounting described in Note 1 and is not intended to be a complete presentation of the Property's revenues and expenses in accordance with generally accepted accounting principles.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.




                                                           ARTHUR ANDERSEN LLP
Philadelphia, Pa.,
 October 31, 1997

                             NORTH DARTMOUTH MALL

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                     FOR THE YEAR ENDED DECEMBER 31, 1996



                                                                  For the Nine          For the Year
                                                                  Months Ended             Ended
                                                               September 30, 1997     December 31, 1996
                                                              --------------------   ------------------
REVENUES:
 Minimum and percentage rent (Note 2)    ..................        $3,644,877            $4,496,380
 Operating reimbursements    ..............................         1,064,646             1,437,767
 Interest and other income (Note 2)   .....................            21,888               165,883
                                                                   -----------           -----------
   Total revenues   .......................................         4,731,411             6,100,030
                                                                   -----------           -----------
CERTAIN EXPENSES:
 Maintenance and other operating expenses (Note 3)   ......         1,229,491             1,692,757
 Utilities    .............................................           172,980               214,143
 Real estate taxes  .......................................           258,160               351,161
                                                                   -----------           -----------
  Total certain expenses  .................................         1,660,631             2,258,061
                                                                   -----------           -----------
REVENUES IN EXCESS OF CERTAIN EXPENSES   ..................        $3,070,780            $3,841,969
                                                                   ===========           ===========

   The accompanying notes are an integral part of these financial statements.

                             NORTH DARTMOUTH MALL

             NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                   SEPTEMBER 30, 1997 AND DECEMBER 31, 1996


1. Basis of Presentation

     The statements of revenues and certain expenses reflect the operations of North Dartmouth Mall (the "Property"), located in North Dartmouth, Massachusetts. The Property was acquired (in addition to an unaffiliated business and a separate affiliated property) by Pennsylvania Real Estate Investment Trust (the "Company") from an affiliate of Equity Properties and Development Limited Partnership ("EPDLP") on September 30, 1997. The Property has aggregate net rentable area of approximately 640,000 square feet and is approximately 83% leased as of September 30, 1997.

     The accounting records of the Property are maintained on a modified cash basis. Adjusting entries have been made to present the accompanying financial statements in accordance with generally accepted accounting principles. The accompanying financial statements exclude certain expenses such as interest, depreciation and amortization, professional fees, and other costs not directly related to the future operations of the Property.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.


2. Operating Leases

     Base rents presented for the nine months ended September 30, 1997 and year ended December 31, 1996, include straight-line adjustments for rental revenue increases in accordance with generally accepted accounting principles. The aggregate rental revenue increase resulting from the straight-line adjustment were $126,565 and $225,805 for the nine months ended September 30, 1997, and the year ended December 31, 1996, respectively.

     No tenant represented greater than 10% of total base rents for the nine months ended September 30, 1997. J.C. Penney had minimum rental payments equal to 11.50% of total base rents for the year ended December 31, 1996.

     Interest and other income includes lease termination fees of $125,000 for the year ended December 31, 1996.

     The Property is leased to tenants under operating leases with expiration dates extending to the year 2012. Future minimum rentals under noncancellable operating leases, excluding tenant reimbursements of operating expenses as of September 30, 1997, are as follows:


           1998   ............   $ 3,496,438
           1999   ............     3,408,060
           2000   ............     3,266,247
           2001   ............     2,928,709
           2002   ............     2,252,009
           Thereafter   ......    11,440,436

     Certain leases also include provisions requiring tenants to reimburse the Property for management costs and other operating expenses up to stipulated amounts.


3. Related Party Transactions

     The Property paid management fees of $118,579 for the nine months ended September 30, 1997 to PREIT-RUBIN, Inc., an affiliate of the Company, and $153,260 for the year ended December 31, 1996 to an affiliate of EPDLP, a related party, based on percentages as defined in the management agreement. These management fees are included within maintenance and other operating expenses in the accompanying statements of revenues and certain expenses.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pennsylvania Real Estate Investment Trust:

We have audited the statements of revenues and certain expenses of Magnolia Mall (the "Property") described in Note 1, for the nine months ended September 30, 1997 and the year ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared in accordance with the basis of accounting described in Note 1 and is not intended to be a complete presentation of the Property's revenues and expenses in accordance with generally accepted accounting principles.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                           ARTHUR ANDERSEN LLP
Philadelphia, Pa.,
 October 31, 1997

                                 MAGNOLIA MALL

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                     FOR THE YEAR ENDED DECEMBER 31, 1996




                                                                  For the Nine         For the Year
                                                                  Months Ended            Ended
                                                               September 30, 1997    December 31, 1996
                                                              --------------------  ------------------
REVENUES:
   Minimum and percentage rent (Note 2)   ..................       $3,588,365           $4,583,720
   Operating reimbursements   ..............................        1,129,176            1,370,977
   Interest and other income (Note 2)  .....................           10,704                   --
                                                                   -----------          -----------
      Total revenues    ....................................        4,728,245            5,954,687
                                                                   -----------          -----------
CERTAIN EXPENSES:
   Maintenance and other operating expenses (Note 3)  ......        1,104,905            1,507,552
   Utilities   .............................................           79,125              101,225
   Real estate taxes    ....................................          192,375              233,565
                                                                   -----------          -----------
      Total certain expenses  ..............................        1,376,405            1,842,342
                                                                   -----------          -----------
REVENUES IN EXCESS OF CERTAIN EXPENSES    ..................       $3,351,840           $4,112,355
                                                                   ===========          ===========

   The accompanying notes are an integral part of these financial statements.

                                 MAGNOLIA MALL

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                   SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

1. Basis of Presentation

     The statements of revenues and certain expenses reflect the operations of Magnolia Mall (the "Property"), located in Florence, South Carolina. The Property was acquired (in addition to an unaffiliated business and a separate affiliated property) by Pennsylvania Real Estate Investment Trust (the "Company") from an affiliate of Equity Properties and Development Limited Partnership ("EPDLP") on September 30, 1997. The Property has aggregate net rentable area of approximately 570,000 square feet and is approximately 98% leased as of September 30, 1997.

     The accounting records of the Property are maintained on a modified cash basis. Adjusting entries have been made to present the accompanying financial statements in accordance with generally accepted accounting principles. The accompanying financial statements exclude certain expenses such as interest, depreciation and amortization, professional fees, and other costs not directly related to the future operations of the Property.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

2. Operating Leases

     Base rents presented for the nine months ended September 30, 1997 and year ended December 31, 1996, include straight-line adjustments for rental revenue increases in accordance with generally accepted accounting principles. The aggregate rental revenue increase resulting from the straight-line adjustment were $146,077 and $104,939 for the nine months ended September 30, 1997, and year ended December 31, 1996, respectively.

     No single tenant represented more than 10% of total base rents for the nine months ended September 30, 1997. J.C. Penney had percentage rent in lieu of minimum rent of $439,000 which was greater than 10% of total base rents for the year ended December 31, 1996.

     The Property is leased to tenants under operating leases with expiration dates extending to the year 2008. Future minimum rentals under noncancellable operating leases, excluding tenant reimbursements of operating expenses as of September 30, 1997, are as follows:



          1998   ............   $3,641,072
          1999   ............    3,474,205
          2000   ............    3,232,645
          2001   ............    2,685,994
          2002   ............    2,256,956
          Thereafter   ......    5,907,765

     Certain leases also include provisions requiring tenants to reimburse the Property for management costs and other operating expenses up to stipulated amounts.

3. Related Party Transactions

     The Property paid management fees of $133,159 for the nine months ended September 30, 1997 to PREIT-RUBIN, Inc., an affiliate of the Company, and $198,364 for the year ended December 31, 1996 to an affiliate of EPDLP, a related party, based on percentages as defined in the management agreement. These management fees are included within maintenance and other operating expenses in the accompanying statements of revenues and certain expenses.

                                 MAGNOLIA MALL

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                   SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

4. Commitments

     The Property is obligated under a ground lease agreement on the shopping center requiring minimum annual payments as of September 30, 1997 as follows:



          1998   ............   $ 175,000
          1999   ............     189,583
          2000   ............     200,000
          2001   ............     200,000
          2002   ............     200,000
          Thereafter   ......   4,458,334

PROSPECTUS



                                 $200,000,000


                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                  DEBT SECURITIES, PREFERRED SHARES, SHARES,
                     SHARE WARRANTS AND SHAREHOLDER RIGHTS


     Pennsylvania Real Estate Investment Trust (the "Company") may from time to time offer in one or more series of: (i) unsecured debt securities ("Debt Securities"); (ii) preferred shares of beneficial interest ("Preferred Shares"); (iii) shares of beneficial interest, $1.00 par value per share ("Shares"); (iv) warrants exercisable for Shares ("Share Warrants") and (v) shareholder rights exercisable for Shares ("Rights"), with an aggregate public offering price of up to $200,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Shares, Share Warrants and Shareholder Rights (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements in this Prospectus (each a "Prospectus Supplement").


     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global) authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Shares or Shares of the Company, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(iii) in the case of Shares, any initial public offering price; (iv) in the case of Share Warrants, the specific title and aggregate number, and the issue price and the exercise price; and (v) in the case of Shareholder Rights, the date for determining the shareholders entitled to the distribution, aggregate number of Shares purchasable, exercise price and date of expiration. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.


     The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.


     The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.


          See "Risk Factors" beginning on Page 4 for certain factors relating to an investment in the Securities.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


                The date of this Prospectus is December 2, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be copied and inspected at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. In addition, the Company's Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, filed on November 28, 1997.

  2. The description of the Company's Shares of Beneficial Interest contained in the Registration Statement on Form 8-A/12(b) filed with the Commission on November 13, 1997, including any amendment or reports filed for the purpose of updating such description.

  3. The Company's definitive proxy statement for the Annual Meeting of Shareholders on December 16, 1997, filed on November 18, 1997.

  4. The Company's definitive proxy statement for its Special Meeting of Shareholders held on September 29, 1997, filed on August 28, 1997.

  5. The Company's Report on Form 8-K filed on October 14, 1997.

     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Pennsylvania Real Estate Investment Trust, 455 Pennsylvania Avenue, Suite 135, Ft. Washington, Pennsylvania 19034, Attention: Dante J. Massimini, Senior Vice President-Finance and Treasurer. Telephone: (215)542-9250.


                             CAUTIONARY STATEMENT

     INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENT HERETO CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21D OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, RELATING TO, WITHOUT LIMITATION, FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS AND PROJECTIONS OF REVENUE ND OTHER FINANCIAL ITEMS, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE," "PLAN," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                                  THE COMPANY

     The term "Properties" herein means all of the Company's real estate assets. As used herein, unless the context indicates otherwise, the term "Company" includes Pennsylvania Real Estate Investment Trust, PREIT Associates, L.P., a Delaware limited partnership (the "Operating Partnership") of which the Company is the sole general partner and a wholly owned subsidiary of the Company is the majority limited partner, and their subsidiaries and affiliates, including PREIT-RUBIN, Inc. (formerly The Rubin Organization, Inc.), a real estate management company in which the Company owns 95% of the economic interests in the form of non-voting common shares (together with its predecessors, "PREIT-RUBIN").

     The Company is a fully integrated, self-administered and self-managed real estate investment trust which acquires, rehabilitates, develops and operates shopping centers and multifamily Properties. Founded in 1960, the Company is one of the 15 largest publicly held operators of retail Properties in the United States (in terms of square feet owned and/or managed). On September 30, 1997, the Company acquired The Rubin Organization, Inc., a commercial property development and management firm, and certain related real estate interests.

     The Company conducts substantially all of its operations through the Operating Partnership and has elected and conducts its operations in a manner intended to comply with the requirements for qualification as a real estate investment trust under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, a real estate investment trust which meets certain requirements is not subject to Federal income tax on the portion of its taxable income which is distributed to its shareholders, if, inter alia, at least 95% of its real estate investment trust taxable income, excluding any net capital gain, is so distributed.

     The Company is an unincorporated association in business trust form created in Pennsylvania pursuant to a Trust Agreement dated December 17, 1960, as amended. Since its inception it has been self-administered by its trustees. The Company's principal executive offices are located at 455 Pennsylvania Avenue, Suite 135, Fort Washington, PA 19034. Telephone: (215) 542-9250. The Company has regional offices in Philadelphia, Pennsylvania; Boca Raton, Florida; Chicago, Illinois; and Atlanta, Georgia.

                                 RISK FACTORS


     Prospective investors should carefully consider, among other factors, the risks and other matters described below.


Real Estate Investment Risks


     General. Real property investments are subject to varying degrees of risk. The returns available from equity investments in real estate as well as the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from the Properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or apartments in the area and the attractiveness of the Properties to shoppers, residents and tenants. In addition, income from properties and real estate values generally also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a Property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the Property.


     The success of the Company depends, among other factors, upon general economic conditions, population trends, real estate fluctuations, income tax laws, governmental regulations, availability and costs of financing, construction costs, increases or decreases in operating expenses, zoning laws and the ability of the Company to keep the Properties leased at profitable levels.


     Competition. The real estate business is highly competitive. The Company competes for tenants with other property owners. Competition from single family housing increases when lower interest rates make mortgages more affordable. Increased building of new multifamily communities and renovation of older properties provide competition for the Company's multifamily properties. The Company also competes in acquiring interests in Properties with investors and purchasers of real estate of all types, many of which have greater financial resources, revenues and geographical diversity than those of the Company, including institutional, private and foreign investors. All of the Company's shopping center and apartment Properties are subject to significant local competition.


     Shopping Centers. The Company's shopping centers usually are anchored by department stores and/or supermarket and drug store chains. Its shopping centers are located in eight states, but are principally concentrated in Pennsylvania (eight centers) and Florida (six centers). As of August 31, 1997, the Company's shopping centers (both wholly owned and those in which the Company has an interest through a partnership or joint venture) were approximately 87% leased. The Company computes occupancy percentage for shopping centers as the percentage of total net leasable area for which leases are in effect and, therefore, includes store areas leased where occupancy has not commenced, leases for which some or all payments are delinquent and stores where tenants have vacated but pay rent.


     A substantial portion of the Company's shopping center income consists of rents received under long-term leases. Most of the shopping center leases provide for payment by tenants of an annual minimum rent and additional rent calculated generally as a percentage of gross sales in excess of a specified amount ("percentage rent"). The shopping center leases usually contain: (i) provisions for a contribution by tenants to the cost of maintaining common areas; and (ii) real estate tax escalation clauses under which the tenant bears its proportionate share of increases in or total real estate taxes. While tenant contributions historically have not covered all costs required to maintain common areas, the Company seeks to have new leases provide for full recovery of these costs from tenants. In difficult economic times or in strongly competitive environments, the Company may have to offer concessions or negotiate leases in which the tenant pays a lower rental or less than its pro rata share of operating costs and taxes. Modifications of lease terms may be necessary where tenants are unable to comply fully with their lease obligations. When interest rates are high it is more difficult for retail tenants to afford financing for inventory, store fixtures, renovations and additional store locations.

     Multifamily Properties. The Company has an interest in 19 multifamily communities containing 7,236 residential apartment units. These apartment communities are in seven states. As of August 31, 1997, the average occupancy rate for apartment units was approximately 97%. The Company computes occupancy rate as the number of occupied apartments and, therefore, includes models, employee-occupied units and units for which payments are delinquent. The multifamily units are generally rented for terms of one year.

     Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at the Properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting expenses that it believes is reasonable in light of each Property's operating history and local market characteristics, no assurance can be given that this budget will be sufficient to cover these expenses. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at the Properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

     At any time, a tenant of the Properties (including an anchor tenant or other tenant which is not an anchor tenant but nonetheless leases space in more than one of the Properties) may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby adversely affect the Company's results of operation and ability to make distributions to its shareholders. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future, or if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's results of operations and ability to make distributions to its shareholders may be adversely affected.


Financing

     The Trust Agreement of the Company places no limitations on borrowings by the Company. The Company is subject to the risks associated with debt financing, including the risk that the Company's cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risks of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on encumbered Properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of Properties or interests therein upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a Property is mortgaged to secure payment of indebtedness and the Company (or the operating entity) is unable to meet mortgage payments, the mortgage securing such property could be foreclosed upon or the property could be otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

     A significant reduction in or withdrawal of its credit facility could, if not replaced by a similar credit facility, have a material effect on the Company's operations. The Company expects to continue open-account borrowing for acquisitions, renovations and capital improvements to the Properties and has used its general credit to guarantee obligations of partnerships or joint ventures in which it has an interest. If the credit markets tighten, the Company may encounter resistance from lenders when it seeks financing or refinancing for some of its Properties. No assurance can be given as to the availability of financing for any particular Property or the terms upon which it may be obtained.

     The Company's $150.0 million unsecured credit facility (the "Credit Facility") contains affirmative and negative covenants normally found in facilities of this type, as well as requirements that the Operating

Partnership maintain, on a consolidated basis: (i) a maximum Leverage Ratio (as defined) of 65%; (ii) a maximum ratio of Senior Liabilities (as defined) to Unencumbered Asset Value (as defined) of 73%; (iii) minimum tangible net worth of $115.0 million plus 75% of the net proceeds of sales of equity securities by the Operating Partnership or the Company; (iv) a minimum ratio of annualized consolidated property net operating income to total annual debt service of 1.40:1; (v) a minimum ratio of annualized consolidated property net operating income to pro forma debt service 1.30:1; and (vi) consolidated net operating income of at least $40,000,000. The Company's current Leverage Ratio, computed as provided in the Credit Facility, is approximately 59%. Until the Company reduces its leverage ratio to 50%, the lending banks will hold unrecorded mortgages on 13 unencumbered Properties which the Company owns, directly or indirectly, and would be entitled to record such mortgages upon any event of default. After the Leverage Ratio is reduced to 50% and the ratio of Senior Liabilities to Unencumbered Asset Value to 60%, the lending banks are to release the unrecorded mortgages, whereupon the ratios in clauses (i), (ii),
(iv) and (v) above become, respectively, 50%, 60%, 1.70 : 1 and 1.65 : 1.

     To the extent that the Company fails to meet any one or more of these financial covenants or other covenants respecting the Credit Facility, the Company would be in default unless the lenders, in their sole discretion, were to waive such defaults or the Company were able to secure alternative or substitute financing. Because there can be no assurance that such waivers or alternative financing can be obtained by the Company, any default may have a materially adverse effect on the Company's operations and financial condition.

     The profitability of each partnership or joint venture subject to short-term financing or debt requiring a balloon payment will be affected by its ability to secure long-term financing on satisfactory terms. If satisfactory financing is not made available, the Company may be required to rely upon its credit lines and other sources of short term financing, equity contributions or the proceeds of refinancing of existing Properties (if the same can be arranged on satisfactory terms) in order to satisfy debt obligations. Although the Company does not own the entire interest in connection with many of the Properties held by a partnership or joint venture, the Company may be required to pay the full amount of any obligation of such partnership or joint venture which has been guaranteed in whole or in part by the Company in order to protect its equity interest in such Property. Additionally, the Company may determine to pay obligations of a partnership or joint venture in order to protect its equity interest in its assets.


     The Company has entered into agreements limiting the interest rate on portions of its Credit Facility. The Company is exposed to credit loss in the event of non-performance by counterparties to these agreements.


Dependence on Primary Markets and Economic Factors


     All but one of the Company's 45 Properties are located in the Eastern United States, with 16 of the Properties located in Pennsylvania and 13 in Florida. The Company's performance and its ability to make distributions to shareholders or debt service payments could be adversely affected by economic conditions in such geographic regions, including changes which could result in the ability of some existing tenants of the Properties to meet their lease obligations.


     The success of the Company depends, among other factors, upon general economic conditions and on the conditions in those areas where the Properties are located, population trends, real estate fluctuations, income tax laws, governmental regulations, availability and costs of financing, construction costs, increases or decreases in operating expenses, zoning laws and the ability of the Company to keep the Properties leased at profitable levels.


     Many of the Properties in which the Company has an interest were constructed more than 15 years ago. Such Properties usually involve greater maintenance costs. Ultimately, the Properties may generate lower rentals because of obsolescence and may require significant capital expense for renovations. Some apartments may lack certain amenities which are customarily included in modern construction, such as dishwashers, central air conditioning, microwave ovens and the like. Some facilities may be too large or be constructed in inappropriate proportions for today's market or be too small based on current industry requirements and, thus, more difficult to lease. The Company customarily renovates Properties when renovation will enhance or maintain their long-term value.

     The effects of inflation upon the Company's operations and investment portfolio are varied. From the standpoint of revenues, inflation has the dual effect of both increasing the tenant revenues upon which percentage rentals are based and allowing increased fixed rentals to rise generally to reflect higher construction costs on new Properties and on renovations and rehabilitation of older Properties. This positive effect may be offset by higher operating expenses.


Casualty and Liability Insurance

     The protection of the Company's assets from natural or other insurable risks requires the maintenance of casualty insurance at sufficient levels. There has been a significant increase in the cost of casualty insurance because of substantial losses sustained by insurance carriers in recent years. While the Company believes that it has adequate insurance on the Company's assets, there can be no assurance that the Company can obtain insurance in the future at acceptable levels and reasonable cost. The Company would be required to bear the effects of all losses to the Properties that are not adequately covered by insurance.


Possible Environmental Liabilities

     Under various Federal, state and local laws and regulations, the current or a previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with asserted contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow with the real estate as collateral. The owner or operator of a site may be liable under statutory or common law to third parties for damages and injuries resulting from environmental contamination emanating from the site.

     Since 1987, the Company has conducted a Phase I environmental study on each property it seeks to acquire and has recently performed a Phase I environmental study on each of the Properties.

     The Company has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to the Properties formerly owned by the Company. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated such property at a time when hazardous or toxic substances were disposed of, or released from, the property. Therefore, a conveyance of the property does not relieve the owner or operator from liability.

     As to five Properties, two of which the Company no longer owns, the Company or a partnership in which the Company has an interest has responded to inquiries from environmental authorities. In one of these Properties, the Company believes that the contamination was caused by a former tenant and has sought indemnification from the tenant. The estimated cost to remediate this property ranges from $0.4 million to $1.2 million. In another instance, the Company will only be liable for remediation costs in excess of $1.0 million, and the Company does not currently anticipate that remediation costs will exceed $1.0 million. If remediation costs for this property exceed $1.0 million, the Company's liability is not expected to exceed $0.6 million.

     As to six Properties in which the Company currently has an interest, the environmental conditions continue to be investigated and have not been fully remediated. At these Properties, ground water contamination has been found. At four of the Properties, the contamination is associated with dry cleaning operations. The Company has submitted assessment reports to the state authorities for approval. While all of the Properties with contamination arising from dry cleaning operations may be eligible under a state law for remediation with state funds, there can be no assurance that sufficient funds will be available under the legislation to pay the full costs of any such remediation.

     There are asbestos-containing materials in a number of the Properties, primarily in the form of floor tiles and adhesives. The floor tiles and adhesives are generally in good condition. Fire-proofing material containing asbestos is present at some of the Properties in limited concentrations or in limited areas. At Properties where radon has been identified as a potential concern, the Company has remediated or is performing additional testing. Lead-based paint has been identified at certain of the Company's Multi-family Properties and the Company has notified tenants pursuant to applicable disclosure requirements. Based on its current knowledge, the Company does not believe that the future liabilities associated with asbestos, radon and lead-based paint at the foregoing Properties will be material.

     The Company has no insurance coverage for the types of environmental liabilities described above. At August 31, 1997 an aggregate reserve of $336,000 existed on the Company's books in respect of certain of these matters; there can be no assurance that this amount will be sufficient to cover the cost of known liabilities respecting environmental issues at the Properties, or matters which may be identified in the future.

     Management is aware of environmental concerns at four of its development Properties. It is management's present view that the Company's share of any remediation costs necessary in connection with the development of these Properties will be within the budgets for development of these Properties, but the final costs and such necessary remediation are not known and may cause the Company to decide not to develop one or more such Properties.


Certain Considerations Relating to Partnerships and Joint Ventures

     Of the 21 Properties in which the Company has a partial interest, 16 are owned by partnerships in which the Company is a general partner and five are owned by joint ventures in which the Company has substantially the same powers as a general partner. Under the terms of the partnership or joint venture agreements, major decisions, such as a sale, refinancing or expansion or rehabilitation of the Property, and all leasing decisions, require the consent of all venture partners. There are restrictions on the ability of any venturer to borrow against or dispose of its interest in the venture. Because of the requirement for unanimity, the taking of any action or the making of any decision respecting a joint venture could be significantly delayed. Under the terms of many of the partnership or joint venture agreements to which the Company is a party, the concurrence of all partners is required to change the property manager. Where the other partner or co-venturer is providing management, effecting such a change could be difficult or even unfeasible, even if the Company believed the management services were unsatisfactory. Under the terms of some agreements, the Company has a unilateral right to change management if it has not received its priority distributions for a stated period of time.

     Many of the partnerships in which the Company has an interest are controlled by one or more partners other than the Company who oversee the day-to-day development, construction, leasing and management of Properties. The Company's wholly owned apartments are managed by its own staff. If the partnerships' current managers are unable or unwilling to perform their obligations or responsibilities, the Company's present staff is not of sufficient size to carry out those functions, and the Company would be obligated to contract with others, perhaps at a substantially increased cost, for such services.

     While the Company endeavors to maintain good relationships with all of its partners, there have been a few instances in which the Company has experienced business disagreements with partners on a variety of issues that have not as yet been resolved. Such disagreements have included the failure of a partner to meet a call by the joint venture for the contribution of additional capital, differences in the interpretation of the relative rights and duties of the partners under the joint venture agreement and the commencement of litigation or arbitration to assert its rights by one or more of the partners. The Company may incur substantial expenses in instituting or defending litigation or achieving a resolution of disputes in an alternative manner. The Company may also be required to advance funds or make other commitments or arrangements to or on behalf of the venture during the pendency of a dispute in order to preserve its investment. Moreover, there can be no assurance that the resolution by the Company of a dispute with a partner will be on terms that are favorable to the Company. See "--Legal Proceedings."

     Other risks of investments in joint ventures include the possibility that the Company's partners might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners might at any time have economic or other business interests or goals which are consistent with the business interest or goals of the Company, and that such partners may be in a position to take action contrary to the instructions or the request of the Company and contrary to the Company's policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as sale, because neither the

Company nor the partner would have full control over the joint venture. Consequently, actions by such partner might result in subjecting Properties owned by the partnership to additional risk. In addition, the Company may in certain circumstances be liable for the actions of its third-party partners.


Legal Proceedings

     Daniel Berman and Robert Berman and/or entities owned or controlled by them (collectively, the "Bermans") are partners of wholly owned subsidiaries of Company in the ownership of Fox Run Apartments, Bear, Delaware, Eagle's Nest Apartments, Coral Springs, Florida, and 14 undeveloped acres in Coral Springs, Florida. Berman Real Estate Management, Inc., a corporation owned by the Bermans, currently manages the two apartment complexes.

     On May 1994, the Bermans commenced an action against the Company and certain of its wholly owned subsidiaries in the Montgomery County Court of Common Pleas of Pennsylvania (the "Pennsylvania Litigation"). In the Pennsylvania Litigation, the Bermans, seeking damages and a declaratory judgment, asserted that the Company interfered with a contract to develop the parcel in Coral Springs, Florida and violated the partnership agreement relating to Eagle's Nest Apartments in Coral Springs, Florida. The Bermans later amended their complaint to add new parties and to allege that the defendants had no right to terminate the leasing and management agreement at Fox Run Apartments, had violated the Fox Run partnership agreement and that the Bermans had no liability for certain partnership expenses.

     In June 1994, two wholly owned subsidiaries of the Company commenced an action in Delaware Chancery Court against the Bermans (the "Delaware Litigation"). The action seeks, among other things, a declaratory judgment and an injunction preventing the defendants from continuing to manage Fox Run and damages resulting from the payment by plaintiffs of defendants' share of the investigation and remediation of the environmental condition at Fox Run Apartments.

     The Company intends to continue to vigorously resist plaintiffs' claims in the Pennsylvania Litigation and to pursue the claims asserted in the Delaware Litigation. Management does not believe that resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

     The Company is also a plaintiff or defendant in various cases arising out of its usual and customary business of owning and investing in real estate, both individually and through joint ventures and partnerships. None of these cases is expected to have a material adverse effect on the Company.


Certain Regulatory Matters

     The ability of the Company or a partnership or joint venture to expand, rehabilitate or reconstruct a property in the event of a casualty loss or condemnation is affected by local zoning and use laws, environmental statutes and regulations and a variety of other local, state and federal requirements. The Company may be precluded from taking advantage of economic opportunities presented to it because of the inability to achieve compliance with these requirements in a timely manner. Under the Americans With Disabilities Act (the "ADA") and other similar legislation, the Company's Properties may require modification to provide access to persons with disabilities. The Company believes it is in substantial compliance with the ADA.


Expansion and Acquisition Risks

     The Company intends to continue expanding and acquiring interests in retail and multifamily Properties where it believes that such expansion or acquisition will be profitable or enhance the value of the Company's portfolio. Expansion of existing Properties is subject to a number of risks, including financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of expansion costs in connection with projects that are not pursued to completion. The Company anticipates that new property expansions and acquisitions will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new developments or acquisitions are undertaken without permanent financing, further expansion or acquisition activities may be curtailed or there may be an adverse effect on cash available for distributions and to meet debt service obligations. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

Risks of Development

     Retail development is extremely competitive and entails substantial risks, both in respect to the ultimate recapture of pre-development expenditures and the viability and profitability of any resulting project. Development projects require the availability of suitable, high traffic sites at costs consistent with the overall economics of the project. There is no assurance that such sites can be contracted for within the geographic markets in which the Company operates. Development projects generally require various governmental and other approvals, the receipt of which cannot be assured. The grant of such approvals is often opposed by local residents and businesses who perceive that they will be adversely affected by the project.

     The Company will incur certain risks in connection with development activities in addition to those involved in the ownership and operation of established shopping centers and multi-family Properties. These risks include the expenditure of funds on and devotion of management's time to projects which may not come to fruition, the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical, the risk that a project may not be completed on schedule (because of inability to obtain zoning changes or other land use approvals on a timely basis or construction delays or other factors outside of the control of the Company) which may affect its profitability, the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable, financing risks and the failure to obtain required or desirable zoning, occupancy or other governmental permits or authorizations. There can be no assurance that any development Property will ultimately be constructed or that the Company will not have to expense substantial costs associated with the abandonment of a proposed development project.

     In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new developments (including expansions) and acquisition will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. In the case of an unsuccessful development project, the Company's loss could exceed its investment in the project. If any of the above occurs, the Company's ability to repay such borrowings or make expected distributions to shareholders could be adversely affected.

Risks Associated with Recently Acquired Properties

     The Company is currently experiencing a period of growth. Recently acquired Properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of such Properties may decline in the future. The Company's ability to manage its growth effectively will require it to successfully integrate these new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional Properties or that the newly acquired Properties will perform as expected.

Risks of Third-Party Management Business

     Risks associated with the management of Properties owned by third parties include the risk that the management contracts (which are generally cancelable upon 30 days' notice or upon certain events, including sale of the applicable property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting Properties managed by PREIT-RUBIN, resulting in decreased management fee income. Substantially all of the Properties subject to the management agreements acquired from EDPLP are expected to be marketed for sale in the near term and are terminable in connection with any such sale. The Company's management agreement for the 1.2 million square foot South Park Mall in Charlotte, North Carolina, has been terminated by the owner, effective in January, 1998.

Certain Tax Risks

     Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company (i) believes that it has operated so as to qualify as a REIT under the Code since its inception and (ii) intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income tax consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations -- Taxation."

     REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations-Taxation -- Annual Distribution Requirements". The Company could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.


     Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations -- Taxation -- Other Tax
Considerations". Price Fluctuations of the Shares and Trading Volume; Shares Available for Future Sale


Factors Affecting Share Price


     A number of factors may adversely influence the price of the Company's Shares in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Shares to demand a higher annual yield from distributions by the Company in relation to the price paid for Shares, the relatively low daily trading volume of REITs in general, including the Shares, and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings or funds from operations on a per share basis. Sales of a substantial number of Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for shares.


     The Company is authorized to issue up to 100,000,000 Shares and up to 25,000,000 Preferred Shares. There are 1,260,000 Shares reserved for issuance pursuant to share option plans, and these Shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. The Company has filed or plans to file Registration Statements on Form S-8 with the Commission respecting the offer and sale of Shares under its current share option and restricted share plans. No prediction can be made about the effect that future sales of Shares or other Securities will have on the market prices of the Shares or the extent, if any, to which there may be a dilutive effect on the value of the Shares as the result of issuances of Shares pursuant to share option and restricted share plans or other issuances of Securities.


     The Operating Partnership has outstanding an aggregate of 646,286 Units of Limited Partner Interest ("OP Units") redeemable by the holder for cash or, at the election of the Company, for Shares. The Operating Partnership also has the obligation to issue a substantial number of additional OP Units, the number of which is dependent on future events, but could approximate 1.3 million additional OP Units redeemable by the holder for cash or, at the election of the Company, for Shares. Approximately 213,000 OP Units are immediately redeemable with the remaining outstanding OP Units becoming redeemable after certain specified dates in the future. The Company is obligated to maintain a registration statement to enable any such Shares so issued upon redemption of the OP Units to be resold from time to time in market transactions.


Possible Adverse Consequences of Limits on Ownership of Shares

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (the "Ownership Limit"). To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, of the Company's outstanding equity securities. While the Trust Agreement allows the Board of Trustees (the "Trustees") to take appropriate action to maintain the Company's qualification as a REIT under the Code, there can be no assurance that appropriate action can be taken to avoid or ameliorate a violation of the Ownership Limitation. See "Description of Shares of Beneficial
Interest -- Restrictions on Transfer" for additional information regarding the Ownership Limit.


Restrictions on Acquisition and Change in Control

     Various provisions of the Company's Trust Agreement (the "Trust Agreement") restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's Trustees and the ability of the Company to issue Preferred Shares.


Lack of Control of PREIT-RUBIN

     Although the Operating Partnership owns 95% of the aggregate equity interests in PREIT-RUBIN, all of the voting stock of PREIT-RUBIN is owned by a stock bonus plan created for the benefit of PREIT RUBIN's employees (the "Stock Bonus Plan"). PREIT-RUBIN employees are entitled to vote the common shares vested in their accounts in the Stock Bonus Plan on fundamental transactions (merger, sale of assets, etc.). Voting on the shares in the Stock Bonus Plan on all other matters will be at the direction of the Stock Bonus Plan Committee, the members of which will be appointed by the Board of Directors of PREIT-RUBIN. Thus, the Company does not control the day-to-day operations of PREIT-RUBIN and is not able, from a legal perspective, to influence the manner in which it performs its management obligations, seeks and accepts new business or otherwise determines its business strategy.


Conflicts of Interest

     The employment agreements between the Company or PREIT-RUBIN and each of the employees of PREIT-RUBIN who will be parties to such agreements provide that they will devote their full business time and effort to the business of the Company. However, PREIT-RUBIN will continue to render management, development, leasing and related services to over 25 properties in which certain affiliates ("TRO Affiliates") of PREIT-RUBIN, retain equity interests. The Company believes that the existing management arrangements with these entities are on terms at least as favorable to PREIT-RUBIN as the average of PREIT-RUBIN's third-party management arrangements with unrelated parties. In addition, PREIT-RUBIN leases substantial office space from entities in which affiliates of the Company have an interest. Finally, there will be numerous issues requiring resolution over the next several years relating to the implementation of various important elements of; (i) the transaction in which the Company acquired PREIT-RUBIN; and (ii) the various related transactions closed on the same date as the acquisition of PREIT-RUBIN (collectively, the "TRO Transaction"). In the resolution of these issues, the interest of those members of the Company's management who are TRO Affiliates may diverge from the interests of the Company and the holders of the Shares (the "Shareholders").


Management Integration

     Substantially all of the strategies to be employed by the Company to enhance future growth are dependent upon the successful integration of efforts of the former management of TRO with the Company's existing management. Any difficulties or delay encountered in that integration would adversely impact the implementation of the strategies for growth.

Changes in Policies Without Shareholder Approval

     The investment, financing, borrowing and distribution policies of the Company, and its policies with respect to all other activities, including its growth, debt, capitalization, distributions, REIT status and operating policies, are determined by the Board of Trustees. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised from time to time at the discretion of the Board of Trustees without notice to or a vote of the shareholders of the Company. Accordingly, shareholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all shareholders. A change in these policies could adversely affect the Company's distributions, financial condition, results of operations or the market price of Shares.


Dependence on Ronald Rubin

     The Company is dependent on the efforts of Ronald Rubin, its Chief Executive Officer. While the Company believes that it could find a replacement for Mr. Rubin, the loss of his services could have an adverse effect on the operations of the Company. Mr. Rubin is party to an employment agreement with the Company. However, this agreement generally does not restrict his ability to become employed by a competitor of the Company after expiration of one year following the termination of his employment with the Company.


Effect on Holders of Shares of an Issuance of Preferred Shares

     The Board of Trustees is empowered by the Company's Trust Agreement to designate and issue from time to time, without limitation as to amount, up to 25,000,000 shares in one or more classes or series of Preferred Shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each class or series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each class or series of Special Shares, it may afford the holders in any series or class of Preferred Shares preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of Shares.


Limitation Upon Sale or Refinancing of Certain Properties

     Due to the potential adverse consequences to certain limited partners of the Operating Partnership which may result from a sale of certain Properties acquired by the Operating Partnership, the Operating Partnership has agreed that, for a specified period of years, any sale, other than in connection with the sale of all or substantially all of the assets of the Operating Partnership or a merger of the Company or a like kind exchange, would require the consent of the holders of a majority of the Units issued by the Operating Partnership as consideration for the property, which may result in the Company being unable to sell such a property in circumstances in which it would be advantageous to do so. See "Summary of the Operating Partnership Agreement -- Other Rights."


Required Vote of Limited Partners of Operating Partnership In Connection with Fundamental Changes by the Company

     Holders of OP Units generally will have no right to vote on any matter voted on by holders of Shares except that prior to the date on which at least half of the OP Units issued on September 30, 1997 (other than to the Company or an affiliate of the Company) have been redeemed, the holders of OP Units issued on September 30, 1997 (other than the Company or an affiliate of the Company) shall be entitled to vote, as a single class, on any proposal to merge, consolidate, or sell substantially all of the assets of the Company if the holders of Shares vote thereon and, in such event, holders of OP Units will be entitled to one vote for each Share issuable by the Company upon the redemption of one OP Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding OP Units and the applicable vote of the holders of the Shares, which such vote may be met by any combination of holders of the OP Units and Shares.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds of any sale of Securities for general business purposes, including the development and acquisition of additional Properties and other acquisition transactions as suitable opportunities arise, the payment of certain outstanding secured or other indebtedness and improvements to certain Properties in the Company's portfolio.


                      RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for each of the last five full fiscal years for the Company are presented below:




                         Fiscal Years Ended August 31,
                   ----------------------------------------
                   1997     1996     1995     1994     1993
                   ----     ----     ----     ----     ----
                   1.55     1.66     1.75     1.86     2.02


     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before gains from sales of property, fixed charges less capitalized interest, income associated with the minority interest of one consolidated subsidiary and the outside partners' minority interests in the losses of majority owned unconsolidated partnerships and joint ventures. Fixed charges consist of interest expense (including interest costs capitalized), amortization of debt issuance costs and interest expense associated with the Company's guarantee of certain debt of an unconsolidated partnership. Earnings and fixed charges are based on both wholly owned Properties and the Company's share of partnership and joint venture Properties. To date, the Company is not authorized to issue any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are not presented.


                        DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


General

     The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated, and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

     The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined below) of the Company as described under "--Subordination."

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:


     (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) If convertible in whole or in part into Shares or Preferred Shares, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Shares or Preferred Shares receivable on conversion;

     (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

     (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

     (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

     (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture:

     (14) Whether such Debt Securities will be issued in certificate or book-entry form;

     (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;


     (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and


     (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).


     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). All material federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.


     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Shares of Beneficial Interest -- Restrictions on Ownership" and "Description of Shares of Beneficial Interest -- Restrictions on Transfer". Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.


Denominations, Interest, Registration and Transfer


     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).


     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor any Trustee shall be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).


Merger, Consolidation or Sale

     The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice by the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Company (Sections 801 and 803).


Certain Covenants

     Existence. Except as described above under "Merger, Consolidation or Sale," the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. The Company will be required to cause all of its material Properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007).

     Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable Properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

     Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event
(x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and
(ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).


Additional Covenants and/or Modifications to the Covenants Described Above

     Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.


Events of Default, Notice and Waiver

     Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 ). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.


     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 ). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).


     Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).


     Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).


     Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).


     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).


Modification of the Indentures


     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).


     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).


     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities;
(iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).


     Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.


     Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.


     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.


Subordination


     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be subrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities.


     Senior Debt will be defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.


     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.


Discharge, Defeasance and Covenant Defeasance


     The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.


     Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.


     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section
1404).


     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).


     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.


Conversion Rights


     The terms and conditions, if any, upon which the Debt Securities are convertible into Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status and the listing of the Shares on the New York Stock Exchange.


Redemption of Securities


     The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

     If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.


Global Securities


     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.


            DESCRIPTION OF PREFERRED SHARES OF BENEFICIAL INTEREST


     The Company's Trust Agreement authorizes the Board of Trustees from time to time to establish and issue, in one or more classes or series, up to 25,000,000 Preferred Shares (the "Preferred Shares"). The Trustees are authorized to classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series.


The Board of Trustees

     The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Trust Agreement.


General

     The Board of Trustees is empowered by the Trust Agreement to designate and issue from time to time one or more series of Preferred Shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Shares. The Preferred Shares will, when issued, be fully paid and nonassessable.

     The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms, including:

     (1)  The title and stated value of such Preferred Shares;

     (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

     (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

     (6)  The provision for a sinking fund, if any, for such Preferred Shares;

     (7)  The provision for redemption, if applicable, of such Preferred
          Shares;

     (8)  Any listing of such Preferred Shares on any securities exchange;

     (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Shares of the Company, including the conversion price (or manner of calculation thereof);

     (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

     (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

     (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.


Rank


     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Shares of the Company, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.


Dividends


     Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.


     If any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.


     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).


Redemption


     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.


     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.


     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the address where Preferred Shares are to be surrendered for payment of the redemption price;
(iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (v) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.


Liquidation Preference


     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.


     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.


Voting Rights


     Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such shares of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two Trustees.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Company or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof, provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


Conversion Rights


     The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares and the listing on the New York Stock Exchange of the Shares into which the Preferred Shares are convertible.


Limited Liability of Shareholders


     As discussed below under "Description of Shares of Beneficial Interest -- Limited Liability of Shareholders," the Trust Agreement provides that Shareholders are not liable for assessment by the Company and that the Trustees have no general power to bind them personally. In the opinion of Drinker Biddle & Reath LLP, general counsel to the Company, under Pennsylvania law no personal liability will attach to any shareholder under any undertaking or obligation of the Company. However, there may be liability in some jurisdictions which may decline to recognize a business trust as a valid organization. With respect to all types of claims in such jurisdictions, and with respect to tort claims, contract claims where the required provision is omitted, and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, shareholders may be personally liable for such obligations to the extent that the Company does not satisfy such claims. The Company carries insurance in amounts which the Trustees deem adequate to cover foreseeable tort claims.


Restrictions on Ownership

     As discussed below under "Description of Shares of Beneficial Interest -- Restrictions on Transfers," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Shares of the Company. Therefore, the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of Preferred Shares.


Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     Under the Trust Agreement, the Company has the authority to issue up to 100,000,000 Shares and up to 25,000,000 Preferred Shares. As used herein, the term "Shares" means shares of beneficial interest other than Preferred Shares.


General Provisions

     Voting, Dividend and Other Rights. Subject to the provisions of the Trust Agreement regarding "Excess Shares" (See " -- Restrictions on Transfer"), (i) the holders of the Shares are entitled to one vote per Share on all matters voted on by the Shareholders, including elections of the Trustees, and (ii), subject to the rights of holders of any Preferred Shares, the holders of the Shares are entitled to a pro rata portion of such distributions as may be declared from time to time by the Trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The majority of Shares voting on a matter at a meeting at which at least a majority of the Shares are present in person or by proxy constitutes the act of the Shareholders, except with respect to the election of Trustees (see below). While the Shareholders generally possess all of the voting power, the Trust Agreement permits the holders of securities of affiliates of the Company to vote with the Shareholders on certain matters, and the Trustees have exercised that right as to holders of currently outstanding OP Units with respect to fundamental changes in the Company (i.e. mergers, consolidations and sales of substantially all of the Company's assets). See "Summary of the Operating Partnership Agreement -- Authorization of OP Units and Voting Rights." All Shares are fully paid and nonassessable. Shareholders do not have any pre-emptive rights to purchase Company securities.

     The Trust Agreement provides that the Trustees may issue multiple classes and series of Shares of beneficial interest (including classes and series of Preferred Shares having preferences to the existing Shares in any matter, including rights in liquidation or to dividends) and options, rights (including Shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by subsidiaries and affiliates of the Company of securities having conversion and option rights in respect of Shares. Thus, the rights of holders of existing Shares are subject to preferred rights as to dividends and in liquidation (and other such matters) to the extent set forth in any subsequently authorized Preferred Shares or class of Preferred Shares.

     Board of Trustees. The Board of Trustees is divided into three classes serving staggered three-year terms. The Trust Agreement does not provide for cumulative voting in the election of Trustees, and the candidates receiving the highest number of votes are elected to the office of Trustee.

     Trustee Nomination Process. The Trust Agreement provides that nominations for election to the office of Trustee at any Annual or Special Meeting of Shareholders shall be made by the Trustees, or by petition in writing delivered to the Secretary of the Company not fewer than thirty-five (35) days prior to such meeting signed by the holders of at least two percent (2%) of the shares outstanding on the date of such petition. Unless nominations shall have been made as aforesaid, they shall not be considered at such meeting unless the number of persons nominated as aforesaid shall be fewer than the number of persons to be elected to the office of Trustee at such meeting, in which such event nominations for the Trustee positions which would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of Trustees.

     Transfer Agent. The transfer agent for the Shares is American Stock Transfer Company.


Limited Liability of Shareholders

     The Trust Agreement provides that Shareholders, to the fullest extent permitted by applicable law, as amended or supplemented, are not liable for any act, omission or liability of a Trustee and that the Trustees have no general power to bind them personally. Notwithstanding the foregoing, there may be liability in some jurisdictions which may decline to recognize a business trust as a valid organization. With respect to all types of claims in such jurisdictions, and with respect to tort claims, contract claims where the required provision is omitted, and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, Shareholders may be personally liable for such obligations to the extent that the Company does not satisfy such claims. The Company conducts substantially all of its business in jurisdictions other than the Commonwealth of Pennsylvania in entities recognized in the relevant jurisdiction to limit the liability of equity owners. The Company carries insurance in amounts which the Trustees deem adequate to cover foreseeable tort claims.


Restrictions on Transfer

     Among the requirements for qualification of the Company as a REIT under the Code are, (i) not more than 50% in value of its outstanding shares of beneficial interest (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (iii) certain percentages of the Company's gross income must be from particular activities. In order to continue to qualify as a REIT under the Code, the Trustees have adopted, and the Shareholders have approved, provisions of the Trust Agreement that restrict the ownership and transfer of Shares (the "Ownership Limit Provisions").

     The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the shares of beneficial interest of the Company, whether measured by vote, value or number of the outstanding shares of the Company. The Trustees may waive the Ownership Limit Provisions if evidence satisfactory to the Trustees and tax counsel to the Company is presented that such ownership will not jeopardize the Company's status as a REIT.

     Issuance or transfers of shares in violation of the Ownership Limit Provisions or which would cause the Company to be beneficially owned by fewer than 100 persons are void ab initio and the intended transferee acquires no rights to the shares.

     In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the Ownership Limit Provisions, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provisions automatically are exchanged for Excess Shares (the "Excess Shares"), authorized by the Trust Agreement, according to the rules set forth therein, to the extent necessary to insure that the purported transfer or other event does not result in the ownership of shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give written notice to the Company of a purported transfer or other event that would result in the issuance of Excess Shares.

     Excess Shares are not treasury shares but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. The trustee of such trust shall be the Company. The beneficiary of such trust shall be designated by the purported holder of Shares. Excess Shares are not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares and prior to the discovery by the Company of such exchange, dividends or distributions are paid with respect to the Shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to the Company upon demand. Excess Shares participate ratably (based on the total number of shares and Excess Shares) in any liquidation, dissolution or winding up of the Company. Except as required by law, holders of Excess Shares are not entitled to vote with respect to such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of Shares will not violate the Ownership Limit Provisions, at which time the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the shares for which the Excess Shares were originally exchanged. The Trust Agreement contains provisions that are designed to insure that the purported transferee or other purported holder of Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to the Company. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction then the intended transferee or holder of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     The Trust Agreement further provides that Excess Shares shall be deemed to have been offered for sale to the Company at the lesser of the price paid for the shares by the purported transferee or in the case of a gift, devise or other transaction, the market price for such shares at the time of such gift, devise or other transaction or the market price for the shares on the date the Company or its designee exercises its option to purchase. The Company may purchase such Excess Shares during a 90-day period, beginning on the date of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no notice is given, the date the Board of Trustees determines that a violative transfer has been made.

     Each shareholder upon demand is required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Trustees deems necessary to comply with the provisions of the Trust Agreement or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.


Change-in-Control Provisions

     Ownership Limit. In order to protect its status as a REIT, the Company must satisfy certain conditions, including the conditions that: (i) no more than 50% in value of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals; and (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To this end, the Trust Agreement, among other things, prohibits: (a) any holder from owning more than 9.9% of its outstanding shares of beneficial interest without the consent of the Board of Trustees after evidence satisfactory to the Trustees and tax counsel to the Company is presented evidencing that such ownership will not jeopardize the Company's tax status as a REIT, and (b) transfers of shares which would cause the Company to be beneficially owned by fewer than 100 persons. These limitations may have the effect of precluding acquisition of control of the Company by a third party.

     Staggered Board. The Company's Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms upon the expiration of the respective class' term. The staggered terms for trustees may affect the Shareholders' ability to take control of the Company, even if a change in control were in the Shareholders' interest.

     Multiple Classes and Series of Shares of Beneficial Interest. The Trust Agreement provides that the Trustees may create and issue multiple classes and series of Preferred Shares of beneficial interest (including classes and series of Preferred Shares having preferences to the existing Shares in any matter, including rights in liquidation or to dividends) and options, rights (including Shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by subsidiaries and affiliates of the Company of securities having conversion and option rights in respect of Shares. The Trust Agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. The issuance of such rights or Preferred Shares could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the Shareholders' interest. No such rights or Preferred Shares are currently issued or outstanding.

                        SUMMARY OF THE TRUST AGREEMENT

     The following summary of the Trust Agreement is qualified in its entirety by reference to the Trust Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.


The Trustees

     The Trustees are divided into three classes, with each member of a class elected for a term of three years or until his successor is duly elected and qualified. Of the nine Trustees currently in office, six have been elected by the shareholders and three were appointed to fill the unexpired terms of the trustees who resigned as contemplated by the provisions of the agreement in which the Company acquired PREIT-RUBIN. The Trust Agreement provides that there will be not fewer than five nor more than 15 Trustees. The Trustees are not required to furnish a bond. Trustees may resign at any time, but no resignation is effective until a successor is elected if its effect would be to reduce the number of Trustees below five. The Trustees may fill vacancies that shall have occurred as a result of an increase in the number of Trustees or by reason of the death, resignation or incapacity of any of the Trustees. A Trustee chosen by the other Trustees to fill a vacancy that has occurred as a result of an increase in the number of Trustees will serve until the next annual or special meeting of shareholders and until his successor is elected and qualified. A Trustee chosen by other trustees to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee will hold office for the full remaining term of the former Trustee and until his successor is elected and qualified. At such meetings to elect Trustees, the holders of a majority of shares represented will elect Trustees for the term of the class of Trustees being elected. The shareholders may also elect Trustees to fill a vacancy which the other Trustees have not filled. Two-thirds of the serving Trustees have the right at any time to remove any of their number, including a Trustee elected by the shareholders, for any cause deemed by them to be sufficient. Any Trustee may be removed for cause by the holders of a majority of the outstanding Shares then outstanding and entitled to vote. A vacancy created by the removal of a Trustee by the other Trustees may be filled only by the shareholders at their next annual meeting or a special meeting called for that purpose unless there are fewer than five Trustees, in which event the remaining Trustees are required to elect a sufficient number of persons so that at least five will be serving. Regular meetings of the shareholders are held annually, and special meetings of the shareholders may be called upon proper notice.

     The concurrence of a majority of the Trustees present at any meeting where there is a quorum, or the written consent of a majority of the Trustees then serving, is necessary for the validity of any action taken. In no event may action be taken without the concurrence, at a meeting or by consent in writing, of at least four Trustees. A majority of the Trustees, provided that the majority consists of at least four Trustees, constitutes a quorum. However, if there are fewer than five Trustees, the remainder must act to fill vacancies to bring the total number of Trustees to at least five.

     The Trustees may hold legal title to the Company's Properties on its behalf or designate persons to so hold on behalf of the Company. The Trustees have complete control of the conduct of the Company's business, including investments, sales, leasing, issuance of additional shares, borrowing and distributions to shareholders without the necessity of securing shareholder approval.


Indemnification

     The Trustees are not liable for errors of judgment or any loss to the Company in the absence of self-dealing, willful misconduct or recklessness. The Trustees are indemnified from all claims or liabilities asserted against them by reason of their positions, if the Trustee acted in good faith and in a manner which the Trustee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reason to believe that the Trustee's conduct was unlawful.


Transactions with Trustees

     The Trustees may deal with the Company by rendering services for reasonable compensation, buying property from or selling property to the Company or otherwise. No Trustee shall have any liability for such transactions approved by a majority of the other Trustees, except for his bad faith or gross negligence, and any such Trustee may be counted in determining the existence of a quorum at any meeting of the Board of Trustees which authorizes any such transaction and may vote thereat to authorize any such transaction.


Term

     The Company's term is perpetual. The Company's existence does not terminate automatically in the event the Company fails to maintain its qualification as a real estate investment trust for tax purposes.


Fundamental Transactions; Amendments

     Any merger to which the Company is a party (other than a merger of any entity with and into the Company in which the Company owned at least 80% of the voting power immediately prior to the merger and other than a merger which does not affect the aggregate ownership interests of the Shareholders of the Company in the surviving entity) and any sale or transfer of all or substantially all of the assets of the Company (other than to an entity directly or indirectly controlled by the Company) must be approved by the affirmative vote of a majority of the votes cast by the holders of all Shares entitled to vote thereon (other than the holders of Shares of a class or series of Shares entitled to vote thereon exclusively as a separate class or series) and by a majority of the votes cast by the holders of any class or series entitled to vote thereon seperately as a class or series.

     Amendments to the Trust Agreement can be made by the consent of two-thirds of the Trustees, but not fewer than four. However: (i) no amendment to increase the liability of Shareholders shall be effective without the consent of the holders of two-thirds of each class or series of Shares outstanding; (ii) no amendment may require additional contributions from or assessments against Shareholders; and (iii) no amendment (A) increasing the authorized capitalization of the Company, or (B) having the reasonably foreseeable effect of impeding or preventing a "Control Transaction" shall be effective unless approved by a majority of the votes cast by all Shareholders entitled to vote thereon (other than the holders of any class or series entitled to vote thereon exclusively as a separate class or series) and a majority of the votes cast by the holders of any class or series entitled to vote thereon separately as a class or series. As used in the Trust Agreement, the term "Control Transaction" means the acquisition by any person or group of shares of beneficial interests of the Company having at least 20% of the votes which all shareholders are entitled to cast in the election of Trustees.


Applicable Law

     The Trust Agreement provides that it shall be construed in accordance with Pennsylvania law.

                         DESCRIPTION OF SHARE WARRANTS

     The Company may issue Share Warrants for the purchase of Shares. Share Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent specified in the applicable Prospectus Supplement relating to the particular issue of Warrants (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Share Warrants. The following sets forth certain general terms and provisions of the Share Warrants offered hereby. Further terms of the Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement to be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Share Warrants.

     The applicable Prospectus Supplement will describe the terms of the Share Warrants to be issued, including, where applicable, the following: (i) the title of such Share Warrants; (ii) the aggregate number of such Share Warrants;
(iii) the price or prices at which such Share Warrants will be issued; (iv) the designation, number and terms of the Shares purchasable upon exercise of such Share Warrants; (v) the designation and terms of the other Securities offered thereby with which such Share Warrants are issued and the number of such Share Warrants issued with each such Security offered thereby; (vi) the date, if any, on and after which such Common Share Warrants and the related Shares will be separately transferable; (vii) the price at which each of the Shares purchasable upon exercise of such Share Warrants may be purchased; (viii) the date on which the right to exercise such Share Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum number of such Share Warrants which may be exercised at any one time; (x) information with respect to book entry procedures, if any; (xi) a discussion of certain federal income tax considerations; and (xii) any other terms of such Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Share Warrants.


                       DESCRIPTION OF SHAREHOLDER RIGHTS

     The Company may issue Shareholder Rights ("Rights") to its shareholders for the purchase of Shares. Rights may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Rights will be issued under a separate rights agreement (each, a "Rights Agreement") to be entered into between the Company and a bank or trust company, as rights agent specified in the applicable Prospectus Supplement relating to the particular issue of Rights (the "Rights Agent"). The Rights Agent will act solely as an agent of the Company in connection with the Rights and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Rights. The following sets forth certain general terms and provisions of the Rights offered hereby. Further terms of the Rights and the applicable Rights Agreements will be set forth in the applicable Prospectus Supplement to be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Rights.

     The applicable Prospectus Supplement will describe the terms of the Rights to be issued, including, where applicable, the following: (i) the date for determining the shareholders entitled to the Rights distribution; (ii) the aggregate number of Shares purchasable upon exercise of such Rights and the exercise price; (iii) the aggregate number of Rights being issued; (iv) the date, if any, on and after which such Rights may be separately transferable;
(v) the date on which the right to exercise such Rights shall commence and the date on which such Rights shall expire; (vi) the minimum or maximum number of such Rights which may be exercised at any one time; (vii) a discussion of certain federal income tax considerations; and (viii) any other terms of such Rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such Rights. Rights will be exercisable for United States dollars only and will be in registered form only.

                SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT


     The following summary of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P. (the "Operating Partnership Agreement") is qualified in its entirety by reference to the Operating Partnership Agreement, which is incorporated by reference as an exhibit to the Registration Statement to which this Prospectus is a part.


General


     The Company is the sole general partner of the Operating Partnership, and PREIT Property Trust, a business trust wholly owned by the Company, is a limited partner of the Operating Partnership. The Company contributed to the Operating Partnership, or to entities wholly owned by the Operating Partnership, the real estate interests owned, directly or indirectly, by the Company, or the economic benefits thereof, in exchange for a general partnership interest in the Operating Partnership and a number of Class A OP Units issued to PREIT Property Trust which equalled, in the aggregate, the number of shares of beneficial interest of the Company issued and outstanding on September 30, 1997.


Management


     Under the Operating Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, has the authority, to the exclusion of the limited partners, to make all management decisions on behalf of the Operating Partnership. In addition, the Company, as general partner, will have the ability to cause the Operating Partnership to create and issue subsequent classes of limited or preferred partner interests with terms different from the limited partner and general partner interests issued in the TRO Transaction. The Company has agreed in the Operating Partnership Agreement to conduct substantially all of its business activities through the Operating Partnership unless a majority in interest of the OP Units (exclusive of OP Units owned by the Company) consent to the conduct of business activities outside the Operating Partnership.


Authorization of OP Units and Voting Rights


     The Operating Partnership Agreement authorizes the issuance of an unlimited number of OP Units in one or more classes. Holders of OP Units are entitled to distributions from the Operating Partnership as and when made by the general partner. Since the general partner will, of necessity, have to make distributions on the Class A OP Units held directly or indirectly by it at the times and in the amounts as will permit it to make distributions to Shareholders of the Company (the "Shareholders") necessary to preserve its status as a REIT for federal income tax purposes, it is anticipated that the holders of OP Units will receive such distributions at the approximate time, and in the same amounts, as distributions are declared and paid by the Company to the Shareholders.


     Holders of OP Units generally will have no right to vote on any matter voted on by holders of Shares except that prior to the date on which at least half of the OP Units issued on September 30, 1997 (other than to the Company or an affiliate of the Company) have been redeemed, the holders of OP Units issued on September 30, 1997 (other than the Company or an affiliate of the Company) shall be entitled to vote, as a single class, on any proposal to merge, consolidate, or sell substantially all of the assets of the Company if the holders of Shares vote thereon and, in such event, holders of OP Units will be entitled to one vote for each Share issuable by the Company upon the redemption of one OP Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding OP Units and the applicable vote of the holders of the Shares, which such vote may be met by any combination of holders of the OP Units and the Shares.


     The Operating Partnership Agreement also provides that the Company may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of such transaction, the OP Units are treated in the same manner as that number of Shares for which they are exchangeable by the Company upon notice of redemption are treated and that holders of OP Units will have the right to vote on certain amendments to the Operating Partnership Agreement.

Redemption Rights

     As of the date of this Prospectus, the Operating Partnership had outstanding 433,248 Class A OP Units and 213,038 Class B OP Units. Class A and Class B OP Units are redeemable by the Operating Partnership at the election of a limited partner holding such units, at such time, and for such consideration, as set forth in the Operating Partnership Agreement. In general, and subject to certain exceptions and limitations, holders of limited partnership units (other than the Company and its subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A OP Units so received and then held by such party. Class B OP Units are redeemable at the option of the holder at any time after issuance.

     If a notice of redemption is given, the Company has the right to elect to acquire the Units tendered for redemption for its own account, either in exchange for the issuance of a like number of Shares (subject to adjustments for stock splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the Shares over the ten consecutive trading days immediately prior to receipt by the Company, in its capacity as general partner of the Operating Partnership, of the notice of redemption. If the Company declines to exercise such right, then on the tenth day following tender for redemption the Operating Partnership will pay a cash amount equal to the number of OP Units so tendered multiplied by such average closing price.


Registration Rights

     At the TRO Closing, the Company entered into Registration Rights Agreements with those persons receiving or entitled to receive (i) Class A OP Units in respect of shares of TRO and/or their interests in certain Properties acquired by the Operating Partnership in the TRO Transaction and (ii) the Class B OP Units issued in the TRO Transaction. In general, the Registration Rights Agreement for the holders of Class A OP Units provides that those parties receiving and entitled to receive Class A OP Units in the TRO Transaction will be entitled to cause the Company, subject to exclusions and limitations commonly found in agreements of this type, to register Shares issuable upon redemption of such OP Units for resale by them in connection with other registration statements filed by the Company. This Registration Rights Agreement contains provisions dealing with registration procedures, holdbacks, responsibility for expenses, indemnification, and other customary provisions.

     If the former TRO shareholders having piggyback registration rights do not have an opportunity to exercise those rights before a specified period following the last issuance of Class A OP Units pursuant to the TRO Transaction, these former TRO shareholders will have the right to cause the Company to file a registration statement covering the resale of the Shares issuable upon redemption of such OP Units. In such event, the Company will be obligated to use its commercially reasonable efforts to cause the registration statement to become effective within 60 days after filing and to remain effective for not less than two years (or until the date on which Shares may be sold without registration, if earlier).

     The Company also entered into a Registration Rights Agreement with the party receiving Class B OP Units pursuant to which the Company has agreed to file and maintain a registration statement covering resales from time to time by such party of Shares obtained by it in connection with the redemption of Class B OP Units. The Company has agreed to use its reasonable best efforts to include in such registration statement resales of Shares issued upon redemption of Class A Units issued in connection with TRO Transaction.


Other Rights

     If the Operating Partnership determines to sell, before the fifth anniversary of the date on which a property is acquired by the Operating Partnership, certain specified Properties for which Class A Units were issued in the TRO Transaction, and the holders of a majority of the then outstanding Class A OP Units issued to the TRO Affiliates object to such sale, the sale will not be consummated unless (i) the sale constitutes an exchange under
Section 1031 of the Code or (ii) the sale is in connection with the proposed sale of all or substantially all of the assets of the Operating Partnership.

     Pursuant to a separate agreement by and between the Company and an affiliate of the holder of Class B OP Units, before September 30, 2001, the Operating Partnership may not sell or otherwise dispose of

Magnolia Mall in a transaction in which taxable gain is recognized unless (i) the sale constitutes an exchange under Section 1031 of the Code and no gain is recognized on such sale or (ii) the sale is in connection with a program to sell substantially all of the Operating Partnership's (and its affiliates) retail assets to an entity not affiliated with the Operating Partnership and at least 80% of the retail Properties owned by the Operating Partnership have been sold or are under binding contracts of sale with unaffiliated third parties and are scheduled to close within six months of the date of the closing of the sale of Magnolia Mall.

                       FEDERAL INCOME TAX CONSIDERATIONS


General

     The following discussion summarizes the Federal income tax considerations that may be relevant to a prospective holder of Shares. Drinker Biddle & Reath LLP, general counsel for the Company, provided a letter to the Company respecting the discussion under "Federal Income Tax Consequences," which is incorporated by reference as an Exhibit to the Registration Statement. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


Taxation

     General. The Company is designed to qualify and has elected to qualify as a "real estate investment trust" under Sections 856-60 of the Code. The Company believes that it is organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

     The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof. If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Trust Agreement provides certain disclosure requirements for 1% or greater shareholders and certain restrictions regarding the transfers of Company shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above.


     A REIT is permitted to have a wholly owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT.


     A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and each of the real estate partnerships or other pass-through entities in which the Operating Partnership holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Title Holding Partnerships are treated as partnerships for Federal income tax purposes.


     Income Tests. In order to maintain qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.


     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of five (5%) percent of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render more than a de minimis amount of services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."


     The Company believes, however, that the aggregate amount of any such fees and other non-qualifying income in any taxable year earned by the Operating Partnership and the Title Holding Partnerships will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.


     The Operating Partnership owns all of the nonvoting common stock of PREIT-RUBIN, a corporation that is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for the Operating Partnership and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, the income will be earned by and taxed to PREIT-RUBIN and will be received by the Company only indirectly as dividends. Although dividends generally qualify under the 95% test, the IRS refuses to rule on this issue when the dividends are earned in this manner.


     If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.


     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a qualified REIT subsidiary or another REIT). Although, as discussed above, the Operating Partnership owns only nonvoting stock of PREIT-RUBIN, the IRS refuses to rule on the foregoing 10% test when, as in this case, such nonvoting stock constitutes most of the equity of such issuer.


     Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.


     The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may arrange for short-term, or possibly long-term, borrowing (by itself or by the Operating Partnership) to permit the payments of required dividends.


     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.


     Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners. The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in the Operating Partnership and the Title Holding Partnerships:


     Classification of the Operating Partnership and Title Holding Partnerships as Partnerships. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for Federal income tax purposes as corporations. Accordingly, under recently promulgated "check-the-box" regulations, they should be classified as partnerships for Federal income tax purposes.


     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.


     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties. The Properties contributed directly or indirectly to the Operating Partnership will generally be appreciated. Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreements of the Partnerships will require allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Thus, if the Partnerships sell contributed property at a gain or loss, such gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

     Depreciation. The Partnerships' assets other than cash will consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic depreciation schedules for the Properties. The Properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

     Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

     Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all Properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's net sales price. The Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing Properties and to make such occasional sales of the Properties as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Partnerships will constitute a sale of property held for investment.

Taxation of Shareholders

     Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains or mid-term capital gains (to the extent they are attributable to the Company's long-term and mid-term portions of net capital gain for the taxable year) without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Shares, they will be included in income as long-term capital gain (or short-term capital gain if the Shares have been held for one year or less or mid-term capital gains if the Shares have been held for more than one year but not more than 18 months), assuming the Shares are a capital asset in the hands of the shareholder.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the shareholder's adjusted basis of such Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than eighteen months and mid-term capital gain or loss if the shareholder has held such Shares for more than one year but not more than eighteen months. Loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

     Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

     Taxation of Tax-Exempt Shareholders. The Company does not expect that distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code and the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of Shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.


     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.


Other Tax Considerations

     State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Shares of the Company.


                             PLAN OF DISTRIBUTION

     The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such

Prospectus Supplement. Each of the Contracts will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.


                                 LEGAL MATTERS

     The legality of the Debt Securities, the Preferred Shares, the Shares, the Share Warrants and the Rights offered hereby will be passed upon for the Company by Drinker Biddle & Reath LLP, general counsel to the Company. Drinker Biddle & Reath LLP will also pass on certain aspects of limited liability of shareholders of the Company and certain federal income tax matters respecting the Company. Sylvan M. Cohen, Chairman of the Board of the Company, is of counsel to Drinker Biddle & Reath LLP. Mr. Cohen is the beneficial owner of 669,938 shares of beneficial interest.


                                    EXPERTS

     The financial statements and financial statement schedule included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Lehigh Valley Associates included in the Company' Annual Report (Form 10-K) for the years ended August 31, 1996 and 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus Supplement or the Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. Neither this Prospectus Supplement nor the Prospectus constitutes an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus Supplement and the Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

             --------------------------------------------
                         TABLE OF CONTENTS

                       Prospectus Supplement



                                                         Page
                                                        -----
Summary    ..........................................    S-1
The Company   .......................................    S-8
Business and Growth Strategies  .....................    S-15
Use of Proceeds  ....................................    S-21
Price Range of Shares and Distributions  ............    S-21
Capitalization   ....................................    S-22
Selected Financial and Operating Data    ............    S-23
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations    ....................................    S-25
The Properties   ....................................    S-31
Management    .......................................    S-44
Principal Securityholders    ........................    S-52
Underwriting  .......................................    S-54
Experts .............................................    S-55
Legal Matters    ....................................    S-55
Index to Financial Statements   .....................    F-1

                   Prospectus
Available Information  ..............................     1
Incorporation of Certain Documents by
   Reference  .......................................     1
Cautionary Statement   ..............................     2
The Company   .......................................     3
Risk Factors  .......................................     4
Use of Proceeds  ....................................    14
Ratio of Earnings to Fixed Charges    ...............    14
Description of Debt Securities  .....................    14
Description of Preferred Shares of Beneficial
   Interest   .......................................    25
Description of Shares of Beneficial Interest   ......    31
Summary of the Trust Agreement  .....................    34
Description of Share Warrants   .....................    36
Description of Shareholder Rights  ..................    36
Summary of the Operating Partnership
   Agreement  .......................................    37
Federal Income Tax Considerations  ..................    40
Plan of Distribution   ..............................    45
Legal Matters    ....................................    46
Experts    ..........................................    46

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               4,000,000 Shares


                              [GRAPHIC OMITTED]

                           PENNSYLVANIA REAL ESTATE
                               INVESTMENT TRUST


                         Shares of Beneficial Interest





                 --------------------------------------------
                             PROSPECTUS SUPPLEMENT
                               December __, 1997
                 --------------------------------------------
                                LEHMAN BROTHERS




                            LEGG MASON WOOD WALKER
                                 INCORPORATED




                              MERRILL LYNCH & CO.



                             SALOMON SMITH BARNEY



                          WHEAT FIRST BUTCHER SINGER


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------